Exhibit 10.1

Certain information contained in this document has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential. Omitted portions are marked with “[***]” in this exhibit.

CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN)

dated as of April 29, 2022

by and among

TREACE MEDICAL CONCEPTS, INC.,

and any additional borrower that hereafter becomes party hereto, each as Borrower, and collectively as Borrowers,

and

MIDCAP FUNDING IV TRUST,

as Agent,

and

THE LENDERS

FROM TIME TO TIME PARTY HERETO

1

Table of Contents

i

CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN)

This CREDIT AND SECURITY AGREEMENT (REVOLVING LOAN) (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Agreement”) is dated as of April 29, 2022 by and among TREACE MEDICAL CONCEPTS, INC., a Delaware corporation (“Treace Medical”), and each additional borrower that may hereafter be added to this Agreement (each individually as a “Borrower”, and collectively with any entities that become party hereto as Borrower and each of their successors and permitted assigns, the “Borrowers”), MIDCAP FUNDING IV TRUST, a Delaware statutory trust, as Agent, and the financial institutions or other entities from time to time parties hereto, each as a Lender.

RECITALS

Borrowers have requested that Lenders make available to Borrowers the financing facilities as described herein. Lenders are willing to extend such credit to Borrowers under the terms and conditions herein set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrowers, Lenders and Agent agree as follows:

Article 1 - DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms have the following meanings:

“Acceleration Event” means the occurrence of an Event of Default (a) in respect of which Agent has declared all or any portion of the Obligations to be immediately due and payable pursuant to Section 10.2, (b) pursuant to Section 10.1(a), and in respect of which Agent has suspended or terminated the Revolving Loan Commitment pursuant to Section 10.2, and/or (c) pursuant to either Section 10.1(e) and/or Section 10.1(f).

“Account Debtor” means “account debtor”, as defined in Article 9 of the UCC, and any other obligor in respect of an Account.

“Accounts” means, collectively, (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “account” (as defined in the UCC), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise), any “health-care-insurance receivables” (as defined in the UCC), any “payment intangibles” (as defined in the UCC) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all accounts, “general intangibles” (as defined in the UCC), Intellectual Property, rights, remedies, Guarantees, “supporting obligations” (as defined in the UCC), “letter-of-credit rights” (as defined in the UCC) and security interests in respect of the foregoing, all rights of enforcement and collection, all books and records evidencing or related to the foregoing, and all rights under the Financing Documents in respect of the foregoing, (d) all information and data compiled or derived by any Borrower or to which any Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition (including through licensing) of all or substantially all of the assets of a Person, or of any business, line of business or division or other unit of operation of a Person, (b)

the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger or consolidation with such other Person, or otherwise causing any Person to become a Subsidiary of a Credit Party, (c) any merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any product, product line or Intellectual Property of or from any other Person (but in each case excluding in-bound licenses of, and purchases of, over-the-counter and other software that is commercially available to the public and open source licenses in the Ordinary Course of Business) or any assets constituting a business unit, line of business or division of such other Person.

“Additional Titled Agents” has the meaning set forth in Section 11.15.

“Additional Tranche” means an additional amount of Revolving Loan Commitment equal to $20,000,000.00 (it being acknowledged that multiple Additional Tranches are permitted pursuant to Section 2.1(c) in minimum amounts of $1,000,000 each for a total of up to $20,000,000.00).

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, (a) any Person that directly or indirectly controls such Person, (b) any Person which is controlled by or is under common control with such controlling Person, and (c) each of such Person’s (other than, with respect to any Lender, any Lender’s) officers or directors (or Persons functioning in substantially similar roles). As used in this definition, the term “control” of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Credit Agreement” means that certain Credit and Security Agreement (Term Loan) (as the same may be amended, restated, supplemented or otherwise modified from time to time), among the Affiliated Financing Agent, the lenders party thereto and Borrowers pursuant to which such Affiliated Financing Agent and lenders thereunder have extended a term credit facility to Borrowers.

“Affiliated Financing Agent” means the “Agent” under and as defined in the Affiliated Credit Agreement.

“Affiliated Financing Documents” means the “Financing Documents” as defined in the Affiliated Credit Agreement.

“Affiliated Intercreditor Agreement” means that certain Intercreditor Agreement dated as of the date hereof between Agent and the Affiliated Financing Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Affiliated Obligations” means all “Obligations”, as such term is defined in the Affiliated Financing Documents.

“Agent” means MCF, in its capacity as administrative agent for itself and for Lenders hereunder, as such capacity is established in, and subject to the provisions of, Article 11, and the successors and assigns of MCF in such capacity.

“Agreement for Purchase and Sale of Product” means that certain form of Agreement for Purchase and Sale of Product in substantially the form provided to Agent prior to the Closing Date and any updated version thereof adopted by Borrower from time to time in the Ordinary Course of Business that does not expand the customer’s product return rights.

“Anti-Terrorism Laws” means any Laws relating to terrorism or money laundering, including, without limitation, Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws or general or specific licenses administered by OFAC.

“Applicable Margin” means four percent (4.00%).

“Approved Fund” means any (a) investment company, fund, trust, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business, or (b) any Person (other than a natural person) which temporarily warehouses loans for any Lender or any entity described in the preceding clause (a) and that, with respect to each of the preceding clauses (a) and (b), is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender.

“Asset Disposition” means any sale, lease, license, transfer, assignment or other disposition (including by merger, allocation of assets (including allocation of assets to any series of a limited liability company), division, consolidation or amalgamation, but excluding dispositions resulting from any casualty or other damage to, any property or asset) by any Credit Party or any Subsidiary thereof of any asset of such Credit Party or such Subsidiary.

“Assignment Agreement” means an assignment agreement in substantially the form attached hereto as Exhibit G or such other form that is acceptable to Agent and, as applicable, Borrower Representative.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

“Base Rate” means a per annum rate of interest equal to the greater of (a) one percent (1.00%) per annum and (b) a per annum rate of interest equal to the rate of interest announced, from time to time, within Wells Fargo Bank, National Association (“Wells Fargo”) at its principal office in San Francisco as its “prime rate,” with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate; provided, however, that Agent may, upon prior written notice to Borrower, choose a reasonably comparable index or source to use as the basis for the Base Rate.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (b) owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar sanctions list or is named as a “listed person” or “listed entity” on other lists made under any Anti-Terrorism Law.

“Borrower” and “Borrowers” has the meaning set forth in the introductory paragraph hereto.

“Borrower Representative” means Treace Medical, in its capacity as Borrower Representative pursuant to the provisions of Section 2.9, or any successor Borrower Representative selected by Borrowers and approved by Agent.

“Borrower Unrestricted Cash” means, as of any date of determination, unrestricted cash and Cash Equivalents of the Borrowers that (a) are held in the name of a Borrower in a Deposit Account or Securities Account located in the United States that is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable, in favor of Agent and are otherwise subject to Agent’s first priority perfected security interest, (b) are not subject to any Lien (other than Permitted Liens), and (c) are not funds for the payment of a drawn or committed but unpaid draft, ACH or EFT transaction as of the applicable date of determination.

“Borrowing Base” means the sum of:

(a) the product of (i) eighty-five percent (85%) multiplied by (ii) the aggregate net amount at such time of the Eligible Accounts; plus

(b) the lesser of (i) sixty-five percent (65%) multiplied by the Orderly Liquidation Value of the Eligible Inventory (excluding, for the avoidance of doubt, Eligible Sales Rep Inventory), or (ii) sixty-five percent (65%) multiplied by the value of the Eligible Inventory (excluding, for the avoidance of doubt, Eligible Sales Rep Inventory), valued at the lower of average cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; plus

(c) the lesser of (i) fifty percent (50%) multiplied by the Orderly Liquidation Value of the Eligible Sales Rep Inventory, or (ii) fifty percent (50%) multiplied by the value of the Eligible Sales Rep Inventory, valued at the lower of average cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Inventory; minus

(d) the amount of any reserves and/or other adjustments provided for in this Agreement.

provided, that the Borrowing Base shall automatically be adjusted down, if necessary, such that the (i) aggregate availability from Eligible Sales Rep Inventory shall never exceed $2,000,000, and (ii) aggregate availability from Eligible Inventory and Eligible Sales Rep Inventory (collectively) shall never exceed $5,000,000.

“Borrowing Base Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit C hereto.

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in Washington, DC and New York City are authorized by law to close provided, however, that when used in the context of a SOFR Loan, the term “Business Day” shall also exclude any day that is not also a SOFR Business Day.

“Cap” means a rate of interest equal to 3.00% per annum.

“Capital Lease” of any Person means any lease of any property by such Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of such Person.

“Cash Equivalents” means, as of any date of determination, any of the following: (a) marketable securities (i) issued or directly and unconditionally guaranteed as to interest and principal by the United States government, or (ii) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one (1) year after such date; (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one (1) year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (c) commercial paper maturing no more than one (1) year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally; (d) certificates of deposit or bankers’ acceptances maturing within one (1) year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (e) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (b) above, (ii) has net assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C.A. § 9601 et seq., as the same may be amended from time to time.

“Change in Control” means an event or series of events by which: (a) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the combined voting power of all voting stock of Treace Medical on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right), (b) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding securities of each of its Subsidiaries (except as otherwise permitted by this Agreement), or (c) the occurrence of a “Change of Control”, “Fundamental Change”, “Change in Control” or terms of similar import under any loan agreement or other similar material agreement governing or relating to Material Debt of, or the certificate of incorporation or bylaws (or similar governing document) of, a Borrower.

“Closing Date” means the date of this Agreement.

“Closing Date Receivables Account” means that certain deposit account number [***] of Treace Medical at [***], which deposit account shall at all times (a) contain only amounts constituting the direct proceeds of Accounts and (b) be subject to a springing Deposit Account Control Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means all property, other than Excluded Property, now existing or hereafter acquired, mortgaged or pledged to, or purported to be subjected to a Lien in favor of, Agent, for the benefit of Agent and Lenders, pursuant to this Agreement and the Security Documents, including, without limitation, all of the property described in Schedule 9.1 hereto.

“Commitment Annex” means Annex A to this Agreement.

“Competitor” means, at any time of determination, any Person engaged in the same or substantially the same line of business as the Borrower and the other Credit Parties and such business accounts for all or substantially all the revenue or net income of such Person at the time of such determination.

“Compliance Certificate” means a certificate, duly executed by a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit B hereto.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement (as defined in Section 12.21), any technical, administrative or operational changes (including (a) changes to the definition of “Base Rate”, “Business Day”, “Interest Period”, “Reference Time” or other definitions, (b) the addition of concepts such as “interest period”, (c) changes to timing and/or frequency of determining rates, making interest payments, giving borrowing requests, prepayment, conversion or continuation notices, or length of lookback periods, (d) the applicability of Section 2.8 (Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality) and (e) other technical, administrative or operational matters) that Agent decides may be appropriate to reflect the adoption and implementation of Term SOFR or such Benchmark Replacement and to permit the administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides that adoption of any portion of such market practice is not administratively feasible or determines that no such market practice exists, in such other manner as Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Financing Documents).

“Consolidated Subsidiary” means, at any date, any Subsidiary the accounts of which would be consolidated with those of Treace Medical (or any other Person, as the context may require hereunder) in its consolidated financial statements if such statements were prepared as of such date.

“Contingent Obligation” means, with respect to any Person, any direct or indirect liability of such Person: (a) with respect to any Debt of another Person (a “Third Party Obligation”) if the purpose or intent of such Person incurring such liability, or the effect thereof, is to provide assurance to the obligee of such Third Party Obligation that such Third Party Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Third Party Obligation will be protected, in whole or in part, against loss with respect thereto; (b) with respect to any undrawn portion of any letter of credit issued for the account of such Person or as to which such Person is otherwise liable for the reimbursement of any drawing; (c) under any Swap Contract, to the extent not yet due and payable; (d) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (e) for any obligations of another Person pursuant to any Guarantee or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so Guaranteed or otherwise supported or, if not a fixed and determinable amount, the maximum amount so Guaranteed or otherwise supported.

“Controlled Group” means all members of a group of corporations and all members of a group of trades or businesses (whether or not incorporated) under common control which, together with the Credit Parties, are treated as a single employer under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA and, solely for purposes of Section 412 and 436 of the Code, Section 414(m) or (o) of the Code.

“Correction” means repair, modification, adjustment, relabeling, destruction or inspection (including patient monitoring) of a Product without its physical removal to some other location.

“Credit Card Cash Collateral Account” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Debt and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such Credit Card Cash Collateral Account(s) does not, at any time, exceed $1,500,000 in the aggregate.

“Credit Party” means each Borrower and each Guarantor and “Credit Parties” means all such Persons, collectively.

“Debt” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising and paid on a timely basis and in the Ordinary Course of Business (unless contested in good faith by appropriate proceedings and reserved for in accordance with GAAP), (d) all Capital Leases of such Person, (e) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, (f) all Disqualified Equity Interests, (g) all obligations secured by a Lien on any asset of such Person, whether or not such obligation is otherwise an obligation of such Person, (h) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature of such Person arising out of purchase and sale contracts (provided that the amount of such indebtedness shall be deemed to be the amount that is required to be reflected on the balance sheet of such Person in accordance with GAAP), (i) all Debt of others Guaranteed by such Person, and (j) monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing. Without duplication of any of the foregoing, Debt of Borrowers shall include any and all Loans.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions in effect from time to time.

“Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulted Lender” means any Lender (a) that has failed to make any Loan or other credit accommodation, disbursement, settlement or reimbursement required pursuant to the terms hereunder or under any other Financing Document or has failed to confirm its commitment to make such Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or such Financing Document (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Financing Documents) unless, prior to the expiration of such two (2) Business Day period, such Lender notifies Agent and Borrower Representative in writing that such failure to fund is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in writing) has not been satisfied, (b) that has given oral or written notice to Borrower Representative or Agent or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans, accommodations, disbursements or reimbursements hereunder or under any other Financing Document or under any other committed loan facility (provided that such Lender shall cease to be a Defaulted Lender with respect to this clause (b) upon delivery to Agent of a written rescission of such notice or announcement), or (c) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or similar Debtor Relief Laws of the United States, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or Federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulted Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by Agent that a Lender is a Defaulted Lender under any one or more of clauses (a) through (b) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulted Lender upon delivery of written notice of such determination to Borrower and each Lender.

“Defined Period” means for any given calendar quarter or date of determination, the immediately preceding twelve (12) month period ending on the last day of such calendar quarter or if such date of determination is not the last day of a calendar quarter, the twelve (12) month period immediately preceding any such date of determination.

“Deposit Account” means a “deposit account” (as defined in Article 9 of the UCC), an investment account, or other account in which funds are held or invested for credit to or for the benefit of any Credit Party.

“Deposit Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any Borrower and each financial institution in which such Borrower maintains a Deposit Account (which is not an Excluded Account), which agreement provides that such financial institution shall comply with instructions originated by Agent directing disposition of the funds in such Deposit Account without further consent by the applicable Borrower, including as to any such agreement pertaining to any Lockbox Account, providing that such financial institution shall wire, or otherwise transfer, in immediately available funds, on a daily basis to the Payment Account all funds received or deposited into such Lockbox or Lockbox Account.

“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest in such Person that within less than 91 days after the Termination Date, either by its terms (or by the terms of any security or any other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Permitted Debt or other Equity Interests in such Person or of Treace Medical that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part (other than solely for Permitted Debt or other Equity Interests in such Person or of Treace Medical that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), (c) provides for the scheduled payments of dividends or distributions in cash, or (d) is or becomes convertible into or exchangeable for Debt (other than Permitted Debt) or any other Equity Interest that would constitute Disqualified Equity Interests.

“Distribution” means as to any Person (a) any dividend or other distribution or payment (whether in cash, securities or other property) on, or in respect of, any Equity Interest in such Person (except those payable solely in its Equity Interests other than Disqualified Equity Interests), (b) any payment by such Person on account of (i) the purchase, redemption, retirement, defeasance, surrender, cancellation, termination or acquisition of any Equity Interests in such Person or any claim respecting the purchase or sale of any Equity Interest in such Person, or (ii) any option, warrant or other right to acquire any Equity Interests in such Person or (c) any management fees, salaries or other fees or compensation to any Person holding an Equity Interest in a Borrower or a Subsidiary of a Borrower (other than reasonable and customary (i) payments of salaries to individuals, (ii) directors fees, and (iii) advances and reimbursements to employees or directors, all in the Ordinary Course of Business), an Affiliate of a Borrower or an Affiliate of any Subsidiary of a Borrower.

“Dollars” or “$” means the lawful currency of the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” means, subject to the criteria below, an account receivable of a Borrower, which was generated in the Ordinary Course of Business, and originally in the name of a Borrower and not acquired via assignment or otherwise, and which Agent, in its Permitted Discretion, deems to be an Eligible Account. The net amount of an Eligible Account at any time shall be (a) the face amount of such Eligible Account as originally billed minus all cash collections and other proceeds of such Account received from or on behalf of the Account Debtor thereunder as of such date and any and all returns, rebates, discounts (which may, at Agent’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time, and (b) adjusted by applying percentages (known as “liquidity factors”) by payor and/or payor class based upon the applicable Borrower’s actual recent collection history for each such payor and/or payor class in a manner consistent with Agent’s underwriting practices and procedures. Such liquidity factors may be adjusted by Agent from time to time as warranted by Agent’s underwriting practices and procedures and using Agent’s Permitted Discretion. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(a) the Account remains unpaid more than one hundred and twenty (120) days past the invoice due date (but in no event more than (x) one hundred and fifty (150) days after the applicable invoice was issued, or (y) one hundred and eighty (180) days after the applicable goods or services have been rendered or delivered);

(b) the Account is subject to any asserted defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind (but only to the extent of such asserted defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment), or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(c) if the Account arises from the sale of goods, any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only to the extent that such goods have been so returned, rejected, lost or damaged);

(d) if the Account arises from the sale of goods, the sale was not an absolute, bona fide sale, or the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, or the sale was made subject to any other repurchase or return agreement (excluding any Agreement for Purchase and Sale of Product entered into in the Ordinary Course of Business), or the goods have not been shipped to the Account Debtor or its designee or the sale was not made in compliance with applicable Laws;

(e) if the Account arises from the performance of services, the services have not actually been performed or the services were undertaken in violation of any Law or the Account represents a progress billing for which services have not been fully and completely rendered;

(f) the Account is subject to a Lien (other than Liens in favor of Agent, Liens in favor of the Affiliated Financing Agent or Permitted Liens that have been expressly subordinated to the Liens of Agent or that arise solely by operation of law), or Agent does not have a first priority, perfected Lien on such Account;

(g) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment, unless such Chattel Paper or Instrument has been delivered to Agent;

(h) the Account Debtor is an Affiliate or Subsidiary of a Credit Party, or if the Account Debtor holds any Debt of a Credit Party;

(i) more than fifty percent (50%) (eighty percent (80%) in the case of the Accounts due from ### of the aggregate balance of all Accounts owing from the Account Debtor obligated on the Account are ineligible under subclause (a) above (in which case all Accounts from such Account Debtor shall be ineligible);

(j) the total unpaid Accounts of the Account Debtor obligated on the Account exceed thirty percent (30%) of the net amount of all Eligible Accounts owing from all Account Debtors (but only the amount of the Accounts of such Account Debtor exceeding such thirty percent (30%) limitation shall be considered ineligible);

(k) any covenant, representation or warranty contained in the Financing Documents with respect to such Account has been breached in any material respect (with respect to covenants) or is incorrect in any material respect (with respect to representations and warranties);

(l) the Account is unbilled or has not been invoiced to the Account Debtor substantially in accordance with the procedures and requirements of the applicable Account Debtor;

(m) the Account is an obligation of an Account Debtor that is the federal, state or local government or any political subdivision thereof, unless Agent has agreed to the contrary in writing and Agent has received from the Account Debtor the acknowledgement of Agent’s notice of assignment of such obligation pursuant to this Agreement and Borrowers have otherwise complied with applicable statutes or ordinances necessary for Agent or Lenders to enforce their rights and collect amounts due in respect of such Account;

(n) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist which could reasonably be expected to impair the validity, enforceability or collectability of such Account or reduce the amount payable or delay payment thereunder;

(o) the Account Debtor has its principal place of business or executive office outside the United States;

(p) the Account is payable in a currency other than United States dollars;

(q) the Account Debtor is an individual;

(r) the Borrower owning such Account has not delivered notices directing the Account Debtors to make payment to the applicable Lockbox Account or the Closing Date Receivables Account (in the case of the Account Debtors existing as of the Closing Date);

(s) the Account includes late charges or finance charges (but only such late charges or finance charges of the Account shall be ineligible);

(t) the Account arises out of the sale of any Inventory upon which any other Person holds, claims or asserts a Lien (other than Permitted Liens arising solely by operation of law, Liens in favor of Agent, Liens in favor of the Affiliated Financing Agent or Liens that have been expressly subordinated to the Liens of Agent); or

(u) the Account or Account Debtor fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by Agent; provided, however, that notwithstanding the foregoing, (x) so long as no Event of Default has occurred and is continuing, “Eligible Assignee” shall not include (i) any Credit Party or any of a Credit Party’s Subsidiaries, or (ii) any Competitor, and (y) no proposed assignee intending to assume all or any portion of the Revolving Loan Commitment shall be an

Eligible Assignee unless such proposed assignee either already holds a portion of such Revolving Loan Commitment, or has been approved as an Eligible Assignee by Agent.

“Eligible Inventory” means Inventory owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that Agent, in its Permitted Discretion, deems to be Eligible Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory if:

(a) such Inventory is not owned by a Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure such Borrower’s performance with respect to that Inventory) except for Liens in favor of Agent, Liens in favor of the Affiliated Financing Agent or other Permitted Liens arising by operation of law or that have been expressly subordinated to the Liens of Agent;

(b) such Inventory is (i) placed on consignment or (ii) is in transit;

(c) such Inventory is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except for Permitted Liens arising solely by operation of law and those in favor of Agent or the Affiliated Financing Agent;

(d) such Inventory is excess, obsolete, unsalable, shopworn, seconds, damaged, unfit for sale, unfit for further processing, is of substandard quality or is not of good and merchantable quality, free from any defects;

(e) such Inventory consists of marketing materials, display items or packing or shipping materials, manufacturing supplies or Work-In-Process;

(f) such Inventory is not subject to a first priority Lien in favor of Agent;

(g) such Inventory consists of goods that can be transported or sold only with licenses that are not readily available or of any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental law or any Governmental Authority applicable to Borrowers or their business, operations or assets;

(h) such Inventory is not covered by casualty insurance acceptable to Agent;

(i) any covenant, representation or warranty contained in the Financing Documents with respect to such Inventory has been breached in any material respect;

(j) such Inventory is located (i) outside of the continental United States, (ii) on premises where the aggregate amount of all Inventory (valued at cost) of Borrowers located thereon is less than $100,000, or (iii) at a third party manufacturer’s facility;

(k) such Inventory is located on premises with respect to which Agent has not received a landlord, warehouseman, bailee or mortgagee letter acceptable in form and substance to Agent unless Agent has established a Landlord Reserve with respect to such location;

(l) such Inventory consists of (A) discontinued items, (B) slow-moving or excess items held in inventory, or (C) used items held for resale;

(m) such Inventory does not consist of finished goods;

(n) such Inventory does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(o) such Inventory has an expiration date within the next thirty (30) days;

(p) such Inventory is held for rental or lease by or on behalf of Borrowers;

(q) such Inventory is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties, which agreement restricts the ability of Agent or any Lender to sell or otherwise dispose of such Inventory; or

(r) such Inventory fails to meet such other specifications and requirements which may from time to time be established by Agent in its Permitted Discretion and determined on the basis of borrowing base audits conducted by Agent in accordance with the terms of this Agreement. Agent and Borrowers agree that Inventory shall be subject to periodic appraisal by Agent and that valuation of Inventory shall be subject to adjustment pursuant to the results of such appraisal. Notwithstanding the foregoing, the valuation of Inventory shall be subject to any legal limitations on sale and transfer of such Inventory.

“Eligible Sales Rep Inventory” means Inventory that, as of any date of determination, is owned by a Borrower and acquired and dispensed by such Borrower in the Ordinary Course of Business that (a) consists of Inventory that is being held or transported for sale by sales representatives or other employees of Borrower in the United States, and (b) Agent, in its Permitted Discretion, deems to be Eligible Sales Rep Inventory. Without limiting the generality of the foregoing, no Inventory shall be Eligible Sales Rep Inventory unless such Inventory otherwise would be deemed eligible under the definition of "Eligible Inventory" except solely due to the requirements set forth in clause (b)(ii), (j)(ii) or (k) of the definition thereof.

“Environmental Laws” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, pertaining to the environment, natural resources, pollution, health (including any environmental clean-up statutes and all regulations adopted by any local, state, federal or other Governmental Authority, and any statute, ordinance, code, order, decree, law rule or regulation all of which pertain to or impose liability or standards of conduct concerning medical waste or medical products, equipment or supplies), safety or clean-up that apply to any Borrower and relate to Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Residential Lead-Based Paint Hazard Reduction Act (42 U.S.C. § 4851 et seq.), any analogous state or local laws, any amendments thereto, and the regulations promulgated pursuant to said laws, together with all amendments from time to time to any of the foregoing and judicial interpretations thereof.

“Equipment” means “equipment” as defined in Article 9 of the UCC.

“Equity Interests” means, with respect to any Person, all shares of capital stock, partnership interests, membership interests in a limited liability company or other ownership in participation or equivalent interests (however designated, whether voting or non-voting) of such Person’s equity capital

(including any warrants, options or other purchase rights with respect to the foregoing), whether now outstanding or issued after the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“ERISA Plan” means any “employee benefit plan”, as such term is defined in Section 3(3) of ERISA (other than a Multiemployer Plan), which any Credit Party or any Subsidiary maintains, sponsors or contributes to, or, in the case of an employee benefit plan which is subject to Section 412 of the Code or Title IV of ERISA, to which any Credit Party or any Subsidiary has any liability, including on account of any member of the Controlled Group, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five (5) years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

“Erroneous Payment” has the meaning specified therefor in Section 12.19.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 12.19.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 12.19.

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 12.19.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 10.1.

“Excluded Accounts” means (a) segregated Deposit Accounts into which there is deposited no funds other than those intended solely to cover wages and payroll for employees of a Credit Party for a period of service no longer than two weeks at any time (and related contributions to be made on behalf of such employees to health and benefit plans) plus balances for outstanding checks for wages and payroll from prior periods, (b) segregated Deposit Accounts constituting employee withholding accounts and contain only funds deducted from pay otherwise due to employees for services rendered to be applied toward the tax obligations of such employees, (c) segregated Deposit Accounts constituting trust, fiduciary and escrow accounts in which there is not maintained at any point in time funds on deposit greater than $1,000,000 in the aggregate for all such accounts, (d) segregated Deposit Accounts or Securities Accounts constituting Credit Card Cash Collateral Accounts or L/C Cash Collateral Accounts, and (e) Deposit Accounts or Securities Accounts holding cash or Cash Equivalents described in clause (q) of the definition Permitted Liens; provided that the accounts described in clauses (a) through (e) above shall be used solely for the purposes described in such clauses.

“Excluded Perfection Assets” means, collectively:

(a) any fee-owned real property (other than Material Real Property), and any leasehold interests in real property;

(b) motor vehicles, aircraft and other assets subject to certificates of title with an aggregate net book value (as reasonably determined by the Borrowers) of less than $1,000,000 in the aggregate (other than to the extent a security interest thereon can be perfected by the filing of a financing statement under the UCC);

(c) commercial tort claims where the amount of damages claimed by the applicable Credit Party is less than $1,000,000 in the aggregate for all such commercial tort claims;

(d) letter of credit rights with a value of less than $500,000 individually or $1,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement);

(e) electronic chattel paper with a value of less than $500,000 individually or $1,000,000 in the aggregate (other than to the extent consisting of a supporting obligation or that can be perfected by the filing of a UCC financing statement); and

(f) Excluded Accounts.

“Excluded Property” means, collectively:

(a) any lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement to which any Credit Party is a party or any of its rights or interests thereunder if and to the extent that the grant of such security interest shall constitute a result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Credit Party therein or (ii) result in a breach or termination pursuant to the terms of, or default under, any such lease, license, contract, permit, letter of credit, purchase money arrangement, instrument or agreement;

(b) any governmental licenses or state or local franchises, charters and authorizations, to the extent that Agent may not validly possess a security interest in any such license, franchise, charter or authorization under applicable Law;

(c) any asset which is subject to a purchase money Lien or Capital Lease permitted hereunder to the extent the granting of a security interest in such asset is prohibited pursuant to the terms of the contract governing such purchase money Lien or Capital Lease;

(d) any “intent-to-use” trademarks or service mark applications for which an amendment to allege use or statement of use has not been filed under 15 U.S.C. § 1051 Section 1(c) or Section 1(d), respectively or if filed, has not been deemed in conformance with 15 U.S.C. § 1051(a) or examined and accepted, respectively by the United States Patent and Trademark Office; and

(e) more than 65% the voting capital stock of any foreign Subsidiary to the extent that the grant of a security interest in excess of such percentage to secure the Obligations would cause material adverse tax consequences for such Borrower under the Code;

provided that (x) any such limitation described in the foregoing clauses (a) and (b) on the security interests granted hereunder shall apply only to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC or any other applicable Law (including Sections 9-406, 9-407 and 9-408 of the UCC)

or principles of equity, (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in such contract, agreement, permit, lease or license or in any applicable Law, to the extent sufficient to permit any such item to become Collateral hereunder, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such contract, agreement, permit, lease, license, franchise, authorization or asset shall be automatically and simultaneously granted hereunder and shall be included as Collateral hereunder, and (z) all rights to payment of money due or to become due pursuant to, and all products and Proceeds (and rights to the Proceeds) from the sale of, any Excluded Property shall be and at all times remain subject to the security interests created by this Agreement (unless such Proceeds would independently constitute Excluded Property).

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or any other recipient of any payment to be made by or on behalf of any obligation of the Credit Parties hereunder or the Obligations or required to be withheld or deducted from a payment to Agent, such Lender or such recipient (including any interest and penalties thereon): (a) Taxes to the extent imposed on or measured by Agent’s, any Lender’s or such recipient’s net income (however denominated), branch profits Taxes, and franchise Taxes and similar Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under which Agent, such Lender or such recipient is organized, has its principal office or conducts business with respect to entering into any of the Financing Documents or taking any action thereunder or (ii) that are Other Connection Taxes; (b) in the case of a Lender, United States withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Loans pursuant to a Law in effect on the date on which (i) such Lender becomes a party to this Agreement other than as a result of an assignment requested by a Credit Party under Section 2.8(i) or Section 11.17(c) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.8, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Revolving Loan Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to Agent’s, such Lender’s or such recipient’s failure to comply with Section 2.8(c); and (d) any U.S. federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future U.S. Treasury regulations or official interpretations thereof and any agreement entered into pursuant to the implementation of Section 1471(b)(1) of the Code, and any intergovernmental agreement, treaty or convention between the United States Internal Revenue Service, the U.S. Government and any governmental or taxation authority under any other jurisdiction implementing such sections of the Code.

“FDA” means the Food and Drug Administration of the United States of America, any comparable state or local Governmental Authority, any comparable Governmental Authority in any non-United States jurisdiction, and any successor agency of any of the foregoing.

“FDCA” means the Federal Food, Drug and Cosmetic Act, as amended, 21 U.S.C. Section 301 et seq., and all regulations promulgated thereunder.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the nearest whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided, however, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next preceding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Agent on such day on such transactions as determined by Agent in a commercially reasonable manner.

“Fee Letter” means each agreement between Agent and Borrower relating to fees payable to Agent and/or Lenders in connection with this Agreement.

“Financing Documents” means this Agreement, any Notes, the Security Documents, each Fee Letter, the Affiliated Intercreditor Agreement, each subordination or intercreditor agreement pursuant to which any Debt and/or any Liens securing such Debt are subordinated to all or any portion of the Obligations and all other documents, instruments and agreements related to the Obligations and heretofore executed, executed concurrently herewith or executed at any time and from time to time hereafter, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“Floor” means the rate per annum of interest equal to 1.00%.

“Foreign Lender” has the meaning set forth in Section 2.8(c)(i).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the United States accounting profession), which are applicable to the circumstances as of the date of determination.

“General Intangible” means any “general intangible” as defined in Article 9 of the UCC, and any personal property, including things in action, other than accounts, chattel paper, commercial tort claims, deposit accounts, documents, goods, instruments, investment property, letter-of-credit rights, letters of credit, money, and oil, gas or other minerals before extraction, but including payment intangibles and software.

“Good Manufacturing Practices” means current good manufacturing practices, as set forth in 21 C.F.R. Parts 210 and 211.

“Governmental Authority” means any nation or government, any state, local or other political subdivision thereof, and any agency, department or Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other Person owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing, whether domestic or foreign.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the Ordinary Course of Business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means, at any time of determination, any Credit Party that has executed or delivered any Guarantee of any portion of the Obligations.

“Hazardous Materials” means petroleum and petroleum products and compounds containing them, including gasoline, diesel fuel and oil; explosives, flammable materials; radioactive materials; polychlorinated biphenyls and compounds containing them; lead and lead-based paint; asbestos or asbestos-containing materials; underground or above-ground storage tanks, whether empty or containing any substance; any substance the presence of which is prohibited by any Environmental Laws; toxic mold, any substance that requires special handling; and any other material or substance now or in the future defined as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic pollutant,” “contaminant,” “pollutant” or other words of similar import within the meaning of any Environmental Law, including: (a) any “hazardous substance” defined as such in (or for purposes of) CERCLA, or any so-called “superfund” or “superlien” Law, including the judicial interpretation thereof; (b) any “pollutant or contaminant” as defined in 42 U.S.C.A. § 9601(33); (c) any material now defined as “hazardous waste” pursuant to 40 C.F.R. Part 260; (d) any petroleum or petroleum by-products, including crude oil or any fraction thereof; (e) natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel; (f) any “hazardous chemical” as defined pursuant to 29 C.F.R. Part 1910; (g) any toxic or harmful substances, wastes, materials, pollutants or contaminants (including, without limitation, asbestos, polychlorinated biphenyls, flammable explosives, radioactive materials, infectious substances, materials containing lead-based paint or raw materials which include hazardous constituents); and (h) any other toxic substance or contaminant that is subject to any Environmental Laws or other past or present requirement of any Governmental Authority.

“Hazardous Materials Contamination” means contamination (whether now existing or hereafter occurring) of the improvements, buildings, facilities, personalty, soil, groundwater, air or other elements on or of the relevant property by Hazardous Materials, or any derivatives thereof, or on or of any other property as a result of Hazardous Materials, or any derivatives thereof, generated on, emanating from or disposed of in connection with the relevant property.

“Healthcare Laws” means all applicable Laws relating to the procurement, development, provision, clinical and non-clinical evaluation or investigation, product approval or clearance, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, reimbursement, sale, labeling, advertising, promotion, or postmarket requirements of any medical device or other product (including, without limitation, any ingredient or component of, or accessory to, the foregoing products) subject to regulation under the FDCA or otherwise by FDA, and similar state or foreign laws, controlled substance laws, pharmacy laws, consumer product safety laws, Medicare, Medicaid, and all laws, policies, procedures, requirements and regulations pursuant to which Regulatory Required Permits are issued, in each case, as the same may be amended from time to time.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrowers or any other Credit Party under any Financing Documents and (b) to the extent not otherwise described in (a), Other Taxes.

“Instrument” means “instrument”, as defined in Article 9 of the UCC.

“Intellectual Property” means all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, know-how, operating manuals, trade secret rights, clinical and non-clinical data, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing.

“Interest Period” means any period commencing on the first day of a calendar month and ending on the last day of such calendar month.

“Inventory” means “inventory” as defined in Article 9 of the UCC.

“Investment” means, with respect to any Person, directly or indirectly, (a) to purchase or acquire any stock or stock equivalents, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (b) to make or otherwise consummate any Acquisition, or (c) make, purchase or hold any advance, loan, extension of credit or capital contribution to or in, or any other investment in, any Person. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto.

“IRS” has the meaning set forth in Section 2.8(c)(i).

“Joinder Requirements” has the meaning set forth in Section 4.11(c).

“Laws” means any and all federal, state, provincial, territorial, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, governmental agreements and governmental restrictions, whether now or hereafter in effect, which are applicable to any Credit Party in any particular circumstance. “Laws” includes, without limitation, Healthcare Laws and Environmental Laws.

“Landlord Reserve” means, as to each location at which a Borrower has Inventory or Equipment located and as to which a landlord access agreement, warehouseman, bailee, consignee or mortgagee letter or other collateral access agreement, in each case, in form and substance reasonably satisfactory to Agent has not been received by Agent, a reserve, as determined by Agent in an amount equal to the greater of (a) the number of months’ rent or similar payment for which the landlord, warehouseman, consignee, bailee or mortgagee will have, under applicable Law, a Lien in the Inventory of such Borrower to secure the payment of rent or other amounts under the lease or other applicable agreement relative to such location, or (b) 3 months’ rent under the lease or similar payment under such other applicable agreement, in each case, relating to such location.

“L/C Cash Collateral Accounts” means, collectively, each segregated Deposit Account from time to time identified to Agent in writing established by Borrower for the sole purpose of securing Borrower’s obligations under clause (h) of the definition Permitted Contingent Obligations and containing only such cash or Cash Equivalents that have been required to be pledged to secure such obligations of Borrower; provided, that the aggregate amount of cash or Cash Equivalents deposited in all such L/C Cash Collateral Account(s) does not, at any time, exceed $1,000,000 in the aggregate.

“Lender” means each of (a) MCF, in its capacity as a lender hereunder, (b) each other Person party hereto in its capacity as a lender hereunder, (c) each other Person that becomes a party hereto as Lender pursuant to Section 11.17, and (d) the respective successors of all of the foregoing, and “Lenders” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, in respect of such asset. For the purposes of this Agreement and the other Financing Documents, any Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of determination, the sum of (a) the Revolving Loan Availability plus (b) Borrower Unrestricted Cash.

“Liquidity Threshold” means, as of any date of determination (a) with respect to the calendar year of 2022, an amount equal to 90% of the aggregate outstanding principal amount of the Term Loans as of such date of determination, and (b) at all times thereafter an amount equal to 100% of the aggregate outstanding principal amount of the Term Loans as of such date of determination.

“Litigation” means any action, suit or proceeding before any court, mediator, arbitrator or Governmental Authority.

“Loan Account” has the meaning set forth in Section 2.6(b).

“Loan(s)” means the Revolving Loans.

“Lockbox” has the meaning set forth in Section 2.11.

“Lockbox Account” means a segregated account or segregated accounts maintained at the Lockbox Bank into which collections of Accounts are paid.

“Lockbox Bank” has the meaning set forth in Section 2.11.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U, or X of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” means with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, binding arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business or properties of the Credit Parties taken as a whole, (b) the rights and remedies of Agent or Lenders under any Financing Document, or the ability of any Credit Party to perform any of its obligations under any Financing Document to which it is a party, (c) the legality, validity or enforceability of any Financing Document, (d) the existence, perfection or priority of any security interest granted to Agent or the Lenders in any Financing Document, except solely as a result of any action or inaction of Agent or any Lender (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the Financing Documents), (e) the value of any material Collateral, or (f) a material impairment of the prospect of repayment of any portion of the Obligations when they become due.

“Material Contracts” means (a) the agreements listed on Schedule 3.17, and (b) any other agreement or contract to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Debt” has the meaning set forth in Section 10.1(d).

“Material Intangible Assets” means all of (a) Intellectual Property owned by the Credit Parties or their Subsidiaries and (b) license or sublicense agreements or other agreements with respect to rights in Intellectual Property not owned by a Credit Party or a Subsidiary thereof, in each case, that are material to the condition (financial or otherwise), business or operations of the Credit Parties and their Subsidiaries (taken as a whole) as determined by Agent in its reasonable discretion.

“Material Real Property” means any real property located in the United States that is owned in fee by any Credit Party with a fair market value (as reasonably determined by Agent) in excess of $1,000,000 individually or in the aggregate together with all other real property that is owned by the Credit Parties.

“Maturity Date” means April 1, 2027.

“Maximum Lawful Rate” has the meaning set forth in Section 2.7.

“MCF” means MidCap Funding IV Trust, a Delaware statutory trust, and its successors and assigns.

“Minimum Balance” means, at any time, an amount that equals the product of: (a) the average Borrowing Base (or, if less on any given day, the Revolving Loan Commitment) during the immediately preceding month multiplied by (b) the Minimum Balance Percentage for such month.

“Minimum Balance Fee” means a fee equal to (a) the positive amount, if any, of the sum of (i) the Minimum Balance minus (ii) the average end-of-day principal balance of Revolving Loans outstanding during the immediately preceding month (without giving effect to the clearance day calculations referenced above or in Section 2.2(a) multiplied by (b) the highest interest rate applicable to the Revolving Loans during such month (or, during the existence of an Event of Default, the default rate of interest set forth in Section 10.5(a)).

“Minimum Balance Percentage” means twenty percent (20.0%).

“Minimum Net Product Sales Threshold” means, for each Defined Period, the minimum amount set forth on Schedule 6.1 for such Defined Period.

“Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA to which any Borrower or any other member of the Controlled Group (or any Person who in the last five years was a member of the Controlled Group) is making or accruing an obligation to make contributions or has within the preceding five plan years (as determined on the applicable date of determination) made contributions.

“Net Product Sales” means, for any period, (a) the consolidated gross revenue of Borrowers and their Consolidated Subsidiaries generated solely through the commercial sale of Products (not including any Products that Borrowers or their Subsidiaries acquire by way of an Acquisition following the Closing Date) by Borrowers or their Consolidated Subsidiaries during such period, less (b)(i) trade, quantity and cash discounts allowed by Borrowers or their Consolidated Subsidiaries with respect to such Products, (ii) discounts, refunds, rebates, charge backs, retroactive price adjustments and any other allowances which effectively reduce net selling price of such Products, (iii) product returns and allowances with respect to such Products, (iv) allowances for shipping or other distribution expenses with respect to such Products, (iv) set-offs and counterclaims with respect to such Products, and (v) any other similar and customary deductions used by Borrower or their Consolidated Subsidiaries with respect to such Products in determining net revenues, all, in respect of (a) and (b), as determined in accordance with GAAP (as applicable) and in the Ordinary Course of Business.

“Notes” has the meaning set forth in Section 2.3.

“Notice of Borrowing” means a notice of a Responsible Officer of Borrower Representative, appropriately completed and substantially in the form of Exhibit D hereto.

“Obligations” means all obligations, liabilities and indebtedness (monetary (including, without limitation, the payment of interest and other amounts arising after the commencement of any case with respect to any Credit Party under the Bankruptcy Code or any similar statute which would accrue and become due but for the commencement of such case, whether or not such amounts are allowed or allowable in whole or in part in such case) or otherwise) of each Credit Party under this Agreement or any other Financing Document, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“Orderly Liquidation Value” means the net amount (after all costs of sale), expressed in terms of money, which Agent, in its Permitted Discretion, estimates can be realized from a sale, as of a specific date, given a reasonable period to find a purchaser(s), with the seller being compelled to sell on an as-is/where-is basis, as reflected in the most recent appraisal delivered hereunder.

“Ordinary Course of Business” means, in respect of any transaction involving any Credit Party or any Subsidiary, the ordinary course of such Credit Party’s or Subsidiary’s business and undertaken by such Person in accordance with past practices in good faith and not for purposes of evading any covenant or restriction in any Financing Document.

“Organizational Documents” means, with respect to any Person other than a natural person, the documents by which such Person was organized (such as a certificate of incorporation, articles of incorporation, certificate of limited partnership or articles of organization, and including, without limitation, any certificates of designation for preferred stock or other forms of preferred equity) and which relate to the internal governance of such Person (such as by-laws, a partnership agreement or an operating agreement, joint venture agreement, limited liability company agreement or members agreement), including any and all shareholder agreements or voting agreements relating to the capital stock or other Equity Interests of such Person.

“Other Connection Taxes” means taxes imposed as a result of a present or former connection between Agent or any Lender and the jurisdiction imposing such tax (other than connections arising from Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, engaged in any other transaction pursuant to or enforced any Financing Document, or sold or assigned an interest in any Loans or any Financing Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Financing Document, except any such taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.8(i)).

“Participant” has the meaning set forth in Section 11.17.

“Participant Register” has the meaning set forth in Section 11.17(a)(iii).

“Payment Account” means the account specified on the signature pages hereof into which all payments by or on behalf of each Borrower to Agent under the Financing Documents shall be made, or such other account as Agent shall from time to time specify by notice to Borrower Representative.

“Payment Recipient” has the meaning specified therefor in Section 12.19 of this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.

“Pension Plan” means any ERISA Plan that is subject to Section 412 of the Code or Title IV of ERISA.

“Perfection Certificate” means the Perfection Certificate delivered to Agent as of the Closing Date, together with any amendments thereto required under this Agreement.

“Permit” means all licenses, certificates, accreditations, product clearances or approvals, provider numbers or provider authorizations, supplier numbers, marketing authorizations, or medical device authorizations and approvals, other authorizations, franchises, qualifications, accreditations, registrations, permits, consents and approvals of a Credit Party issued or required under Laws applicable to the business of Borrowers or any of their Subsidiaries or necessary in the manufacturing, importing, exporting, possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Laws applicable to the business of Borrower or any of its Subsidiaries. Without limiting the generality of the foregoing, “Permit” includes any Regulatory Required Permit.

“Permitted Acquisition” means any Acquisition by a Borrower, in each case, to the extent that each of the following conditions shall have been satisfied:

(a) the Borrower Representative shall have delivered to Agent at least ten (10) Business Days (or such shorter period as may be agreed by Agent) prior to the closing of the proposed Acquisition: (i) a description of the proposed Acquisition; (ii) to the extent available in the case of an Acquisition for cash consideration in excess of $2,500,000, a due diligence package (including, to the extent available, a quality of earnings report); and (iii) copies of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (or substantially final drafts thereof), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, and, to the extent required to be completed prior to the closing of such Acquisition under the related acquisition agreement and reasonably requested by Agent, all material regulatory and third party approvals and copies of any environmental assessments, if applicable;

(b) the Credit Parties (including any new Subsidiary to the extent required by Section 4.11) shall execute and deliver the agreements, instruments and other documents to the extent required the terms of this Agreement, including, without limitation, by Section 4.11 hereof, including such agreements, instruments and other documents necessary to ensure that Agent receives a first priority perfected Lien in all entities and assets acquired in connection with the Acquisition to the extent required by this Agreement;

(c) at the time of such Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing;

(d) the Acquisition would not result in a Change in Control and each Borrower remains a surviving legal entity after such Acquisition;

(e) with respect to any Acquisition involving an in-license to a Credit Party, all such in-licenses or agreements related thereto shall constitute “Collateral”;

(f) all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with applicable Laws;

(g) the assets acquired in such Acquisition are for use in the same, similar, related or complementary lines of business as the Credit Parties are currently engaged or a similar, related or complementary line of business reasonably related, ancillary or supplemental thereto or incidental thereto or reasonably expansive thereof;

(h) if required, such Acquisition shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;

(i) no Debt or Liens are assumed or created (other than Permitted Liens and Permitted Debt) in connection with such Acquisition;

(j) Agent shall have received a certificate of a Responsible Officer of the Borrower Representative demonstrating, on a pro forma basis after giving effect to the consummation of such Acquisition, that Credit Parties are in compliance with the financial covenants set forth in Article 6 hereof;

(k) unless Agent shall otherwise consent in writing (in its sole discretion), (x) if the Acquisition is an equity purchase or merger, the target and its Subsidiaries must have as their jurisdiction of formation a state within the United States or the District of Columbia, and (y) if the Acquisition is an asset purchase, not less than 90% of the fair market value of all of the assets so acquired shall be located within (or in the case of Registered Intellectual Property, registered in) the United States;

(l) the consideration payable by the Credit Parties and their Subsidiaries in connection with such Acquisition shall consist solely of (x) noncash Equity Interests (other than Disqualified Equity Interest) in Treace Medical and/or (y) cash and Cash Equivalents not to exceed in the aggregate the cap set forth in clause (m) below;

(m) the sum of all cash amounts (including any Cash Equivalents but excluding the cash proceeds received from any substantially contemporaneous issuance of common Equity Interests of Treace Medical) paid or payable in connection with all Permitted Acquisitions (including all Debt, liabilities and Contingent Obligations (in each case to the extent otherwise permitted hereunder) incurred or assumed and the maximum amount of any earn-out or comparable payment obligation in connection therewith, regardless of when due or payable and whether or not reflected on a consolidated balance sheet of Borrowers), shall not exceed $20,000,000 in the aggregate during the term of this Agreement;

(n) (i) to the extent that, after giving pro forma effect to the payment of all cash consideration in connection with such Acquisition, Liquidity would be below the applicable Liquidity Threshold, then the most recent Compliance Certificate delivered (or required to be delivered) by Borrowers pursuant to Section 4.1(h) hereof with respect to the last month of a calendar quarter prior to the consummation of Acquisition demonstrates to Agent’s satisfaction that the Net Product Sales for the Defined Period ending on the last day of the applicable calendar quarter for which such Compliance Certificate is delivered is greater than or equal to Minimum Net Product Sales Threshold for such Defined Period, and (ii) with respect to any Acquisition involving cash consideration in excess of $10,000,000, the most recent Compliance Certificate delivered (or required to be delivered) by Borrowers pursuant to Section 4.1(h) hereof with respect to the last month of a calendar quarter prior to the consummation of Acquisition demonstrates to Agent’s satisfaction that the Net Product Sales for the Defined Period ending on the last day of the applicable calendar quarter for which such Compliance Certificate is delivered is greater than or equal to Minimum Net Product Sales Threshold for such Defined Period; and

(o) Agent has received, prior to the consummation of such Acquisition, updated financial projections, in form and substance reasonably satisfactory to Agent, for the immediately succeeding twelve (12) months following the proposed consummation of the Acquisition beginning with the month during which the Acquisition is to be consummated.

Notwithstanding the foregoing, no Accounts or Inventory acquired by a Credit Party in a Permitted Acquisition shall be included as Eligible Accounts or Eligible Inventory until a field examination (and, if required by Agent, an Inventory appraisal) with respect thereto has been completed to the reasonable satisfaction of Agent, including the establishment of reserves required in Agent’s Permitted Discretion; provided that field examinations and appraisals in connection with Permitted Acquisitions shall not count against the limited number of field examinations or appraisals for which expense reimbursement may be sought.

“Permitted Asset Dispositions” means the following Asset Dispositions:

(a) dispositions of Inventory in the Ordinary Course of Business and not pursuant to any bulk sale;

(b) dispositions of furniture, fixtures and Equipment in the Ordinary Course of Business that the applicable Credit Party or Subsidiary determines, in good faith, is surplus, obsolete, worn out or that is no longer used or useful in the business of such Credit Party and its Subsidiaries;

(c) expiration, forfeiture, invalidation, cancellation, abandonment or lapse of Intellectual Property (other than Material Intangible Assets) that is, in the reasonable good faith judgment of a Credit Party, no longer useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(d) the granting of Permitted Licenses and the use of cash and Cash Equivalents to make Permitted Investments;

(e) (i) Asset Dispositions by any Credit Party to any other Credit Party, (ii) Asset Dispositions by any non-Credit Party Subsidiary to a Borrower or another Credit Party, and (iii) Asset Disposition from any non-Credit Party Subsidiary to any other non-Credit Party Subsidiary;

(f) sales, forgiveness or discounting, on a non-recourse basis and in the Ordinary Course of Business, of past due Accounts (other than Eligible Accounts included in the Borrowing Base) in connection with the settlement of delinquent Accounts or in connection with the bankruptcy or reorganization of suppliers or customers in accordance with the applicable terms of this Agreement;

(g) to the extent constituting an Asset Disposition, the granting of Permitted Liens;

(h) dispositions consisting of the use or payment of cash or Cash Equivalents in the Ordinary Course of Business for equivalent value and in a manner that is not prohibited by the terms of this Agreement or the other Financing Documents; and

(i) dispositions of tangible personal property (and not, for the avoidance of doubt, any Intellectual Property or other general intangibles) so long as (i) the assets subject to such Asset Dispositions are sold for fair value, as determined by the Borrowers in good faith, (ii) at least 75% of the consideration therefor is cash or Cash Equivalents, (iii) the aggregate amount of such Asset Dispositions in any twelve (12) month period does not exceed $1,000,000, and (iv) no Event of Default has occurred and is continuing or would result from the making of such disposition.

“Permitted Contest” means, with respect to any tax obligation or other obligation allegedly or potentially owing from any Credit Party or its Subsidiary to any governmental tax authority or other third party, a contest maintained in good faith by appropriate proceedings promptly instituted and diligently conducted and with respect to which such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made on the books and records and financial statements of the applicable Credit Party(ies); provided, however, that (a) compliance with the obligation that is the subject of such contest is effectively stayed during such challenge; (b) Credit Parties’ and their Subsidiaries’ title to, and its right to use, the Collateral is not adversely affected thereby and Agent’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby; (c) the Collateral or any part thereof or any interest therein shall not be in any danger of being sold, forfeited or lost by reason of such contest by Credit Parties or their Subsidiaries; and (d) upon a final determination of such contest, Credit Parties and their Subsidiaries shall promptly comply with the requirements thereof.

“Permitted Contingent Obligations” means

(a) Contingent Obligations arising in respect of the Debt under the Financing Documents or the Affiliated Financing Documents;

(b) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business;

(c) Contingent Obligations outstanding on the Closing Date and set forth on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than a Permitted Refinancing);

(d) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed $1,000,000 in the aggregate at any time outstanding;

(e) Contingent Obligations arising under indemnity agreements with title insurers to cause such title insurers to issue to Agent mortgagee title insurance policies;

(f) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under Section 5.6 or in connection with any other commercial agreement entered into by a Borrower or a Subsidiary thereof in the Ordinary Course of Business;

(g) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Contingent Obligations existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or a Subsidiary thereof in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(h) Contingent Obligations existing or arising in connection with any letter of credit for the primary purpose of securing a lease of real property in the Ordinary Course of Business, provided that the aggregate amount of all such letter of credit reimbursement obligations does not at any time exceed $1,000,000 outstanding; and

(i) other Contingent Obligations not permitted by clauses (a) through (h) above, not to exceed $1,000,000 in the aggregate at any time outstanding.

“Permitted Debt” means:

(a) Borrowers’ and its Subsidiaries’ Debt to Agent and each Lender under this Agreement and the other Financing Documents;

(b) Debt incurred as a result of endorsing negotiable instruments received in the Ordinary Course of Business;

(c) purchase money Debt and Capital Leases not to exceed $2,000,000 in the aggregate at any time (whether in the form of a loan or a lease) used solely to acquire Equipment and secured only by such Equipment and any Permitted Refinancing thereof;

(d) Debt existing on the date of this Agreement and described on Schedule 5.1 (but not including any refinancings, extensions, increases or amendments to such Debt other than any Permitted Refinancing thereof);

(e) so long as there exists no Event of Default both immediately before and immediately after giving effect to any such transaction, Debt existing or arising under any Swap Contract, provided, however, that such obligations are (or were) entered into by Borrower or an Affiliate in the Ordinary Course of Business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person and not for purposes of speculation;

(f) Debt owed to any Person providing property, casualty, liability, or other insurance to the Credit Parties, including to finance insurance premiums, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the policy year in which such Debt is incurred and such Debt is outstanding only during such policy year;

(g) Debt consisting of unsecured intercompany loans and advances incurred by (1) Credit Party owing to any other Credit Agreement, (2) any non-Credit Party Subsidiary owing to any other non-Credit Party Subsidiary, or (3) any non-Credit Party Subsidiary owing to any Credit Party so long as such Debt constitutes a Permitted Investment of the applicable

Credit Party and, in each case; provided that any such Debt owed by a Credit Party shall, at the request of Agent, be subordinated to the payment in full of the Obligations pursuant to documentation in form and substance reasonably satisfactory to Agent;

(h) Debt secured solely by cash collateral held in a Credit Card Cash Collateral Account, in an aggregate amount not to exceed $1,500,000 at any time outstanding, in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”) or other similar cash management or merchant services, in each case, incurred in the Ordinary Course of Business;

(i) Debt of the Credit Parties incurred under the Affiliated Financing Documents;

(j) to the extent also constituting Permitted Debt (without duplication), Permitted Contingent Obligations;

(k) Subordinated Debt;

(l) Debt in respect of netting services, overdraft protections and other like services, in each case incurred in the Ordinary Course of Business;

(m) unsecured Debt incurred in respect of corporate credit cards or credit processing services or other bank product obligations, in each cash, incurred in the Ordinary Course of Business in an aggregate amount not to exceed $1,500,000 outstanding at any time; and

(n) other unsecured Debt not to exceed $2,500,000 in the aggregate at any time at any time outstanding.

“Permitted Discretion” mean a determination made in good faith and in the exercise (from the perspective of a secured asset-based lender) of reasonable business judgment.

“Permitted Distributions” means the following Distributions: (a) Distributions by any Subsidiary of a Credit Party to its direct parent; (b) dividends payable solely in Equity Interests (other than Disqualified Equity Interests) so long as such dividends do not result in a Change in Control; (c) repurchases of stock of current or former employees, directors or consultants pursuant to stock purchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided, however, that such repurchase does not exceed $1,000,000 in the aggregate per fiscal year, (d) distributions of Equity Interests (other than Disqualified Equity Interests) upon the conversion or exchange of Equity Interests (including options and warrants) or Subordinated Debt (and payments in respect of fractional shares), (e) payments in lieu of fractional shares of equity securities arising out of stock dividends, splits, combinations or conversions; and (f) Distributions in connection with the retention of Equity Interests in payment of withholding taxes in connection with equity-based compensation plans in an aggregate amount not to exceed $1,000,000 in any fiscal year.

“Permitted Investments” means:

(a) Investments shown on Schedule 5.7 and existing on the Closing Date;

(b) to the extent constituting an Investment, the holding by a Person of cash and Cash Equivalents owned by such Person;

(c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the Ordinary Course of Business;

(d) Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the Ordinary Course of Business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrowers or their Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrowers’ Board of Directors (or other governing body), but the aggregate of all such loans and advances outstanding pursuant to this clause (d) may not exceed $1,000,000 at any time and (iii) non-cash loans to employees, officers, directors or consultants for the purchase of Equity Interests of Treace Medical in an aggregate amount not to exceed $1,000,000 at any time outstanding;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the Ordinary Course of Business;

(f) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the Ordinary Course of Business, provided, however, that this clause (f) shall not apply to Investments of any Credit Party in any Subsidiary;

(g) operating Deposit Accounts with banks;

(h) Investments by any Borrower in (1) any other Borrower, or (2) any other Credit Party organized under the laws of the United States or any State thereof that has provided a Guarantee of the Obligations of the Borrowers which Guarantee is secured by a Lien granted by such Subsidiary to Agent in all or substantially all of its property of the type described in Schedule 9.1 hereto and otherwise made in compliance with Section 4.11(c);

(i) the granting of Permitted Licenses;

(j) Investments constituting Permitted Acquisitions;

(k) Investments consisting of security deposits with utilities and other like Persons made in the Ordinary Course of Business; and

(l) so long as no Event of Default exists at the time of such Investment or after giving effect to such Investment, other Investments of cash and Cash Equivalents in an amount not exceeding One Million Dollars ($1,000,000) in the aggregate at any time outstanding.

“Permitted License” means any non-exclusive license or sublicense of rights to discrete Intellectual Property of Borrower or its Subsidiaries so long as all such licenses or sublicenses (i) are granted in the Ordinary Course of Business, (ii) do not result in a legal transfer of title to the licensed property, and (iii) have been granted in exchange for fair consideration on commercially reasonable terms; provided that no such licenses may be granted if an Event of Default has occurred and is continuing or would result from the granting thereof.

“Permitted Liens” means:

(a) deposits or pledges of cash arising in the Ordinary Course of Business to secure obligations under workmen’s compensation, social security or similar laws, or under unemployment insurance (but excluding Liens arising under ERISA or, with respect to any Pension Plan or Multiemployer Plan, the Code) pertaining to a Borrower’s or its Subsidiary’s employees, if any;

(b) deposits or pledges of cash and Cash Equivalents in the Ordinary Course of Business to secure, without duplication, (i) leases and other obligations of like nature arising in the Ordinary Course of Business and (ii) Permitted Contingent Obligations described in clause (h) of the definition thereof;

(c) carrier’s, warehousemen’s, mechanic’s, workmen’s, landlord’s, materialmen’s or other like Liens on Collateral arising in the Ordinary Course of Business with respect to obligations which are not due, or which are being contested pursuant to a Permitted Contest;

(d) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or the subject of a Permitted Contest;

(e) attachments, stay or appeal bonds, judgments and other similar Liens for sums not exceeding $1,000,000 in the aggregate and arising in connection with court proceedings that do not constitute an Event of Default; provided, however, that the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are the subject of a Permitted Contest;

(f) Liens with respect to real estate, easements, rights of way, restrictions, minor defects or irregularities of title, none of which, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Security Documents, materially affect the value or marketability of the Collateral, impair the use or operation of the Collateral for the use currently being made thereof or impair Borrowers’ ability to pay the Obligations in a timely manner or impair the use of the Collateral or the ordinary conduct of the business of any Borrower or any Subsidiary and which, in the case of any real estate that is part of the Collateral, are set forth as exceptions to or subordinate matters in the title insurance policy accepted by Agent insuring the lien of the Security Documents;

(g) Liens and encumbrances in favor of Agent under the Financing Documents;

(h) Liens, other than on Collateral that is part of the Borrowing Base, existing on the date hereof and set forth on Schedule 5.2 on the Closing Date and Liens granted in a Permitted Refinancing of the obligations or liabilities secured by such Liens;

(i) any Lien on any Equipment securing Debt permitted under clause (c) of the definition of Permitted Debt, provided, however, that such Lien attaches concurrently with or within thirty (30) days after the acquisition thereof and Liens incurred in a Permitted Refinancing of such Debt secured by such Liens;

(j) Liens that are rights of set-off, bankers’ liens or similar non-consensual Liens relating to Deposit Accounts or Securities Accounts in favor of banks, other depositary institutions and securities intermediaries solely to secure payment of fees and similar costs and expenses and arising in the Ordinary Course of Business;

(k) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into the Ordinary Course of Business;

(l) Liens granted in the Ordinary Course of Business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted clause (f) of the definition of Permitted Debt;

(m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(n) Leases or subleases of real property granted in the Ordinary Course of Business;

(o) Liens solely in respect of the Credit Card Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Debt;

(p) Liens solely in respect of the L/C Cash Collateral Accounts and amounts deposited therein to the extent securing obligations permitted pursuant to clause (h) of the definition of Permitted Contingent Obligations;

(q) Liens, deposits and pledges encumbering cash, Cash Equivalents with a value not to exceed $1,000,000 in the aggregate at any time, to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, indemnity, performance or other similar bonds or other similar obligations arising in the Ordinary Course of Business;

(r) Liens and encumbrances in favor of the holders of the Affiliated Financing Documents;

(s) to the extent constituting a Lien, the granting of a Permitted License;

(t) Liens (other than Liens arising under ERISA or Liens to secure obligations in respect of Debt for borrowed money) not otherwise permitted pursuant to clauses (a)-(s), which secure obligations permitted under this Agreement not exceeding $1,000,000 in the aggregate at any one time outstanding.

“Permitted Modifications” means (a) such amendments or other modifications to a Borrower’s or Subsidiary’s Organizational Documents as are required under this Agreement or by applicable Law, and (b) such amendments or modifications to a Borrower’s or Subsidiary’s Organizational Documents (other than those involving a change in the name of a Borrower or Subsidiary or involving a reorganization of a Borrower or Subsidiary under the laws of a different jurisdiction) that would not adversely affect the rights and interests of Agent or Lenders in any material respect.

“Permitted Refinancing” means Debt constituting a refinancing, extension or renewal of Debt; provided that the refinanced, extended, or renewed Debt (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Debt being refinanced or extended (plus any reasonable and customary interest, fees, premiums and costs and expenses) (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Debt being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Debt being refinanced or extended,

(e) the obligors of which are the same as the obligors of the Debt being refinanced or extended, (f) is otherwise on terms no less favorable to Credit Parties and their Subsidiaries, taken as a whole, than those of the Debt being refinanced or extended, and (g) no Event of Default has occurred and is continuing at the time such refinancing, extension or renewal occurs or would result therefrom.

“Person” means any natural person, corporation, limited liability company, professional association, limited partnership, general partnership, joint stock company, joint venture, association, company, trust, bank, trust company, land trust, business trust or other organization, whether or not a legal entity, and any Governmental Authority.

“Pro Rata Share” means (a) with respect to a Lender’s obligation to make Revolving Loans, the Revolving Loan Commitment Percentage of such Lender, (b) with respect to a Lender’s right to receive payments of principal and interest with respect to Revolving Loans, such Lender’s Revolving Loan Exposure with respect thereto; and (c) for all other purposes (including, without limitation, the indemnification obligations arising under Section 11.6) with respect to any Lender, the percentage obtained by dividing (i) the Revolving Loan Commitment Amount of such Lender (or, in the event the Revolving Loan Commitment shall have been terminated, such Lender’s then existing Revolving Loan Outstandings), by (ii) the sum of the Revolving Loan Commitment (or, in the event the Revolving Loan Commitment shall have been terminated, the then existing Revolving Loan Outstandings) of all Lenders.

“Procedure” means medical procedures and related products used for corrective alignment via repositioning of the bone or bones causing a bunion deformity in a subject.

“Proceeds” means “proceeds” (as defined in Article 9 of the UCC).

“Products” means, from time to time, any products currently manufactured, sold, developed, tested, marketed or acquired by any Borrower or any of its Subsidiaries.

“Protective Advance” means all sums expended by Agent in accordance with the provisions of Section 10.4 to (a) protect the priority, validity and enforceability of any lien on, and security interests in, any Collateral and the instruments evidencing and securing the Obligations, (b) prevent the value of any Collateral from being diminished, or (c) protect any of the Collateral from being materially damaged, impaired, mismanaged or taken.

“Recall” means a Person’s Removal or Correction of a marketed Product that the FDA considers to be in violation of the laws it administers and against which the FDA would initiate legal action, e.g., seizure.

“Reference Time” means approximately a time substantially consistent with market practice two (2) SOFR Business Days prior to the first day of each calendar month. If by 5:00 pm (New York City time) on any interest lookback day, Term SOFR in respect of such interest lookback day has not been published on the SOFR Administrator’s Website, then Term SOFR for such interest lookback day will be Term SOFR as published in respect of the first preceding SOFR Business Day for which Term SOFR was published on the SOFR Administrator’s Website; provided that such first preceding SOFR Business Day is not more than three (3) SOFR Business Days prior to such interest lookback day.

“Register” has the meaning set forth in Section 11.17(a)(iii).

“Registered Intellectual Property” means any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing.

“Regulatory Reporting Event” has the meaning set forth in Section 4.1.

“Regulatory Required Permit” means any and all licenses, approvals and permits issued by the FDA, any other applicable Governmental Authority, necessary for (a) the testing, manufacture, marketing or sale of any Product by any applicable Credit Party or its Subsidiaries as such activities are being conducted by such Credit Party and its Subsidiaries with respect to such Product at such time, and those issued by State governments or foreign governments for the conduct of any Credit Party’s or any Subsidiary’s business or (b) the operation by any applicable Credit Party or its subsidiaries of any manufacturing facility or other similar operation.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Removal” means the physical removal of a product from its point of use to some other location for repair, modification, adjustment, relabeling, destruction, or inspection.

“Required Lenders” means at any time Lenders holding (a) fifty-one percent (51%) or more of the sum of the Revolving Loan Commitment (taken as a whole), or (b) if the Revolving Loan Commitments have been terminated or expired, fifty-one percent (51%) or more of the then aggregate outstanding principal balance of the Loans.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means any of the President, Chief Executive Officer, Chief Financial Officer or any other officer of the applicable Borrower requested by the Borrower and acceptable to Agent.

“Revolving Lender” means each Lender having a Revolving Loan Commitment Amount in excess of Zero Dollars ($0) (or, in the event the Revolving Loan Commitment shall have been terminated at any time, each Lender at such time having Revolving Loan Outstandings in excess of Zero Dollars ($0)).

“Revolving Loan Availability” means, at any time, the Revolving Loan Limit minus the Revolving Loan Outstandings.

“Revolving Loan Commitment” means, as of any date of determination, the aggregate Revolving Loan Commitment Amounts of all Lenders as of such date.

“Revolving Loan Commitment Amount” means, as to any Lender, the dollar amount set forth opposite such Lender’s name on the Commitment Annex under the column "Revolving Loan Commitment Amount" (if such Lender’s name is not so set forth thereon, then the dollar amount on the Commitment Annex for the Revolving Loan Commitment Amount for such Lender shall be deemed to be $0), as such amount may be adjusted from time to time by (a) any amounts assigned (with respect to such Lender’s portion of Revolving Loans outstanding and its commitment to make Revolving Loans) pursuant to the terms of any and all effective assignment agreements to which such Lender is a party, and (b) any Additional Tranche(s) activated by Borrowers. For the avoidance of doubt, the aggregate Revolving Loan Commitment Amount of all Lenders on the Closing Date is $30,000,000.00 and if the Additional Tranche is fully activated by Borrowers pursuant to the terms of the Agreement such amount shall increase to $50,000,000.

“Revolving Loan Commitment Percentage” means, as to any Lender, (a) on the Closing Date, the percentage set forth opposite such Lender’s name on the Commitment Annex under the column “Revolving Loan Commitment Percentage” (if such Lender’s name is not so set forth thereon, then, on the Closing Date, such percentage for such Lender shall be deemed to be zero), and (b) on any date following the Closing Date, the percentage equal to the Revolving Loan Commitment Amount of such Lender on such date divided by the Revolving Loan Commitment on such date.

“Revolving Loan Exposure” means, with respect to any Lender on any date of determination, the percentage equal to the amount of such Lender’s Revolving Loan Outstandings on such date divided by the aggregate Revolving Loan Outstandings of all Lenders on such date.

“Revolving Loan Limit” means, at any time, the lesser of (a) the Revolving Loan Commitment and (b) the Borrowing Base.

“Revolving Loan Outstandings” means, at any time of calculation, without duplication, (a) the then existing aggregate outstanding principal amount of Revolving Loans, and (b) when used with reference to any single Lender, the then existing outstanding principal amount of Revolving Loans advanced by such Lender.

“Revolving Loan Static Balance” means, as of any date of determination, an amount equal to the lesser of (a) an amount equal to 50% of the Revolving Loan Commitment and (b) an amount equal to 50% of the Borrowing Base, as determined by Agent, in its Permitted Discretion, based on the Borrowing Base Certificate most recently delivered to Agent prior to such date of determination; provided that upon the occurrence of a Default or Event of Default, the Revolving Loan Static Balance shall be automatically reduced to zero Dollars ($0) and shall remain at such level until Agent has provided Borrower Representative with notice that such Default or Event of Default is no longer continuing.

“Revolving Loans” has the meaning set forth in Section 2.1(b).

“SEC” means the United States Securities and Exchange Commission.

“Securities Account” means a “securities account” (as defined in Article 9 of the UCC), an investment account, or other account in which investment property or securities are held or invested for credit to or for the benefit of any Borrower.

“Securities Account Control Agreement” means an agreement, in form and substance reasonably satisfactory to Agent, among Agent, any applicable Borrower and each securities intermediary in which such Borrower maintains a Securities Account pursuant to which Agent shall obtain “control” (as defined in Article 9 of the UCC) over such Securities Account.

“Security Document” means this Agreement and each other agreement, document or instrument executed concurrently herewith or at any time hereafter pursuant to which one or more Credit Parties or any other Person either (a) Guarantees payment or performance of all or any portion of the Obligations, and/or (b) provides, as security for all or any portion of the Obligations, a Lien on any of its assets in favor of Agent for its own benefit and the benefit of the Lenders, as any or all of the same may be amended, supplemented, restated or otherwise modified from time to time.

“SOFR” means, with respect to any SOFR Business Day, a rate per annum equal to the secured overnight financing rate for such SOFR Business Day.

“SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of Term SOFR selected by Agent in its reasonable discretion).

“SOFR Administrator’s Website” means the website of the SOFR Administrator, currently at https://www.cmegroup.com/market-data/cme-group-benchmark-administration/term-sofr.html, or any successor source for Term SOFR identified by the SOFR Administrator from time to time.

“SOFR Business Day” means any day other than a Saturday or Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“SOFR Interest Rate” means, with respect to each day during which interest accrues on a Loan, the rate per annum (expressed as a percentage) equal to (a) Term SOFR for the applicable Interest Period for such day; or (b) if the then-current Benchmark has been replaced with a Benchmark Replacement pursuant to Section 12.21, such Benchmark Replacement for such day. Notwithstanding the foregoing, the SOFR Interest Rate shall not at any time be less than the Floor or greater than the Cap.

“SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR.

“Solvent” means, with respect to any Person, that such Person (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its debts and liabilities (including subordinated and Contingent Obligations), and (ii) greater than the amount that will be required to pay the probable liabilities of its then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted or after giving effect to any contemplated transaction; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

“Stated Rate” has the meaning set forth in Section 2.7.

“Subordinated Debt” means any Debt of Borrowers incurred pursuant to the terms of the Subordinated Debt Documents and with the prior written consent of Agent, all of which documents must be in form and substance acceptable to Agent in its sole discretion. As of the Closing Date, there is no Subordinated Debt.

“Subordinated Debt Documents” means any documents evidencing and/or securing Debt governed by a Subordination Agreement, all of which documents must be in form and substance acceptable to Agent in its sole discretion.

“Subordination Agreement” means each agreement between Agent and another creditor of the Credit Parties, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof, pursuant to which the Debt owing from any Credit Party and/or the Liens securing such Debt granted by any Credit Party to such creditor are subordinated in any way to the Obligations and the Liens created under the Security Documents, the terms and provisions of such Subordination Agreements to have been agreed to by and be acceptable to Agent in the exercise of its sole discretion.

“Subsidiary” means, with respect to any Person, (a) any corporation (or any foreign equivalent thereof) of which an aggregate of fifty percent (50%) or more of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Equity Interests whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company (or any foreign equivalent thereof) in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Swap Contract” means any “swap agreement”, as defined in Section 101 of the Bankruptcy Code, that is obtained by Borrower to provide protection against fluctuations in interest or currency exchange rates, but only if Agent provides its prior written consent to the entry into such “swap agreement”.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) any date on which the maturity of the Loans is accelerated pursuant to Section 10.2, or (c) the termination date stated in any notice of termination of this Agreement provided by Borrowers in accordance with Section 2.12.

“Term Loan” has the meaning provided in the Affiliated Credit Agreement.

“Term SOFR” means the lesser of (a) the Cap and (b) the greater of (x) the forward-looking term rate for a period comparable to such Interest Period based on SOFR that is published by the SOFR Administrator and is displayed on the SOFR Administrator’s Website at approximately the Reference Time for such Interest Period plus 0.10% and (y) the Floor. Unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 12.21, in the event that a Benchmark Replacement with respect to Term SOFR is implemented, then all references herein to Term SOFR shall be deemed references to such Benchmark Replacement.

“Treace Medical” has the meaning set forth in the preamble.

“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” means the United States of America.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.8(c)(i).

“Withholding Agent” means any Borrower or Agent.

“Work-In-Process” means Inventory that is not a product that is finished and approved by a Borrower in accordance with applicable Laws and such Borrower’s normal business practices.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.2 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder (including, without limitation, determinations made pursuant to the exhibits hereto) shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of each Borrower and its Consolidated Subsidiaries delivered to Agent and each of the Lenders on or prior to the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or financial requirement set forth in any Financing Document, and either Borrowers or the Required Lenders shall so request, Agent, the Lenders and Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, however, that until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrowers shall provide to Agent and the Lenders financial statements and other documents required under this Agreement which include a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of any Credit Party or any Subsidiary of any Credit Party at “fair value”, as defined therein. Any obligations of a Person under a lease (whether existing now or entered into in the future) that is not (or would not be) a capital lease obligation under GAAP as in effect prior to giving effect to FASB Accounting Standards Update No. 2016-02, Leases, shall not be treated as a capital lease obligation solely as a result of the adoption of changes in GAAP, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

Section 1.3 Other Definitional and Interpretive Provisions. References in this Agreement to “Articles”, “Sections”, “Annexes”, “Exhibits”, or “Schedules” shall be to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement unless otherwise specifically provided. Any term defined herein may be used in the singular or plural. “Include”, “includes” and “including” shall be deemed to be followed by “without limitation”. Except as otherwise specified or limited herein, references to any Person include the successors and assigns of such Person. References “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively. References to any statute or act shall include all related current regulations and all amendments and any successor statutes, acts and regulations. All amounts used for purposes of financial calculations required to be made herein shall be without duplication. References to any statute or act, without additional reference, shall be deemed to refer to federal statutes and acts of the United States. References to any agreement, instrument or document shall include all schedules, exhibits, annexes and other attachments thereto. References to capitalized terms that are not defined herein, but are defined in the UCC, shall have the meanings given them in the UCC. All references herein to times of day shall be references to daylight or standard time, as applicable. All references herein to a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or analogous term, will be construed to mean also a division of or by a limited liability company, as if it were a merger, transfer, consolidation, amalgamation, assignment, sale or transfer, or similar term, as applicable. Any series of limited liability company shall be considered a separate Person.

Section 1.4 Settlement and Funding Mechanics. Unless otherwise specified herein, the settlement of all payments and fundings hereunder between or among the parties hereto shall be made in lawful money of the United States and in immediately available funds.

Section 1.5 Time is of the Essence. Time is of the essence in Borrower’s and each other Credit Party’s performance under this Agreement and all other Financing Documents.

Section 1.6 Time of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight savings or standard, as applicable).

Article 2 - LOANS

Section 2.1 Loans.

(a) [Reserved].

(b) Revolving Loans.

(i) Revolving Loans and Borrowings.

(A) On the terms and subject to the conditions set forth herein, each Lender severally agrees to make loans to Borrowers from time to time as set forth herein (each a “Revolving Loan”, and collectively, “Revolving Loans”) equal to such Lender’s Revolving Loan Commitment Percentage of Revolving Loans requested by Borrowers hereunder, provided, however, that after giving effect thereto, the Revolving Loan Outstandings shall not exceed the Revolving Loan Limit. Borrowers shall deliver to Agent a Notice of Borrowing with respect to each proposed borrowing of a Revolving Loan, such Notice of Borrowing to be delivered before 1:00 p.m. (Eastern time) two (2) Business Days prior to the date of such proposed borrowing. Each Borrower and each Revolving Lender hereby authorizes Agent to make Revolving Loans on behalf of Revolving Lenders, at any time in its sole discretion, to pay principal owing in respect of the Loans and interest, fees, expenses and other charges payable by any Credit Party from time to time arising under this Agreement or any other Financing Document. The Borrowing Base shall be determined by Agent based on the most recent Borrowing Base Certificate delivered to Agent in accordance with this Agreement and such other information as may be available to Agent. Without limiting any other rights and remedies of Agent hereunder or under the other Financing Documents, the Revolving Loans shall be subject to Agent’s continuing right to withhold from the Borrowing Base reserves, and to increase and decrease such reserves from time to time, if and to the extent that in Agent’s good faith credit judgment and discretion, such reserves are necessary.

(B) Without limiting the foregoing, (x) until the date on which Agent has completed (or received from a third party acceptable to Agent) a reasonably satisfactory field exam and collateral audits and appraisals with respect to Borrowing Base Collateral (the “Initial Collateral Audit”), Borrowers shall not be entitled to borrow, or have outstanding, Revolving Loans in excess of an amount equal to 20% of the Revolving Loan Limit as of any applicable date of determination, and (y) if the Initial Collateral Audit is not completed by the date that is six (6) months after the Closing Date, the Borrower shall repay the outstanding Revolving Loans in full and shall not be entitled to make any borrowing in respect of the Revolving Loans until the Initial Collateral Audit is complete.

(ii) Mandatory Revolving Loan Repayments and Prepayments.

(A) The Revolving Loan Commitment shall terminate on the Termination Date. On such Termination Date, there shall become due, and Borrowers shall pay, the entire outstanding principal amount of each Revolving Loan, together with accrued and unpaid Obligations pertaining thereto incurred to, but excluding the Termination Date; provided, however, that such payment is made not later than 12:00 Noon (Eastern time) on the Termination Date.

(B) If at any time the Revolving Loan Outstandings exceed the Revolving Loan Limit (any such event, an “Overadvance”), then, on the next succeeding Business Day, Borrowers shall repay the Revolving Loans, in an aggregate amount equal to such excess; provided, that, if such Overadvance is the sole and direct result of the establishment of a reserve that was not previously notified to Borrower, then such Overadvance shall instead be payable by Borrowers within two (2) Business Days from the date on which such Overadvance first arises.

(C) Principal payable on account of Revolving Loans shall be payable by Borrowers to Agent (I) at any time that the Revolving Loan Outstandings exceed the Revolving Loan Static Balance as provided in Section 2.11(d), immediately upon the receipt by any Borrower or Agent of any payments on or proceeds from any of the Accounts, to the extent of such payments or proceeds, as further described in Section 2.11 below, and (II) in full on the Termination Date.

(iii) Optional Prepayments. Borrowers may from time to time prepay the Revolving Loans in whole or in part; provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of $25,000 (or, if less, the principal amount of Revolving Loans outstanding). For the avoidance of doubt, nothing in this clause shall permit termination of the Revolving Loan Commitment by Borrower other than in accordance with Section 2.12(b).

(iv) Restriction on Termination. Notwithstanding any prepayment of the Revolving Loan Outstandings or any other termination of Lenders’ Revolving Loan Exposure under this Agreement, Agent and Lenders shall have no obligation to release any of the Collateral securing the Obligations under this Agreement while any portion of the Affiliated Obligations shall remain outstanding.

(c) Additional Tranches. After the Closing Date, so long as no Default or Event of Default exists and subject to the terms of this Agreement, with the prior written consent of Agent and all Lenders in their sole discretion, the Revolving Loan Commitment may be increased upon the written request of Borrower Representative (which such request shall state the aggregate amount of the Additional Tranche requested and shall be made at least forty-five (45) days prior to the proposed effective date of such Additional Tranche) to Agent to activate an Additional Tranche. Upon activating an Additional Tranche, each Lender’s Revolving Loan Commitment Amount shall increase by a proportionate amount so as to maintain the same Pro Rata Share of the Revolving Loan Commitment as such Lender held immediately prior to such activation. In the event Agent and all Lenders do not consent to the activation of a requested Additional Tranche within forty-five (45) days after receiving a written request from Borrower Representative, then the Revolving Loan Commitment shall not be increased, and, within the next one hundred twenty (120) days, Borrowers may terminate this Agreement upon written notice to Agent and, if the Borrowing Base on the date of such request would have supported such increased Revolving Loan Commitment, upon repayment in full of all Obligations, no fee shall be due pursuant to Section 2.2(g) in connection with such termination.

Section 2.2 Interest, Interest Calculations and Certain Fees.

(a) Interest.

(i) From and following the Closing Date, except as expressly set forth in this Agreement, Loans and the other Obligations shall bear interest at the sum of the SOFR Interest Rate plus the Applicable Margin. Interest on the Loans shall be paid monthly in arrears on the first (1st) day of each month and on the maturity of such Loans, whether by acceleration or otherwise. Interest on all other Obligations shall be payable upon demand. For purposes of calculating interest, all funds transferred to the Payment Account for application to any Revolving Loans shall be subject to a one (1) Business Day clearance period and all interest accruing on such funds during such clearance period shall accrue for the benefit of Agent, and not for the benefit of the Lenders.

(ii) In the event one or more of the following events occurs with respect to Term SOFR: (a) a public statement or publication of information by or on behalf of the SOFR Administrator announcing that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; (b) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator, the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the SOFR Administrator, or a court or an entity with similar insolvency or resolution authority, which states that the SOFR Administrator has ceased or will cease to provide Term SOFR for a 1-month period permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide Term SOFR for a 1-month period; or (c) a public statement or publication of information by the regulatory supervisor for the SOFR Administrator announcing that Term SOFR for a 1-month period is no longer, or as of a specified future date will no longer be, representative and Agent has provided Borrower Representative with notice of the same, any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loan at the end of the applicable Interest Period.

(iii) In connection with Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the effectiveness of any Conforming Changes.

(b) Unused Line Fee. From and following the Closing Date, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (1) if the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month is greater than or equal to the Minimum Balance: (i) (A) the Revolving Loan Commitment minus (B) the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month, multiplied by (ii) one half of one percent (0.50%) per annum or (2) if the Minimum Balance is greater than the average daily balance of the sum of the Revolving Loan Outstandings during the preceding month: (i) (A) the Revolving Loan Commitment minus (B) the Minimum Balance, multiplied by (ii) one half of one percent (0.50%) per annum. The unused line fee shall be paid monthly in arrears on the first day of each month and shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(c) Fee Letter. In addition to the other fees set forth herein, the Borrowers agree to pay Agent the fees set forth in each Fee Letter.

(d) Minimum Balance Fee. On the first day of each month, commencing on June 1, 2022, the Borrowers shall pay to Agent, for the ratable benefit of all Lenders, the sum of the Minimum Balance Fees due for the prior month. The Minimum Balance Fees shall be deemed fully earned when due and payable and, once paid, shall be non-refundable.

(e) [Reserved].

(f) Origination Fee. (i) On the Closing Date, Borrowers shall pay Agent, for the pro rata benefit of all Lenders committed to make Revolving Loans on the Closing Date, in accordance with their respective Pro Rata Shares, a fee in an amount equal to (A) the Revolving Loan Commitment, multiplied by (B) one half of one percent (0.50%), and (ii) upon activation of the Additional Tranche in accordance with Section 2.1(c) hereof, Borrowers shall pay Agent, for the benefit of all Lenders committed to make Revolving Loans on the date the Additional Tranche is activated, in accordance with their respective Pro Rata Share, a fee in an amount equal to (1) the amount of the Additional Tranche, multiplied by (2) one half of one percent (0.50%). All fees payable pursuant to this paragraph shall be deemed fully earned when due and payable and non-refundable as of the date when paid.

(g) Deferred Revolving Loan Origination Fee. If Lenders’ funding obligations in respect of the Revolving Loan Commitment under this Agreement terminate or are permanently reduced for any reason ((whether by voluntary termination by Borrowers, by reason of the occurrence of an Event of Default or the automatic termination of the Revolving Loan Commitments (including any automatic termination due to the occurrence of an Event of Default described in Section 10.1(f)) or otherwise)) prior to the Maturity Date, Borrowers shall pay to Agent on the date of such reduction, for the benefit of all Lenders committed to make Revolving Loans on the Closing Date, a fee (the “Deferred Revolving Loan Origination Fee”) as compensation for the costs of such Lenders being prepared to make funds available to Borrowers under this Agreement, equal to an amount determined by multiplying the amount of the Revolving Loan Commitment so terminated or permanently reduced by the following applicable percentage amount: ((x) three percent (3.0%) for the first year following the Closing Date, (y) two percent (2.0%) for the second year following the Closing Date, and (z) one percent (1.0%) thereafter. All fees payable pursuant to this paragraph shall be deemed fully-earned on the Closing Date and non-refundable once paid.

(h) [Reserved].

(i) Audit Fees. Borrowers shall pay to Agent, for its own account and not for the benefit of any other Lenders, all reasonable and documented out-of-pocket fees and expenses in connection with audits and inspections of Borrowers’ books and records, audits, valuations or appraisals of the Collateral, audits of Borrowers’ compliance with applicable Laws and such other matters as Agent shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Agent of a written request for payment thereof to Borrowers; subject to the limitations set forth in Section 4.6 (in the case of audits and field examinations) and Section 4.14(d) (in the case of valuations or appraisals of the Collateral).

(j) Wire Fees. Borrowers shall pay to Agent, for its own account and not for the account of any other Lenders, on written demand, fees for incoming and outgoing wires made for the account of Borrowers, such fees to be based on Agent’s then current wire fee schedule (available upon written request of the Borrowers).

(k) Late Charges. If payments of principal (other than a final installment of principal upon the Termination Date), interest due on the Obligations, or any other amounts due hereunder or under the other Financing Documents are not timely made and remain overdue for a period of five (5) days, Borrowers, without notice or demand by Agent, promptly shall pay to Agent, for its own account and not for the benefit of any other Lenders, as additional compensation to Agent in administering the Obligations, an amount equal to two percent (2.0%) of each delinquent payment.

(l) Computation of Interest and Related Fees. All interest and fees under each Financing Document shall be calculated on the basis of a three hundred sixty (360) day year for the actual number of days elapsed. The date of funding of a Loan shall be included in the calculation of interest. The date of payment of a Loan shall be excluded from the calculation of interest. If a Loan is repaid on the same day that it is made, one (1) day’s interest shall be charged.

(m) Automated Clearing House Payments. If Agent (or its designated servicer or trustee on behalf of a securitization vehicle) so elects, monthly payments of principal, interest, fees, expenses or any other amounts due and owing from Borrower to Agent hereunder shall be paid to Agent by Automated Clearing House debit of immediately available funds from the financial institution account designated by Borrower Representative in the Automated Clearing House debit authorization executed by Borrowers or Borrower Representative in connection with this Agreement, and shall be effective upon receipt. Borrowers shall execute any and all forms and documentation necessary from time to time to effectuate such automatic debiting. In no event shall any such payments be refunded to Borrowers.

Section 2.3 Notes. The portion of the Loans made by each Lender shall be evidenced, if so requested by such Lender, by one or more promissory notes executed by Borrowers on a joint and several basis (each, a “Note”) in an original principal amount equal to such Lender’s Revolving Loan Commitment Amount. Upon activation of an Additional Tranche in accordance with Section 2.1(c) hereof, Borrowers shall deliver to each Lender to whom Borrowers previously delivered a Note, a restated Note evidencing such Lender’s Revolving Loan Commitment Amount.

Section 2.4 Reserved.

Section 2.5 Reserved.

Section 2.6 General Provisions Regarding Payment; Loan Account.

(a) All payments to be made by each Borrower under any Financing Document, including payments of principal and interest made hereunder and pursuant to any other Financing Document, and all fees, expenses, indemnities and reimbursements, shall be made without set-off, recoupment or counterclaim. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension (it being understood and agreed that, solely for purposes of calculating financial covenants and computations contained herein and determining compliance therewith, if payment is made, in full, on any such extended due date, such payment shall be deemed to have been paid on the original due date without giving effect to any extension thereto). Any payments received in the Payment Account before 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on such date, and any payments received in the Payment Account at or after 12:00 Noon (Eastern time) on any date shall be deemed received by Agent on the next succeeding Business Day.

(b) Agent shall maintain a loan account (the “Loan Account”) on its books to record Loans and other extensions of credit made by the Lenders hereunder or under any other Financing Document, and all payments thereon made by each Borrower. All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded in Agent’s books and records at any time shall be conclusive and binding evidence of the amounts due and owing to Agent by each Borrower absent manifest error; provided, however, that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay all amounts owing hereunder or under any other Financing Document. Agent shall endeavor to provide Borrowers with a monthly statement regarding the Loan Account (but neither Agent nor any Lender shall have any liability if Agent shall fail to provide any such statement). Unless any Borrower notifies Agent of any objection to any such statement (specifically describing the basis for such objection) within ninety (90) days after the date of receipt thereof, it shall be deemed final, binding and conclusive upon Borrowers in all respects as to all matters reflected therein.

Section 2.7 Maximum Interest. In no event shall the interest charged with respect to the Loans or any other Obligations of any Borrower under any Financing Document exceed the maximum amount permitted under the laws of the State of New York or of any other applicable jurisdiction. Notwithstanding anything to the contrary herein or elsewhere, if at any time the rate of interest payable hereunder or under any Note or other Financing Document (the “Stated Rate”) would exceed the highest rate of interest permitted under any applicable law to be charged (the “Maximum Lawful Rate”), then for so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the Stated Rate is less than the Maximum Lawful Rate, each Borrower shall, to the extent permitted by law, continue to pay interest at the Maximum Lawful Rate until such time as the total interest received is equal to the total interest which would have been received had the Stated Rate been (but for the operation of this provision) the interest rate payable. Thereafter, the interest rate payable shall be the Stated Rate unless and until the Stated Rate again would exceed the Maximum Lawful Rate, in which event this provision shall again apply. In no event shall the total interest received by any Lender exceed the amount which it could lawfully have received had the interest been calculated for the full term hereof at the Maximum Lawful Rate. If, notwithstanding the prior sentence, any Lender has received interest hereunder in excess of the Maximum Lawful Rate, such excess amount shall be applied to the reduction of the principal balance of the Loans or to other amounts (other than interest) payable hereunder, and if no such principal or other amounts are then outstanding, such excess or part thereof remaining shall be paid to Borrowers. In computing interest payable with reference to the Maximum Lawful Rate applicable to any Lender, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.

Section 2.8 Taxes; Capital Adequacy; Increased Costs; Inability to Determine Rates; Illegality.

(a) All payments of principal and interest on the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and if any such withholding or deduction is in respect of an Indemnified Tax, then the Borrowers shall pay such additional amount or amounts as is necessary to ensure that the net amount actually received by the applicable recipient will equal the full amount such recipient would have received had no such withholding or deduction been required (including, without limitation, such withholdings and deductions applicable to additional sums payable under this Section 2.8). After payment of any Tax by a Borrower to a Governmental Authority pursuant to this Section 2.8, such Borrower shall promptly forward to Agent the original or a certified copy of an official receipt, a copy of the return reporting such payment, or other documentation satisfactory to Agent evidencing such payment to such authority. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of Agent timely reimburse Agent for the payment of, any Other Taxes.

(b) The Borrowers shall indemnify Agent and Lenders, within ten (10) days after demand thereof, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.8) payable or paid by Agent or any Lender or required to be withheld or deducted from a payment to Agent or any Lender and any expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes and Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate in reasonable detail as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Agent), or by Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(c) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Financing Document shall deliver to Borrower Representative and Agent, at the time or times prescribed by applicable Law or reasonably requested by Borrower Representative or Agent, such properly completed and executed documentation reasonably requested by Borrower Representative or Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower Representative or Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by Borrowers or Agent as will enable Borrowers or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.8(c)(i), 2.8(c)(ii) and 2.8(e) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(i) Each Lender that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the

Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall, to the extent permitted by Law, execute and deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent) whichever of the following is applicable: (A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Financing Document, two (2) properly completed and executed originals of United States Internal Revenue Service (“IRS”) Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Financing Documents, two (2) properly completed and executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form) establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty; (B) two (2) executed originals of IRS Form W-8ECI (or successor form); (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) two (2) executed originals of IRS Forms W-8BEN or W-8BEN-E (or successor form); (D) to the extent a Foreign Lender is not the beneficial owner, two (2) executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E (or successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9 (or successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner; or (E) other applicable forms, certificates or documents prescribed by the IRS. Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower Representative and Agent in writing of its legal inability to do so. In addition, to the extent permitted by applicable Law, such forms shall be delivered by each Foreign Lender upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each Foreign Lender shall promptly notify Borrower Representative at any time it determines that it is no longer in a position to provide any previously delivered certificate to Borrower Representative (or any other form of certification adopted by the U.S. taxing authorities for such purpose).

(ii) Each Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes and is a party hereto on the Closing Date or purports to become an assignee of an interest pursuant to Section 11.17(a) after the Closing Date (unless such Lender was already a Lender hereunder immediately prior to such assignment) shall, to the extent permitted by Law, provide to Borrower Representative and Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), a properly completed and executed IRS Form W-9 or any successor form certifying as to such Lender’s entitlement to an exemption from U.S. backup withholding and other applicable forms, certificates or documents prescribed by the IRS or reasonably requested by Borrower Representative or Agent.

Each such Lender shall promptly notify Borrowers at any time it determines that any certificate previously delivered to Borrower Representative (or any other form of certification adopted by the U.S. governmental authorities for such purposes) is no longer valid.

(iii) Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower Representative and Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Agent to determine the withholding or deduction required to be made.

(d) If any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Taxes as to which it has been indemnified by any Borrower pursuant to this Section 2.8 (including by the payment of additional amounts pursuant to this Section 2.8), then it shall promptly pay an amount equal to such refund to Borrowers, net of all reasonable out-of-pocket expenses of such Lender or of Agent with respect thereto, including any Taxes; provided, however, that Borrowers, upon the written request of such Lender or Agent, agree to repay any amount paid over to Borrowers to such Lender or to Agent (plus any related penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such Lender or Agent is required, for any reason, to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.8(d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 2.8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(e) If a payment made to a Lender under any Financing Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower Representative and Agent at the time or times prescribed by Law and at such time or times reasonably requested by Borrower Representative or Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower Representative or Agent as may be necessary for Borrowers and Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Each Lender shall severally indemnify Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.17 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Agent in connection with any Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Agent to set off and apply any and all amounts at any time owing to such Lender under any Financing Document or otherwise payable by Agent to such Lender from any other source against any amount due to Agent under this paragraph (f).

(g) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law regarding capital adequacy, in each instance, after the Closing Date, or any change after the Closing Date in the interpretation, administration or application thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation, administration or application thereof, or the compliance by any Lender or any Person controlling such Lender with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such Governmental Authority, central bank or comparable agency adopted or otherwise taking effect after the Closing Date, has or would have the effect of reducing the rate of return on such Lender’s or such controlling Person’s capital as a consequence of such Lender’s obligations hereunder to a level below that which such Lender or such controlling Person could have achieved but for such adoption, taking effect, change, interpretation, administration, application or compliance (taking into consideration such Lender’s or such controlling Person’s policies with respect to capital adequacy) then from time to time, upon demand by such Lender (which demand shall be accompanied by a certificate setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail, a copy of which shall be furnished to Agent), Borrowers shall promptly pay to such Lender such additional amount as will compensate such Lender or such controlling Person for such reduction, so long as such amounts have accrued on or after the day which is two hundred seventy (270) days prior to the date on which such Lender first made demand therefor; provided that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “change in applicable Law”, regardless of the date enacted, adopted or issued.

(h) If any Lender shall reasonably determine that the adoption or taking effect of, or any change in, any applicable Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender, (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any SOFR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Taxes covered by Section 2.8); or (iii) impose on any Lender any other condition, cost or expense affecting this Agreement or SOFR Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to Term SOFR (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(i) If any Lender requests compensation under any of the clauses of this Section 2.8, or requires Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8, then, upon the written request of Borrower Representative, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder (subject to the provisions of Section 11.17) to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to any such Section, as the case may be, in the future, (ii) would not subject such Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to such Lender (as determined in its sole good faith discretion). Without limitation of the provisions of Section 12.14, each Borrower hereby agrees to pay all reasonable and documented, out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(j) Subject to Section 12.21, if Agent determines (which determination shall be conclusive and binding absent manifest error) that Term SOFR cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period, Agent will promptly so notify the Borrowers and each Lender. Upon notice thereof by Agent to Borrowers, any obligation of the Lenders to make SOFR Loans shall be suspended until Agent revokes such notice. Upon receipt of such notice, any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(k) If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund SOFR Loans, or to determine or charge interest rates based upon Term SOFR, then, upon notice thereof by such Lender to Borrowers (through Agent), any obligation of such Lender to make SOFR Loans shall be suspended, in each case until such Lender notifies Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, all SOFR Loans shall become Base Rate Loans. Upon any such conversion, Borrower shall also pay any additional amounts required pursuant to this Agreement.

(l) Each party’s obligations under this Section 2.8 shall survive the resignation or replacement of Agent or any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all Obligations hereunder.

Section 2.9 Appointment of Borrower Representative.

(a) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent and attorney-in-fact to request and receive Loans in the name or on behalf of such Borrower and any other Borrowers, deliver Notices of Borrowing, and Borrowing Base Certificates give instructions with respect to the disbursement of the proceeds of the Loans, giving and receiving all other notices and consents hereunder or under any of the other Financing Documents and taking all other actions (including in respect of compliance with covenants) in the name or on behalf of any Borrower or Borrowers pursuant to this Agreement and the other Financing Documents. Agent and Lenders may disburse the Loans to such bank account of Borrower Representative or a Borrower or otherwise make such Loans to a Borrower, in each case as Borrower Representative may designate or direct, without notice to any other Borrower. Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b) Borrower Representative hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 2.9. Borrower Representative shall ensure that the disbursement of any Loans that are at any time requested by or to be remitted to or for the account of a Borrower, shall be remitted or issued to or for the account of such Borrower.

(c) Each Borrower hereby irrevocably appoints and constitutes Borrower Representative as its agent to receive statements on account and all other notices from Agent, Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Documents.

(d) Any notice, election, representation, warranty, agreement or undertaking made or delivered by or on behalf of any Borrower by Borrower Representative shall be deemed for all purposes to have been made or delivered by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower to the same extent as if made or delivered directly by such Borrower.

(e) No resignation by or termination of the appointment of Borrower Representative as agent and attorney-in-fact as aforesaid shall be effective, except after ten (10) Business Days’ prior written notice to Agent. If the Borrower Representative resigns under this Agreement, Borrowers shall be entitled to appoint a successor Borrower Representative (which shall be a Borrower and shall be reasonably acceptable to Agent as such successor). Upon the acceptance of its appointment as successor Borrower Representative hereunder, such successor Borrower Representative shall succeed to all the rights, powers and duties of the retiring Borrower Representative and the term “Borrower Representative” means such successor Borrower Representative for all purposes of this Agreement and the other Financing Documents, and the retiring or terminated Borrower Representative’s appointment, powers and duties as Borrower Representative shall be thereupon terminated.

Section 2.10 Joint and Several Liability; Rights of Contribution; Subordination and Subrogation.

(a) Borrowers are defined collectively to include all Persons named as one of the Borrowers herein; provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person named as one of the Borrowers herein. Each Person so named shall be jointly and severally liable for all of the obligations of Borrowers under this Agreement. Each Borrower, individually, expressly understands, agrees and acknowledges, that the credit facilities would not be made available on the terms herein in the absence of the collective credit of all of the Persons named as the Borrowers herein, the joint and several liability of all such Persons, and the cross-collateralization of the collateral of all such Persons. Accordingly, each Borrower individually acknowledges that the benefit to each of the Persons named as one of the Borrowers as a whole constitutes reasonably equivalent value, regardless of the amount of the credit facilities actually borrowed by, advanced to, or the amount of collateral provided by, any individual Borrower. In addition, each entity named as one of the Borrowers herein hereby acknowledges and agrees that all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon and measured and enforceable individually against each Person named as one of the Borrowers herein as well as all such Persons when taken together. By way of illustration, but without limiting the generality of the foregoing, the terms of Section 10.1 of this Agreement are to be applied to each individual Person named as one of the Borrowers herein (as well as to all such Persons taken as a whole), such that the occurrence of any of the events described in Section 10.1 of this Agreement as to any Person named as one of the Borrowers herein shall constitute an Event of Default even if such event has not occurred as to any other Persons named as the Borrowers or as to all such Persons taken as a whole.

(b) Notwithstanding any provisions of this Agreement to the contrary, it is intended that the joint and several nature of the liability of each Borrower for the Obligations and the Liens granted by Borrowers to secure the Obligations not constitute a Fraudulent Conveyance (as defined below). Consequently, Agent, Lenders and each Borrower agree that if the liability of a Borrower for the Obligations or any Liens granted by such Borrower securing the Obligations would, but for the application of this sentence, constitute a Fraudulent Conveyance, the liability of such Borrower and the Liens securing such liability shall be valid and enforceable only to the maximum extent that would not cause such liability or such Lien to constitute a Fraudulent Conveyance, and the liability of such Borrower and this Agreement shall automatically be deemed to have been amended accordingly. For purposes hereof, the term “Fraudulent Conveyance” means a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance or fraudulent transfer law or similar law of any state, nation or other governmental unit, as in effect from time to time.

(c) Agent is hereby authorized, without notice or demand (except as otherwise specifically required under this Agreement) and without affecting the liability of any Borrower hereunder, at any time and from time to time, to (i) renew, extend or otherwise increase the time for payment of the Obligations; (ii) with the written agreement of any Borrower, change the terms relating to the Obligations or otherwise modify, amend or change the terms of any Note or other agreement, document or instrument now or hereafter executed by any Borrower and delivered to Agent for any Lender; (iii) accept partial payments of the Obligations; (iv) take and hold any Collateral for the payment of the Obligations or for the payment of any guaranties of the Obligations and exchange, enforce, waive and release any such Collateral; (v) apply any such Collateral and direct the order or manner of sale thereof as Agent, in its reasonable discretion, may determine; and (vi) settle, release, compromise, collect or otherwise liquidate the Obligations and any Collateral therefor in any manner, all guarantor and surety defenses being hereby waived by each Borrower. Except as specifically provided in this Agreement or any of the other Financing Documents, Agent shall have the exclusive right to determine the time and manner of application of any payments or credits, whether received from any Borrower or any other source, and such determination shall be binding on all Borrowers. All such payments and credits may be applied, reversed and reapplied, in whole or in part, to any of the Obligations that Agent shall determine, in its reasonable discretion, without affecting the validity or enforceability of the Obligations of any other Borrower.

(d) Each Borrower hereby agrees that, except as hereinafter provided, its obligations hereunder shall be unconditional, irrespective of (i) the absence of any attempt to collect the Obligations from any obligor or other action to enforce the same; (ii) the waiver or consent by Agent with respect to any provision of any instrument evidencing the Obligations, or any part thereof, or any other agreement heretofore, now or hereafter executed by a Borrower and delivered to Agent; (iii) failure by Agent to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations; (iv) the institution of any proceeding under the Bankruptcy Code or any similar proceeding, by or against a Borrower or Agent’s election in any such proceeding of the application of Section 1111(b)(2) of the Bankruptcy Code; (v) any borrowing or grant of a security interest by a Borrower as debtor-in-possession, under Section 364 of the Bankruptcy Code; (vi) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of Agent’s claim(s) for repayment of any of the Obligations; or (vii) any other circumstance other than payment in full of the Obligations which might otherwise constitute a legal or equitable discharge or defense of a guarantor or surety.

(e) Borrowers hereby agree, as between themselves, that to the extent that Agent, on behalf of Lenders, shall have received from any Borrower any Recovery Amount (as defined below), then the paying Borrower shall have a right of contribution against each other Borrower in an amount equal to such other Borrower’s contributive share of such Recovery Amount; provided, however, that in the event any Borrower suffers a Deficiency Amount (as defined below), then the Borrower suffering the Deficiency Amount shall be entitled to seek and receive contribution from and against the other Borrowers in an amount equal to the Deficiency Amount; and provided, further, that in no event shall the aggregate amounts so reimbursed by reason of the contribution of any Borrower equal or exceed an amount that would, if paid, constitute or result in Fraudulent Conveyance. Until all Obligations have been paid and satisfied in full (other than inchoate indemnification obligations for which no claim has yet been made), no payment made by or for the account of a Borrower including, without limitation, (i) a payment made by such Borrower on behalf of the liabilities of any other Borrower, or (ii) a payment made by any other Guarantor under any Guarantee, shall entitle such Borrower, by subrogation or otherwise, to any payment from such other Borrower or from or out of such other Borrower’s property. The right of each Borrower to receive any contribution under this Section 2.10(e) or by subrogation or otherwise from any other Borrower shall be subordinate in right of payment to the Obligations and such Borrower shall not exercise any right or remedy against such other Borrower or any property of such other Borrower by reason of any performance of such Borrower of its joint and several obligations hereunder, until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full, and no Borrower shall exercise any right or remedy with respect to this Section 2.10(e) until the Obligations (other than inchoate indemnification obligations for which no claim has yet been made) have been indefeasibly paid and satisfied in full. As used in this Section 2.10(e), the term “Recovery Amount” means the amount of proceeds received by or credited to Agent from the exercise of any remedy of the Lenders under this Agreement or the other Financing Documents, including, without limitation, the sale of any Collateral. As used in this Section 2.10(e), the term “Deficiency Amount” means any amount that is less than the entire amount a Borrower is entitled to receive by way of contribution or subrogation from, but that has not been paid by, the other Borrowers in respect of any Recovery Amount attributable to the Borrower entitled to contribution, until the Deficiency Amount has been reduced to Zero Dollars ($0) through contributions and reimbursements made under the terms of this Section 2.10(e) or otherwise

Section 2.11 Collections and Lockbox Account.

(a) Borrowers shall maintain a lockbox (the “Lockbox”) with a United States depository institution reasonably acceptable to Agent (the “Lockbox Bank”), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Deposit Account Control Agreement and such other agreements related to such Lockbox as Agent may reasonably require. Borrowers shall ensure that all collections of Accounts are paid directly from Account Debtors into (i) the Closing Date Receivables Account, (ii) the Lockbox for deposit into the Lockbox Account and/or (iii) into the Lockbox Account; provided, however, that unless Agent shall otherwise direct by written notice to Borrowers, Borrowers shall be permitted to cause Account Debtors who are individuals to pay Accounts directly to Borrowers, which Borrowers shall then administer and apply in the manner required below. All funds deposited into the Closing Date Receivables Account shall be transferred into the Lockbox Account by the close of each Business Day pursuant to an irrevocable standing wire order or automatic ZBA function. All funds deposited into a Lockbox Account (including those funds transferred from the Closing Date Receivables Account) shall be transferred into the Payment Account by the close of each Business Day.

(b) [Reserved]

(c) Notwithstanding anything in any lockbox agreement or Deposit Account Control Agreement to the contrary, Borrowers agree that they shall be liable for any fees and charges in effect from time to time and charged by the Lockbox Bank in connection with the Closing Date Receivables Account, Lockbox, or the Lockbox Account, and that Agent shall have no liability therefor. Borrowers hereby indemnify and agree to hold Agent harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorneys’ fees and expenses, arising from or relating to actions of Agent or the Lockbox Bank pursuant to this Section or any lockbox agreement or Deposit Account Control Agreement or similar agreement, except to the extent of such losses arising solely from Agent’s gross negligence or willful misconduct.

(d) Agent shall apply, on a daily basis when the Revolving Loan Outstandings exceed the Revolving Loan Static Balance, all funds transferred into the Payment Account pursuant to this Section 2.11 to reduce the Revolving Loan Outstandings to an amount equal to the Revolving Loan Static Balance in such order of application as Agent shall elect. If (i) as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.11, a credit balance exists with respect to the Loan Account or (ii) the Revolving Loan Outstandings are less than or equal to the Revolving Loan Static Balance, such credit balance or excess amount shall not accrue interest in favor of Borrowers, but Agent shall transfer such funds into an account designated by Borrower Representative on a weekly basis for so long as no Event of Default exists.

(e) To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Closing Date Receivables Account, the Lockbox or Lockbox Account but are received by any Borrower, such collections shall be held in trust for the benefit of Agent pursuant to an express trust created hereby and immediately remitted, in the form received, to applicable Lockbox or Lockbox Account. No such funds received by any Borrower shall be commingled with other funds of the Borrowers.

(f) Borrowers acknowledge and agree that compliance with the terms of this Section 2.11 is essential, and that Agent and Lenders will suffer immediate and irreparable injury and have no adequate remedy at law, if any Borrower, through acts or omissions, causes or permits Account Debtors to send payments other than to the Closing Date Receivables Account, the Lockbox or Lockbox Accounts or if any Borrower fails to promptly deposit collections of Accounts or proceeds of other Collateral in the Lockbox Account as herein required. Accordingly, in addition to all other rights and remedies of Agent and Lenders hereunder, Agent shall have the right to seek specific performance of the Borrowers’ obligations under this Section, and any other equitable relief as Agent may deem necessary or appropriate, and Borrowers waive any requirement for the posting of a bond in connection with such equitable relief.

(g) Borrowers shall not, and Borrowers shall not suffer or permit any Credit Party to, (i) withdraw any amounts from the Closing Date Receivables Account or any Lockbox Account, (ii) change the procedures or sweep instructions under the agreements governing the Closing Date Receivables Account or any Lockbox Accounts, or (iii) send to or deposit in the Closing Date Receivables Account or any Lockbox Account any funds other than payments made with respect to and proceeds of Accounts or other Collateral. Borrowers shall, and shall cause each Credit Party to, cooperate with Agent in the identification and reconciliation on a daily basis of all amounts received in or required to be deposited into the Lockbox Accounts. If more than fifteen percent (15%) of the collections of Accounts received by Borrowers during any given fifteen (15) day period is not identified or reconciled to the reasonable satisfaction of Agent within ten (10) Business Days of receipt, Agent shall not be obligated to make further advances under this Agreement until such amount is identified or is reconciled to the reasonable satisfaction of Agent, as the case may be. In addition, if any such amount cannot be identified or reconciled to the reasonable satisfaction of Agent, Agent may utilize its own staff or, if it deems necessary, engage an outside auditor, in either case at Borrowers’ expense (which in the case of Agent’s own staff shall be in accordance with Agent’s then prevailing customary charges (plus expenses)), to make such examination and report as may be necessary to identify and reconcile such amount.

(h) If any Borrower breaches its obligation to direct payments of the proceeds of the Collateral to the Closing Date Receivables Account or the Lockbox Account, Agent, as the irrevocably made, constituted and appointed true and lawful attorney for Borrowers, may, by the signature or other act of any of Agent’s authorized representatives (without requiring any of them to do so), direct any Account Debtor to pay proceeds of the Collateral to Borrowers by directing payment to the Lockbox Account.

Section 2.12 Termination; Restriction on Termination.

(a) Termination by Lenders. In addition to the rights set forth in Section 10.2, Agent may, and at the direction of Required Lenders shall, terminate this Agreement without notice upon or after the occurrence and during the continuance of an Event of Default.

(b) Termination by Borrowers. Upon at least ten (10) Business Day’ prior written notice and pursuant to payoff documentation in form and substance reasonably satisfactory to Agent and Lenders,

Borrowers may, at its option, terminate this Agreement; provided, however, that no such termination shall be effective until Borrowers have complied with Section 2.12(c) and the Obligations, including the payment of all fees due and owing under any Fee Letter, are paid in full (other than inchoate indemnification obligations for which no claim has yet been made). Any notice of termination given by Borrowers shall be irrevocable unless all Lenders otherwise agree in writing and no Lender shall have any obligation to make any Loans on or after the termination date stated in such notice. Borrowers may elect to terminate this Agreement in its entirety only. No section of this Agreement or type of Loan available hereunder may be terminated singly.

(c) Effectiveness of Termination. All of the Obligations shall be immediately due and payable upon the Termination Date. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Financing Documents shall survive any such termination and Agent shall retain its Liens in the Collateral and Agent and each Lender shall retain all of its rights and remedies under the Financing Documents notwithstanding such termination until all Obligations have been discharged or paid, in full, in immediately available funds, including, without limitation, all Obligations under Section 2.2 and the terms of any Fee Letter resulting from such termination (in each case, other than inchoate indemnification obligations for which no claim has yet been made). Notwithstanding the foregoing or the payment in full of the Obligations, Agent shall not be required to terminate its Liens in the Collateral unless, with respect to any loss or damage Agent may incur as a result of dishonored checks or other items of payment received by Agent from Borrower or any Account Debtor and applied to the Obligations, Agent shall have retained cash Collateral or other Collateral for such period of time as Agent, in its discretion, may deem necessary to protect Agent and each Lender from any such loss or damage. Upon the payment in full, in cash in immediately available funds, of all Obligations and the termination of the Revolving Loan Commitments, as Borrower may reasonably request, Agent shall, at Borrower’s sole cost and expense, execute and deliver such documents evidencing the release and termination of the security interest in the Collateral granted under this Agreement and the other Financing Documents pursuant to and in accordance with the terms of any applicable payoff documentation.

Article 3 - REPRESENTATIONS AND WARRANTIES

To induce Agent and Lenders to enter into this Agreement and to make the Loans and other credit accommodations contemplated hereby, each Borrower hereby represents and warrants to Agent and each Lender that:

Section 3.1 Existence and Power. Each Credit Party (a) is an entity as specified on Schedule 3.1, (b) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization specified on Schedule 3.1, (c) has the same legal name as it appears in such Credit Party’s Organizational Documents and an organizational identification number (if any), in each case as specified on Schedule 3.1, (d) has all powers to own its assets and has powers and all Permits necessary or desirable in the operation of its business as presently conducted or as proposed to be conducted, except where the failure to have such powers or Permits would not reasonably be expected to have a Material Adverse Effect, and (e) is qualified to do business as a foreign entity in each jurisdiction in which it is required to be so qualified, which jurisdictions as of the Closing Date are specified on Schedule 3.1, except in the case of this clause (e) where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.1, no Credit Party (x) has had, over the five (5) year period preceding the Closing Date, any name other than its current name, or (y) was incorporated or organized under the laws of any jurisdiction other than its current jurisdiction of incorporation or organization.

Section 3.2 Organization and Governmental Authorization; No Contravention. The execution, delivery and performance by each Credit Party of the Financing Documents to which it is a party (a) are within its powers, (b) have been duly authorized by all necessary action pursuant to its Organizational Documents, (c) require no further action by or in respect of, or filing with, any Governmental Authority other than (i) recordings, filings and other perfection actions in connection with the Liens granted to Agent under this Agreement or any Security Document and (ii) those obtained or made on or prior to the Closing Date and (d) do not violate, conflict with or cause a breach or a default under (i) any Law applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any agreement or instrument binding upon it, except for such violations, conflicts, breaches or defaults as would not, with respect to this clause (iii), reasonably be expected to have a Material Adverse Effect.

Section 3.3 Binding Effect. Each of the Financing Documents to which any Credit Party is a party constitutes a valid and binding agreement or instrument of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles. Each Financing Document has been duly executed and delivered by each Credit Party party thereto.

Section 3.4 Capitalization. The issued and outstanding equity securities of each of the Credit Parties (other than Treace Medical) as of the Closing Date are as set forth on Schedule 3.4. All issued and outstanding Equity Interests of each of the Credit Parties are duly authorized and validly issued, fully paid, nonassessable, and (except with respect to the Equity Interests of Treace Medical) free and clear of all Liens other than those in favor of Agent for the benefit of Agent and Lenders, and such equity securities were issued in compliance with all applicable Laws. The identity of the holders of the equity securities of each of the Credit Parties (other than Treace Medical) and the percentage of their fully-diluted ownership of the equity securities of each of the Credit Parties as of the Closing Date is set forth on Schedule 3.4. No shares of the capital stock or other Equity Interests of any Credit Party, other than as described above, are issued and outstanding as of the Closing Date. Except as set forth on Schedule 3.4, as of the Closing Date there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party of any equity securities of any such entity.

Section 3.5 Financial Information. All written information delivered to Agent and pertaining to the financial condition of any Credit Party fairly in all material respects presents the financial position of such Credit Party as of such date and for such period then ended in conformity with GAAP (and as to unaudited financial statements, subject to normal year-end adjustments and the absence of footnote disclosures). Since December 31, 2021, there has been (a) no material adverse change in the business, operations, properties, or condition (financial or otherwise) of any Credit Party and (b) no fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect.

Section 3.6 Litigation. Except as set forth on Schedule 3.6 as of the Closing Date, and except as hereafter disclosed to Agent in writing, there is no Litigation pending against, or to such Borrower’s knowledge threatened in writing against, any Credit Party or any of their Subsidiaries, which, if adversely determined, could reasonably be expected to result in any judgment or liability of more than Two Million Dollars ($2,000,000). There is no Litigation pending in which an adverse decision could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of any of the Financing Documents.

Section 3.7 Ownership of Property. Each Borrower and each of its Subsidiaries is the lawful sole owner of, has good and marketable title to and is in lawful possession of, or has valid leasehold interests in, all material properties, accounts and other assets (real or personal, tangible, intangible or mixed) purported or reported to be owned or leased (as the case may be) by such Person.

Section 3.8 No Default. No Event of Default, or to such Borrower’s knowledge, Default, has occurred and is continuing. No Credit Party is in breach or default under or with respect to any contract, agreement, lease or other instrument to which it is a party or by which its property is bound or affected, which breach or default could reasonably be expected to have a Material Adverse Effect.

Section 3.9 Labor Matters. As of the Closing Date, there are no strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party, which could reasonably be expected to have a Material Adverse Effect. Hours worked and payments made to the employees of the Credit Parties have not been in material violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters. All payments due from the Credit Parties, or for which any claim may be made against any of them, on account of wages and employee and retiree health and welfare insurance and other benefits have been paid or accrued as a liability on their books, as the case may be. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which it is a party or by which it is bound, the result of which could reasonably be expected to have a Material Adverse Effect.

Section 3.10 Investment Company Act. No Credit Party is an “investment company” or a company “controlled” by an “investment company” or a “subsidiary” of an “investment company,” all within the meaning of the Investment Company Act of 1940.

Section 3.11 Margin Regulations.

(a) The Credit Parties and their Subsidiaries do not own any stock, partnership interest or other equity securities, except for Permitted Investments. Without limiting the foregoing, the Credit Parties and their Subsidiaries do not own or hold any Margin Stock.

(b) None of the proceeds from the Loans have been or will be used, directly or indirectly, for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Federal Reserve Board), for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any “margin stock” or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

Section 3.12 Compliance With Laws; Anti-Terrorism Laws.

(a) Each Credit Party is in compliance with the requirements of all applicable Laws (including all Healthcare Laws), except for such Laws the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Credit Parties and, to the knowledge of the Credit Parties, none of their Affiliates (i) is in violation of any Anti-Terrorism Law, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, (iii) is a Blocked Person, or is controlled by a Blocked Person, (iv) is acting or will act for or on behalf of a Blocked Person, (v) is associated with, or will become associated with, a Blocked Person or (vi) is providing, or will provide, material, financial or technical support or other services to or in support of acts of terrorism of a Blocked Person. No Credit Party nor, to the knowledge of any Credit Party, any of its Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement, (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (B) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law.

Section 3.13 Taxes. All federal income and franchise tax returns, reports and statements, all material state and local income and material franchise tax returns, reports and statements and all other material state and local tax returns, reports and statements required to be filed by or on behalf of each Credit Party have been filed with the appropriate Governmental Authorities in all jurisdictions in which such returns, reports and statements are required to be filed and, except to the extent subject to a Permitted Contest, all Taxes (including real property Taxes) and other charges shown to be due and payable in respect thereof have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof. Except to the extent subject to a Permitted Contest, all state and local sales and use Taxes required to be paid by each Credit Party have been paid. All federal and state returns have been filed by each Credit Party for all periods for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and, except to the extent subject to a Permitted Contest, the amounts shown thereon to be due and payable have been paid in full or adequate provisions therefor have been made.

Section 3.14 Compliance with ERISA.

(a) Each ERISA Plan (and the related trusts and funding agreements) complies in form and in operation with, has been administered in compliance with, and the terms of each ERISA Plan satisfy, the applicable requirements of ERISA and the Code in all material respects. Each ERISA Plan which is intended to be qualified under Section 401(a) of the Code is so qualified, and the United States Internal Revenue Service has issued a favorable determination letter with respect to each such ERISA Plan which may be relied on currently. No Credit Party has incurred liability for any material excise tax under any of Sections 4971 through 5000 of the Code.

(b) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Borrower and each Subsidiary is in compliance with the applicable provisions of ERISA and the provision of the Code relating to ERISA Plans and the regulations and published interpretations therein. During the thirty-six (36) month period prior to the Closing Date or the making of any Loan (i) no steps have been taken to terminate any Pension Plan, and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code and no event has occurred that would give rise to a Lien under Section 4068 of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which would result in the incurrence by any Credit Party of any material liability, fine or penalty. No Credit Party has incurred liability to the PBGC (other than for current premiums) with respect to any employee Pension Plan. All contributions (if any) have been made on a timely basis to any Multiemployer Plan that are required to be made by any Credit Party or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable Law; no Credit Party nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Plan, incurred any withdrawal liability with respect to any such plan or received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, would result in a withdrawal or partial withdrawal from any such plan, and no Credit Party nor any member of the Controlled Group has received any notice that any Multiemployer Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

Section 3.15 Consummation of Financing Documents; Brokers. Except for fees payable to Agent and/or Lenders, no broker, finder or other intermediary has brought about the obtaining, making or closing of the transactions contemplated by the Financing Documents, and no Credit Party has or will have any obligation to any Person in respect of any finder’s or brokerage fees, commissions or other expenses in connection herewith or therewith.

Section 3.16 [Reserved].

Section 3.17 Material Contracts. Except for the agreements set forth on Schedule 3.17, as of the Closing Date there are no agreements or contracts to which such Credit Party or its Subsidiaries is a party the termination of which could reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Financing Documents will not give rise to a right of termination in favor of any party to any Material Contract (other than any Credit Party), except for such Material Contracts the noncompliance with which would not reasonably be expected to have a Material Adverse Effect.

Section 3.18 Compliance with Environmental Requirements; No Hazardous Materials. Except in each case as set forth on Schedule 3.18:

(a) no notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to such Borrower’s knowledge, threatened in writing by any Governmental Authority or other Person with respect to any (i) alleged violation by any Credit Party of any Environmental Law, (ii) alleged failure by any Credit Party to have any Permits required in connection with the conduct of its business or to comply with the terms and conditions thereof, (iii) any generation, treatment, storage, recycling, transportation or disposal of any Hazardous Materials, or (iv) release of Hazardous Materials, in each case except where the failure to obtain such document could not reasonably be expected to have a Material Adverse Effect; and

(b) no property now owned or leased by any Credit Party and, to the knowledge of each Borrower, no such property previously owned or leased by any Credit Party, to which any Credit Party has, directly or indirectly, transported or arranged for the transportation of any Hazardous Materials in violation of any applicable Law, is listed or, to such Borrower’s knowledge, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, or CERCLIS (as defined in CERCLA) or any similar state list or is the subject of federal, state or local enforcement actions or, to the knowledge of such Borrower, other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damage to natural resources or personal injury claims, including, without limitation, claims under CERCLA, which claims could reasonably be expected to have a Material Adverse Effect.

For purposes of this Section 3.18, each Credit Party shall be deemed to include any business or business entity (including a corporation) that is, in whole or in part, a predecessor of such Credit Party.

Section 3.19 Intellectual Property and License Agreements. A list of all Registered Intellectual Property of each Credit Party and all material in-bound license or sublicense agreements and exclusive out-bound license or sublicense agreements (but in each case excluding in-bound licenses of over-the-counter and other software that is commercially available to the public, open source licenses and enabling licenses in the Ordinary Course of Business), as of the Closing Date and, as updated pursuant to Section 4.15, is set forth on Schedule 3.19. Except for Permitted Licenses and Permitted Liens arising by operation of law, each Credit Party is the sole owner of its material Intellectual Property free and clear of any Liens. Each material patent owned by any Credit Party is valid and enforceable in all material respects and no part of the Material Intangible Assets has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, as of the Closing Date, no claim has been made that any part of the Material Intangible Assets violates the rights of any third party in any material respect.

Section 3.20 Solvency. After giving effect to the Loan advance and the liabilities and obligations of each Borrower under the Financing Documents, the Borrower and each additional Credit Party taken as a whole are Solvent.

Section 3.21 Full Disclosure. None of the written factual information related to the business (other than any projections and any general economic or specific industry information) furnished by or on behalf of any Credit Party to Agent or any Lender in connection with the consummation of the transactions contemplated by the Financing Documents, when furnished and when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, when taken as a whole, not materially misleading in light of the circumstances under which such statements were made. All financial projections delivered to Agent and the Lenders by Borrowers (or their agents) have been prepared on the basis of assumptions believed by such Borrower to be fair and reasonable in light of current business conditions as of the date thereof; provided, however, that such projections are subject to uncertainties and contingencies, that no assurances can be given that any particular projections will be attained and that actual results during the period or periods covered by such financial information may differ significantly from the projected results set forth therein and that such differences may be material.

Section 3.22 Subsidiaries. Borrowers do not own, as of the Closing Date, any stock, partnership interests, limited liability company interests or other equity securities or Subsidiaries except for Permitted Investments.

Section 3.23 Eligible Accounts; Eligible Inventory.

(a) As to each Account that is identified by Borrowers as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (i) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the Ordinary Course of Business of the applicable Borrower, (ii) owed to the applicable Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation (excluding rights of return arising under any Agreement for the Purchase and Sale of Product), and (iii) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Account”.

(b) As to each item of Inventory that is identified by the applicable Borrowers as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of “Eligible Inventory”, and (c) otherwise constitutes “Eligible Inventory” under such definition.

Section 3.24 Regulatory Matters.

(a) All of Borrowers’ and their Subsidiaries’ material Products and material Regulatory Required Permits are listed on Schedule 4.17 on the Closing Date. With respect to each Product, (i) the Borrowers and their Subsidiaries have received, and such Product is the subject of, all Regulatory Required Permits needed in connection with the testing, manufacture, marketing or sale of such Product as currently being conducted by or on behalf of Borrower, in each case except where the failure to obtain such Regulatory Required Permits could not reasonably be expected to have a Material Adverse Effect and (ii) such Product is being tested, manufactured, marketed or sold, as the case may be, by Borrowers (or to the

Borrowers’ knowledge, by any applicable third parties) in compliance with all applicable Laws and Regulatory Required Permits in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b) None of the Borrowers or any Subsidiary thereof are in violation of any Healthcare Law, except where any such violation would not reasonably be expected to have a Material Adverse Effect.

(c) No Borrower or any Subsidiary thereof receives any material payments directly (including through any third party payment processor) from Medicare, Medicaid, or TRICARE.

(d) To the Borrowers’ knowledge (after reasonable inquiry), none of the Borrowers or their Subsidiaries’ officers, directors, employees, shareholders, their agents or affiliates has made an untrue statement of material fact or fraudulent statement to the FDA or failed to disclose a material fact required to be disclosed to the FDA, committed an act, made a statement, or failed to make a statement that could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Regulation 46191 (September 10, 1991).

(e) Except as would not reasonably be expected to result in a Material Adverse Effect, each Product (i) has been and/or shall be manufactured, imported, possessed, owned, warehoused, marketed, promoted, sold, labeled, furnished, distributed and marketed and each service has been conducted in accordance with all applicable Permits and Laws, and (ii) has been and/or shall be manufactured in accordance with Good Manufacturing Practices.

(f) No Borrower, nor any Subsidiary thereof, is subject to any proceeding, suit or, to any Borrower’s knowledge, investigation by any federal, state, local or foreign government or quasi-governmental body, agency, board or authority or any other administrative or investigative body (including the Office of the Inspector General of the United States Department of Health and Human Services),which could reasonably be expected to result in the revocation, transfer, surrender, suspension of any material Permits of Borrower or any Subsidiary thereof or otherwise be expected to result in a Material Adverse Effect.

(g) As of the Closing Date, there have been no material Regulatory Reporting Events.

Section 3.25 Senior Indebtedness Status. The Obligations of each Credit Party under this Agreement and each of the other Financing Documents ranks and shall continue to rank at least senior in priority of payment to all Debt that is contractually subordinated to the Obligations of each such Person under this Agreement and is designated as “Senior Indebtedness” (or an equivalent term) under all instruments and documents, now or in the future, relating to all Debt that is contractually subordinated to the Obligations under this Agreement of each such Person.

Section 3.26 Accuracy of Schedules. All information set forth in the Schedules to this Agreement is true, accurate and complete in all material respects as of the Closing Date. All information set forth in the Perfection Certificate is true, accurate and complete in all material respects as of the Closing Date and any other subsequent date in which Borrower is required to update such certificate.

Article 4 - AFFIRMATIVE COVENANTS

Each Borrower agrees that:

Section 4.1 Financial Statements and Other Reports and Notices. Each Borrower will deliver to Agent:

(a) as soon as available, but no later than forty-five (45) days after the last day of each fiscal quarter, a company prepared consolidated and consolidating balance sheet, cash flow and income statement (including year-to-date results) covering Borrowers’ and its Consolidated Subsidiaries’ consolidated and consolidating operations during the period, prepared under GAAP in all material respects (subject to normal year-end adjustments and the absence of footnote disclosures), consistently applied, setting forth in comparative form the corresponding figures as at the end of the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer and in a form reasonably acceptable to Agent; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent;

(b) as soon as available, but no later than one hundred and five (105) days after the last day of Borrower’s fiscal year, audited consolidated and consolidating financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Agent in its reasonable discretion; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent;

(c) within ten (10) days of delivery or filing thereof, copies of all statements, reports and notices made available to such Credit Party’s security holders or to any holders of Subordinated Debt and copies of all reports and other filings made by such Credit Party with any stock exchange on which any securities of any Credit Party are traded and/or the SEC; provided that to the extent any of the foregoing is available on the SEC EDGAR website, delivery to Agent will be deemed to have occurred upon notice of such availability to Agent;

(d) a prompt, but in no event later than when the next Compliance Certificate is required to be delivered, written report of any legal actions pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in damages or costs to any Credit Party or any of its Subsidiaries of at least $2,000,000;

(e) prompt written notice of an event that materially and adversely affects the value of any Material Intangible Assets;

(f) within ninety (90) days after the start of each fiscal year, projections for the forthcoming two fiscal years, on a quarterly basis for the current year and on an annual basis for the subsequent year;

(g) promptly (but in any event within fifteen (15) Business Days of any request therefor) such readily available other budgets, sales projections, operating plans and other financial information and information, reports or statements regarding the Borrowers, their business and the Collateral as Agent may from time to time reasonably request;

(h) within forty-five (45) days of the end of each calendar month, a duly completed Compliance Certificate signed by a Responsible Officer, and including, including (i) a statement as to

Borrower’s Liquidity and the amount of Borrower Unrestricted Cash as of the last day of the month for which such Compliance Certificate and (ii) a calculation showing Borrower’s Net Product Sales for the Defined Period ending on the last day of the calendar month for which the Compliance Certificate is delivered;

(i) within fifteen (15) Business Days after the last day of each month, deliver to Agent a duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date);

(j) within ten (10) Business Days of any reasonable request by Agent, deliver to Agent a schedule of Eligible Accounts denoting the thirty (30) largest Account Debtors during the calendar quarter most recently ended prior thereto;

(k) written notice to Agent promptly, but in any event within five (5) Business Days, if Liquidity falls below the Liquidity Threshold as of the close of business on any Business Day;

(l) written notice to Agent promptly, but in any event within ten (10) Business Days of a Responsible Officer of a Borrower receiving written notice or otherwise becoming aware that:

(i) sales of any Product that is material to the Borrowers’ business should cease or be required to cease at the request or requirement of a Governmental Authority;

(ii) any material Regulatory Required Permit has been revoked or withdrawn;

(iii) any Governmental Authority, including without limitation the FDA, has commenced against a Credit Party or a Subsidiary thereof, any action to enjoin a Credit Party or a Subsidiary thereof from conducting their businesses at any facility owned or used by them or for any material civil penalty, injunction, seizure or criminal action;

(iv) receipt by a Borrower or any Subsidiary thereof from the FDA a warning letter, Form FDA-483, “Untitled Letter,” other material correspondence or material notice setting forth alleged violations of laws and regulations enforced by the FDA, or any comparable material correspondence from any state or local authority responsible for regulating medical device products and establishments, or any comparable material correspondence from any foreign counterpart of the FDA, or any comparable material correspondence from any foreign counterpart of any state or local authority with regard to any material Product or the manufacture, processing, packing, or holding thereof; or

(v) any Borrower or any Subsidiary thereof engaging in any Recalls (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger Recall of material Products) or other forms of product retrieval from the marketplace of any Products (other than discrete batches or lots that are not material in quantity or amount and are not made in conjunction with a larger product retrieval of material Products) (each of the events set forth in clauses (i)-(v) a “Regulatory Reporting Event”);

(m) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act; and

(n) promptly, but in any event within five (5) Business Days, after any Responsible Officer of any Borrower obtains knowledge of the occurrence of any event or change (including, without limitation, any notice of any violation of applicable Healthcare Laws) that has resulted or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of any such event or change, or specifying the notice given or action taken by such holder or Person and the nature of such event or change, and what action the applicable Credit Party or Subsidiary has taken, is taking or proposes to take with respect thereto.

Section 4.2 Payment and Performance of Obligations. Each Borrower (a) will pay and discharge, and cause each Subsidiary to pay and discharge, on a timely basis as and when due, all of their respective obligations and liabilities, except for such obligations and/or liabilities (i) that may be the subject of a Permitted Contest, and (ii) the nonpayment or nondischarge of which could not reasonably be expected to have a Material Adverse Effect or result in a Lien against any Collateral, except for Permitted Liens, (b) without limiting anything contained in the foregoing clause (a), (i) pay all amounts due and owing in respect of all federal Taxes (including without limitation, payroll and withholdings tax liabilities) and (ii) pay all material amounts due and owing in respect of all foreign and state Taxes and other local Taxes (including without limitation, payroll and withholdings tax liabilities), in each case, on a timely basis as and when due, and in any case prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for nonpayment thereof except for Taxes subject to a Permitted Contest, (c) will maintain, and cause each Subsidiary to maintain, in accordance with GAAP, appropriate reserves for the accrual of all of their respective obligations and liabilities, and (d) will not breach or permit any Subsidiary to breach, or permit to exist any default under, the terms of any lease, commitment, contract, instrument or obligation to which it is a party, or by which its properties or assets are bound, except for such breaches or defaults which could not reasonably be expected to have a Material Adverse Effect.

Section 4.3 Maintenance of Existence. Each Borrower will preserve, renew and keep in full force and effect and in good standing, and will cause each Subsidiary to preserve, renew and keep in full force and effect and in good standing, (a) their respective existence and (b) their respective rights, privileges and franchises necessary or desirable in the normal conduct of business, unless, solely in the case of this clause (b), a failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Maintenance of Property; Insurance.

(a) Each Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. If all or any material part of the Collateral useful or necessary in its business, or upon which any Borrowing Base is calculated, becomes damaged or destroyed, each Borrower will, and will cause each Subsidiary to, promptly and completely repair and/or restore the affected Collateral in a good and workmanlike manner, regardless of whether Agent agrees to disburse insurance proceeds or other sums to pay costs of the work of repair or reconstruction.

(b) Upon completion of any Permitted Contest, Borrowers shall, and will cause each Subsidiary to, promptly pay the amount due, if any, and deliver to Agent proof of the completion of the contest and payment of the amount due, if any.

(c) Each Borrower will maintain (i) commercial property insurance on all business personal property on an all risks basis (including the peril of windstorm), covering the repair and replacement cost of all such property and coverage, business interruption coverage with extended period of indemnity (for the period of 12 months) and indemnity for extra expense, in each case without application of coinsurance and with agreed amount endorsements, (ii) commercial general liability insurance (including products/completed operations liability coverage), and (iii) such other insurance coverage, in each case against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided, however, that, in no event shall such insurance be in amounts or with coverage less than, or with carriers with qualifications inferior to, any of the insurance or carriers in existence as of the Closing Date (or required to be in existence after the Closing Date under a Financing Document). All such insurance shall be provided by insurers having an A.M. Best policyholders rating reasonably acceptable to Agent.

(d) On or prior to the Closing Date, and at all times thereafter, each Borrower will cause Agent to be named as an additional insured under the commercial general liability insurance , and lender loss payee (which shall include, as applicable, identification as mortgagee) on the commercial property insurance as applicable, pursuant to this Section 4.4 pursuant to endorsements in form and substance reasonably acceptable to Agent. Borrowers shall deliver to Agent and the Lenders (i) prior to the date set forth on Schedule 7.4, a certificate from Borrowers’ insurance broker dated such date showing the amount of coverage as of such date, and that such policies will include effective waivers (whether under the terms of any such policy or otherwise) by the insurer of all claims for insurance premiums against all loss payees and additional insureds and all rights of subrogation against all loss payees and additional insureds, and that if such policy is canceled or terminated the insurer will forthwith give notice thereof to each additional insured, assignee and loss payee and that no cancellation or termination in coverage thereof shall be effective until at least thirty (30) days (or ten (10) days for nonpayment of premium) after notice to each additional insured, assignee and loss payee of written notice thereof, (ii) on an annual basis, and upon the request of any Lender through Agent from time to time full information as to the insurance carried, (iii) within ten (10) days of receipt of notice from any insurer, a copy of any notice of cancellation, nonrenewal or material change in coverage from that existing on the date of this Agreement, (iv) forthwith, notice of any cancellation or nonrenewal of coverage by any Borrower, and (v) at least ten (10) days prior to expiration of any policy of insurance, evidence of renewal of such insurance upon the terms and conditions herein required.

(e) In the event any Borrower fails to provide Agent with evidence of the insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s interests in the Collateral if Borrower fails to obtain insurance coverage as required by clause (c) above within ten (10) Business Days of receipt of notice from Agent of such failure, provided that if an Event of Default has occurred and is continuing, Agent may purchase insurance pursuant to this Section 4.4(e) without first notifying Borrower of such failure. This insurance may, but need not, protect such Borrower’s interests. The coverage purchased by Agent may not pay any claim made by such Borrower or any claim that is made against such Borrower in connection with the Collateral. Such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that such Borrower has obtained insurance as required by this Agreement. If Agent purchases insurance for the Collateral, Borrowers will be responsible for the costs of that insurance to the fullest extent provided by law, including interest and other charges imposed by Agent in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance may be added to the Obligations. The costs of the insurance may be more than the cost of insurance such Borrower is able to obtain on its own; provided however, that Agent shall use its Permitted Discretion in selecting any such insurance policies.

Section 4.5 Compliance with Laws and Material Contracts. Each Borrower will comply, and cause each Subsidiary to comply, with the requirements of all applicable Laws and Material Contracts, except to the extent that failure to so comply could not reasonably be expected to (a) have a Material Adverse Effect, or (b) result in any Lien (other than a Permitted Lien) upon either (i) a material portion of the assets of any such Person in favor of any Governmental Authority , or (ii) any Collateral which is part of the Borrowing Base.

Section 4.6 Inspection of Property, Books and Records. Each Borrower will keep, and will cause each Subsidiary to keep, books and records which accurately reflect in all material respects its business affairs and transactions in accordance with GAAP. Each Credit Party will permit, at the sole cost of the applicable Credit Party, representatives of Agent (and representatives of any Lender who, at such Lender’s own cost, accompany the representatives of Agent) to visit and inspect any of their respective properties, to examine and make abstracts or copies from any of their respective books and records, to conduct a collateral audit and analysis of their respective operations and the Collateral, to evaluate and make physical verifications and appraisals of the Inventory and other Collateral in any manner and through any medium that Agent considers advisable, to verify the amount and age of the Accounts, the identity and credit of the respective Account Debtors, to review the billing practices of Borrowers and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants; provided that excluding any such visits and inspections during the continuation of any Event of Default, (i) such inspections shall be coordinated through Agent so that not more than two (2) such inspections described in this Section 4.6 shall occur in any calendar year and (ii) no more than (2) such visits during any calendar year shall be at the Borrower’s cost. Unless an Event of Default has occurred and is continuing, Agent or any Lender exercising any rights pursuant to this Section 4.6 shall give the applicable Credit Party reasonable prior notice of such visits and inspections and such visits and inspections shall occur at reasonable times and intervals and during normal working hours.

Section 4.7 Use of Proceeds. Borrowers shall use the proceeds of Revolving Loans solely for (a) transaction fees incurred in connection with the Financing Documents and the payment in full on the Closing Date of certain existing Debt and (b) for working capital needs and for operating expenditures and capital expenditures of Borrowers and their Subsidiaries. No portion of the proceeds of the Loans will be used for family, personal, agricultural or household use. No portion of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying Margin Stock or for any other purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board of Governors of the Federal Reserve System, including Regulation T, U, or X of the Federal Reserve Board.

Section 4.8 Reserved.

Section 4.9 Notices of Material Contracts, Litigation and Defaults.

(a) Borrowers shall promptly (but in any event within five (5) Business Days) provide written notice to Agent after any Borrower or Subsidiary receives or delivers any notice of termination or a material default by a Credit Party or a Subsidiary under or in connection with any Material Contract.

(b) Borrowers shall promptly (but in any event within five (5) Business Days) provide written notice to Agent (i) of any litigation or governmental proceedings pending or threatened (in writing) against Borrowers or other Credit Party which, if adversely determined, would reasonably be expected to have a Material Adverse Effect with respect to Borrowers or any other Credit Party or which in any manner calls into question the validity or enforceability of any Financing Document, (ii) the existence of any Default or Event of Default, (iii) of any strikes or other labor disputes pending or, to any Borrower’s knowledge, threatened in writing against any Credit Party that could reasonably be expected to have a Material Adverse Effect, (iv) if there is any infringement or claim of infringement by any other Person with respect to any Intellectual Property rights of any Credit Party that could reasonably be expected to have a Material Adverse Effect, and (v) of all returns, recoveries, disputes and claims that would reasonably be expected to result in liability of more than $500,000 in the aggregate. Borrowers represent and warrant that Schedule 4.9 sets forth a complete list of all material matters existing as of the Closing Date for which notice could be required under this Section 4.9(b).

(c) Borrower shall, and shall cause each Credit Party, to provide such further information (including copies of such documentation) as Agent or any Lender shall reasonably request with respect to any of the events or notices described in clauses (a) and (b) above and any notice given in respect of a Regulatory Reporting Event. From the date hereof and continuing through the termination of this Agreement, Borrower shall, and shall cause each Credit Party to, make available to Agent, without expense to Agent, each Credit Party’s officers, employees and agents and books, to the extent that Agent may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Agent with respect to any Collateral or relating to a Credit Party.

Section 4.10 Hazardous Materials; Remediation.

(a) If any release or disposal of Hazardous Materials that could reasonably be expected to result in a Material Adverse Effect shall occur or shall have occurred on any real property or any other assets of any Borrower or any other Credit Party, such Borrower will cause, or direct the applicable Credit Party to cause, the prompt containment and removal of such Hazardous Materials and the remediation of such real property or other assets as is necessary to comply with all applicable Environmental Laws and Healthcare Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, each Borrower shall, and shall cause each other Credit Party to, comply with each applicable Environmental Law and Healthcare Law requiring the performance at any real property by any Borrower or any other Credit Party of activities in response to the release or threatened release of a Hazardous Material.

(b) Borrowers will provide Agent within thirty (30) days after written demand therefor with a bond, letter of credit or similar financial assurance evidencing to the reasonable satisfaction of Agent that sufficient funds are available to pay the cost of removing, treating and disposing of any Hazardous Materials or Hazardous Materials Contamination and discharging any assessment which may be established on any property as a result thereof, such demand to be made, if at all, upon Agent’s reasonable business determination that the failure to remove, treat or dispose of any Hazardous Materials or Hazardous Materials Contamination, or the failure to discharge any such assessment could reasonably be expected to have a Material Adverse Effect.

Section 4.11 Further Assurances; Joinder.

(a) Each Borrower will, and will cause each Subsidiary to, at its own cost and expense, promptly and duly take, execute, acknowledge and deliver all such further acts, documents and assurances as may from time to time be necessary or as Agent or the Required Lenders may from time to time reasonably request in order to carry out the intent and purposes of the Financing Documents and the transactions contemplated thereby, including all such actions to (i) establish, create, preserve, protect and perfect a first priority Lien (other than in respect of Excluded Perfection Assets and subject only to Permitted Liens) in favor of Agent for itself and for the benefit of the Lenders on the Collateral (including Collateral acquired after the date hereof), and (ii) unless Agent shall agree otherwise in writing, cause all Subsidiaries of Borrowers to be jointly and severally obligated with the other Borrowers under all covenants and obligations under this Agreement, including the obligation to repay the Obligations, to the extent and within the time periods required by Section 4.11(d).

(b) Upon receipt of an affidavit of an authorized representative of Agent or a Lender as to the loss, theft, destruction or mutilation of any Note or any other Financing Document which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of such Note or other applicable Financing Document, Borrowers will issue, in lieu thereof, a replacement Note or other applicable Financing Document, dated the date of such lost, stolen, destroyed or mutilated Note or other Financing Document in the same principal amount thereof and otherwise of like tenor.

(c) Borrower shall provide Agent with at least fifteen (15) days (or such shorter period as Agent may accept in its sole discretion) prior written notice of the creation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary. Upon the formation (or to the extent permitted under this Agreement, acquisition) of a new Subsidiary, Borrowers shall (within thirty (30) days): (i) pledge, have pledged or cause or have caused to be pledged to Agent pursuant to a pledge agreement in form and substance satisfactory to Agent, all of the outstanding Equity Interests of such new Subsidiary owned directly or indirectly by any Borrower, along with undated stock or equivalent powers for such certificates, executed in blank; (ii) unless Agent shall agree otherwise in writing, cause the new Subsidiary to take such other actions (including entering into or joining any Security Documents) as are necessary or advisable in the reasonable opinion of Agent in order to grant Agent, acting on behalf of the Lenders, a first priority Lien (subject to the Affiliated Intercreditor Agreement and Permitted Liens which have priority by operation of Law) on all Material Real Property and personal property (in the case of the perfection of the Liens granted, subject to the Excluded Perfection Assets) of such Subsidiary in existence as of such date and in all after acquired property (in each case, other than Excluded Property), which first priority Liens are required to be granted pursuant to this Agreement; (iii) unless Agent shall agree otherwise in writing, cause such new Subsidiary to either (at the election of Agent) become a Borrower hereunder with joint and several liability for all obligations of Borrowers hereunder and under the other Financing Documents pursuant to a joinder agreement or other similar agreement in form and substance satisfactory to Agent or to become a Guarantor of the obligations of Borrowers hereunder and under the other Financing Documents pursuant to a guaranty and suretyship agreement in form and substance satisfactory to Agent; and (iv) cause the new Subsidiary to deliver certified copies of such Subsidiary’s certificate or articles of incorporation, together with good standing certificates, by-laws (or other operating agreement or governing documents), resolutions of the Board of Directors or other governing body, approving and authorize the execution and delivery of the Security Documents, incumbency certificates and to execute and/or deliver such other documents and legal opinions or to take such other actions as may be requested by Agent, in each case, in form and substance satisfactory to Agent (the requirements set forth in clauses (i)-(iv), collectively, the “Joinder Requirements”).

Section 4.12 Reserved.

Section 4.13 Power of Attorney. Each of the authorized representatives of Agent is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrowers (without requiring any of them to act as such) with full power of substitution to do the following: (a) endorse the name of Borrowers upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrowers and constitute collections on Borrowers’ Accounts; (b) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, execute in the name of Borrowers any schedules, assignments, instruments, documents, and statements that Borrowers are obligated to give Agent under this Agreement; (c) after the occurrence and during the continuance of an Event of Default take any action Borrowers are required to take under this Agreement; (d) so long as Agent has provided not less than five (5) Business Days’ prior written notice to Borrower to perform the same and Borrower has failed to take such action, do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce any Account or other Collateral or perfect Agent’s security interest or Lien in any Collateral; and (e) after the occurrence and during the continuance of an Event of Default do such other and further acts and deeds in the name of Borrowers that Agent may deem necessary or desirable to enforce its rights with regard to any Account or other Collateral. This power of attorney shall be irrevocable and coupled with an interest.

Section 4.14 Borrowing Base Collateral Administration.

(a) A copy of all data and other information relating to Accounts shall at all times be kept by Borrowers, at their respective principal offices and shall not fail to be available at such principal offices without obtaining the prior written consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(b) Borrowers shall provide prompt written notice to each Person who either is currently an Account Debtor or becomes an Account Debtor at any time following the date of this Agreement that directs each Account Debtor to make payments into the Closing Date Receivables Account or the Lockbox or Lockbox Account, as applicable, and hereby authorizes Agent, upon Borrowers’ failure to send such notices within sixty (60) days after the date of this Agreement (or ten (10) days after the Person becomes an Account Debtor), to send any and all similar notices to such Person. Agent reserves the right to notify Account Debtors that Agent has been granted a Lien upon all Accounts.

(c) Borrowers will conduct a physical count of the Inventory at its headquarters and any other leased location at least twice per year and at such other times as Agent reasonably requests. Borrowers shall provide to Agent on-hand inventory reports from third party service providers at least twice per year and at such other times as Agent reasonably requests and Borrowers will provide reports or summaries of field inventory audits performed by Borrowers (to include field inventory audits on a sample basis throughout each year based upon inventory value, date of the previous inventory audit and other factors) on inventory held by the Borrowers’ field sales representatives and independent sales agents upon request by Agent. Borrowers shall provide to Agent the items in this Section 4.14(c) in form and substance reasonably satisfactory to Agent. Each Borrower will use commercially reasonable efforts to at all times keep its Inventory in good and marketable condition.

(d) In addition to the foregoing, from time to time, Agent may require Borrowers to obtain and deliver to Agent appraisal reports in form and substance and from appraisers reasonably satisfactory to Agent stating the then current fair market values of all or any portion of the Inventory owned by each Borrower or any Subsidiaries; provided that if no Event of Default has occurred and is continuing, such appraisal of Inventory shall be conducted not more often than once a year.

Section 4.15 Schedule Updates. Borrower shall, in the event of any information in the Schedule 3.19, Schedule 5.14, Schedule 9.2(b) or Schedule 9.2(d) becoming outdated, inaccurate, incomplete or misleading, deliver to Agent, together with the next quarterly Compliance Certificate required to be delivered under this Agreement after such event a proposed update to such Schedule correcting all outdated, inaccurate, incomplete or misleading information.

Section 4.16 Intellectual Property and Licensing.

(a) Together with each Compliance Certificate required to be delivered pursuant to Section 4.1 with respect to the last month of a fiscal quarter to the extent (i) Borrower acquires and/or develops any new Registered Intellectual Property, (ii) Borrower enters into or becomes bound by any additional material in-bound license or sublicense agreement, any additional material exclusive out-bound license or sublicense agreement or other material agreement with respect to rights in Intellectual Property (other than over-the-counter software, software that is commercially available to the public and open source licenses), or (iii) there occurs any other material change in Borrower’s Registered Intellectual Property, material in-bound licenses or sublicenses or material exclusive out-bound licenses or sublicenses from that listed on Schedule 3.19 together with such Compliance Certificate, deliver to Agent an updated Schedule 3.19 reflecting such updated information. With respect to any updates to Schedule 3.19 involving exclusive out-bound licenses or sublicenses, such licenses shall be consistent with the definitions of and limitations herein pertaining to Permitted Licenses.

(b) If Borrower obtains any Registered Intellectual Property, Borrower shall concurrently with each Compliance Certificate required to be delivered pursuant to Section 4.1 with respect to the last month of a fiscal quarter notify Agent of such Registered Intellectual Property and execute documents, provide biographical information and take such other actions as Agent shall reasonably request in its good faith business judgment to perfect and maintain a first priority perfected security interest (subject to Permitted Liens) in favor of Agent, for the ratable benefit of Lenders, in such Registered Intellectual Property.

(c) Borrower shall own, or be licensed to use or otherwise have the right to use, all Material Intangible Assets subject to Permitted Liens. Borrower shall cause all Registered Intellectual Property to be duly and properly registered, filed or issued in the appropriate office and jurisdictions for such registrations, filings or issuances, except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect. Borrower shall at all times conduct its business without infringement or claim of infringement of any valid Intellectual Property rights of others, except to the extent that such infringement or claim of infringement could not reasonably be expected to result in a Material Adverse Effect. Borrower shall (i) protect, defend and maintain the validity and enforceability of its Material Intangible Assets (ii) promptly advise Agent in writing of material infringements of its Material Intangible Assets, or of a material claim of infringement by Borrower on the Intellectual Property rights of others; and (iii) not allow any of Borrower’s Material Intangible Assets to be abandoned, invalidated, forfeited or dedicated to the public or to become unenforceable. Borrower shall not become a party to, nor become bound by, any material license or other agreement with respect to which Borrower is the licensor or licensee (other than in-bound licenses of over-the-counter software and other software that is commercially available to the public, and open source licenses) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or other property except to the extent that such prohibition or restriction would not cause the applicable license or agreement to constitute Excluded Property for purposes of this Agreement.

Section 4.17 Regulatory Covenants.

(a) Borrowers shall have, and shall ensure that it and each of its Subsidiaries has, each necessary Permit and other material rights from, and have made all necessary declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in all material respects in the ownership, management and operation of the business or the assets of any Borrower and Borrowers shall take such reasonable actions to ensure that no Governmental Authority has taken action to limit, suspend or revoke any such Permit. Borrowers shall ensure that all such necessary Permits are valid and in full force and effect and Borrowers are in material compliance with the terms and conditions of all such Permits, except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) In connection with the development, testing, manufacture, marketing or sale of each and any material Product by any Borrower, each Borrower shall have obtained and comply in all material respects with all material Regulatory Required Permits at all times issued or required to be issued by any Governmental Authority, specifically including the FDA, with respect to such development, testing, manufacture, marketing or sales of such Product by such Borrower as such activities are at any such time being conducted by such Borrower.

(c) Borrowers will timely file or caused to be timely filed (after giving effect to any extension duly obtained), all material notifications, reports, submissions, material Permit renewals and reports required by applicable Healthcare Laws (which reports will be materially accurate and complete in all material respects and not misleading in any material respect), except where failure to do so would not reasonably be expected to have a Material Adverse Effect.

Article 5 - NEGATIVE COVENANTS

Each Borrower agrees that:

Section 5.1 Debt; Contingent Obligations.

(a) No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Debt, except for Permitted Debt.

(b) No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume, incur or suffer to exist any Contingent Obligations, except for Permitted Contingent Obligations.

(c) No Borrower will, or will permit any Subsidiary to, directly or indirectly, purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Debt prior to its scheduled date for payment (except (i) with respect to the Obligations permitted under this Agreement and the Affiliated Obligations permitted under the Affiliated Credit Agreement, (ii) for Capital Lease obligations and (iii) for Subordinated Debt solely to the extent permitted by Section 5.5).

Section 5.2 Liens. No Borrower will, or will permit any Subsidiary to, directly or indirectly, create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except for Permitted Liens.

Section 5.3 Distributions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, declare, order, pay, make or set apart any sum for any Distribution, except for Permitted Distributions.

Section 5.4 Restrictive Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly (a) enter into or assume any agreement (other than the Financing Documents, the Affiliated Financing Documents, and any agreements for purchase money debt and Capital Leases permitted under clause (c) of the definition of Permitted Debt) prohibiting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, or (b) create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind (except as provided by the Financing Documents and the Affiliated Financing Documents) on the ability of any Subsidiary to: (i) pay or make Distributions to any Borrower or any Subsidiary; (ii) pay any Debt owed to any Borrower or any Subsidiary; (iii) make loans or advances to any Borrower or any Subsidiary; or (iv) transfer any of its property or assets to any Borrower or any Subsidiary, in each case under this Section 5.4 other than reasonable and customary anti-assignment provisions contained in licenses, contracts and other agreements so long as such anti-assignment provisions do not cause such licenses, contracts or other agreements to constitute Excluded Property.

Section 5.5 Payments and Modifications of Subordinated Debt. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) declare, pay, make or set aside any amount for payment in respect of Subordinated Debt, except for payments made in full compliance with and expressly permitted under the Subordination Agreement;

(b) amend or otherwise modify the terms of any Subordinated Debt, except for amendments or modifications made in full compliance with the Subordination Agreement;

(c) declare, pay, make or set aside any amount for payment in respect of any Debt hereinafter incurred that, by its terms, or by separate agreement, is subordinated to the Obligations, except for payments made in full compliance with and expressly permitted under the subordination provisions applicable thereto; or

(d) amend or otherwise modify the terms of any such Debt if the effect of such amendment or modification is to (i) increase the interest rate or fees on, or change the manner or timing of payment of, such Debt, (ii) accelerate or shorten the dates upon which payments of principal or interest are due on, or the principal amount of, such Debt, (iii) change in a manner adverse to any Credit Party or Agent any event of default or add or make more restrictive any covenant with respect to such Debt, (iv) change the prepayment or redemption provisions of such Debt or any of the defined terms related thereto, (v) change the subordination provisions thereof (or the subordination terms of any guaranty thereof), or (vi) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Debt in a manner adverse to Borrowers, any Subsidiaries, Agent or Lenders.

Section 5.6 Consolidations, Mergers and Sales of Assets;. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) consolidate or merge or amalgamate with or into any other Person other than (i) consolidations or mergers among Borrowers so long as in any consolidation or merger involving Treace Medical, Treace Medical is the surviving entity, (ii) consolidations or mergers among a Guarantor and a Borrower so long as the Borrower is the surviving entity, (iii) consolidations or mergers among Guarantors, (iv) consolidations or mergers among Subsidiaries that are not Credit Parties, and (v) consolidations or mergers in connection with any Permitted Acquisition so long in any merger or consolidation involving a Borrower or Guarantor, such Borrower or Guarantor, as applicable, is the surviving entity and for any consolidation or merger involving Treace Medical, Treace Medical is the surviving entity; or

(b) make or consummate any Asset Dispositions other than Permitted Asset Dispositions.

Section 5.7 Purchase of Assets, Investments. No Borrower will, or will permit any Subsidiary to, directly or indirectly:

(a) acquire, make, own, hold or otherwise consummate any Investment (including for the avoidance of doubt, any Acquisition) other than Permitted Investments or enter into any agreement to acquire, make, own or hold any Investment other than Permitted Acquisitions and Permitted Investments;

(b) without limiting clause (a) above, acquire any other assets (other than Permitted Investments) except (i) in the Ordinary Course of Business, (ii) constituting capital expenditures, (iii) constituting replacement assets purchased with proceeds of property insurance policies, awards or other compensation with respect to any eminent domain, condemnation or similar proceeding and for which the requirements set forth in this Agreement have been satisfied, or (iv) any acquisition by a Credit Party of assets of any other Credit Party to the extent not otherwise prohibited by Article 5 of this Agreement;

(c) engage in or establish any joint venture with any other Person; or

(d) Without limiting the foregoing, no Borrower shall, nor will any Borrower permit any Subsidiary to, purchase or carry Margin Stock.

Section 5.8 Transactions with Affiliates. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of any Borrower or any Subsidiary thereof, except for (a) transaction disclosed on Schedule 5.8 on the Closing Date, (b) transactions that are in the Ordinary Course of Business upon fair and reasonable terms, and, in each case, which contain terms that are no less favorable to the applicable Borrower or any Subsidiary, as the case may be, than those which might be obtained from a third party not an Affiliate of any Credit Party and which are disclosed to Agent in writing prior to the parties consummating such transaction, (c) transactions among Credit Parties and Subsidiaries that are not otherwise prohibited by this Agreement, (d) transactions constituting (i) issuances of Subordinated Debt to investors and (ii) issuance of other equity securities, in each case, not otherwise in contravention of this Agreement; and (e) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option, restricted stock units and other benefit plans and indemnification arrangements approved by the relevant board of directors, board managers or equivalent corporate body in the Ordinary Course of Business).

Section 5.9 Modification of Organizational Documents. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Organizational Documents of such Person, except for Permitted Modifications.

Section 5.10 Modification of Certain Agreements. No Borrower will, or will permit any Subsidiary to, directly or indirectly, amend or otherwise modify any Material Contract, which amendment or modification in any case: (a) is contrary to the terms of this Agreement or any other Financing Document; or (b) would reasonably be expected to be materially adverse to the rights, interests or privileges of Agent or the Lenders or their ability to enforce the same.

Section 5.11 Conduct of Business. No Borrower will, or will permit any Subsidiary to, directly or indirectly, engage in any line of business other than those businesses engaged in on the Closing Date and businesses reasonably related or incidental thereto. No Borrower will, or will permit any Subsidiary to, other than in the Ordinary Course of Business, change its normal billing payment and reimbursement policies and procedures with respect to its Accounts in any material respect (including, without limitation, the amount and timing of finance charges, fees and write-offs).

Section 5.12 Reserved.

Section 5.13 Limitation on Sale and Leaseback Transactions. No Borrower will, or will permit any Subsidiary to, directly or indirectly, enter into any arrangement with any Person whereby, in a substantially contemporaneous transaction, any Borrower or any Subsidiaries sells or transfers all or substantially all of its right, title and interest in an asset and, in connection therewith, acquires or leases back the right to use such asset.

Section 5.14 Deposit Accounts and Securities Accounts; Payroll and Benefits Accounts.

(a) No Borrower will, or will permit any Credit Party to, directly or indirectly, establish any new Deposit Account or Securities Account unless such Borrower or such other Credit Party and the bank, financial institution or securities intermediary at which the account is to be opened enter into a Deposit Account Control Agreement or Securities Account Control Agreement prior to or concurrently with the establishment of such Deposit Account or Securities Account. Without limiting the foregoing, subject to Section 7.4, Borrowers shall ensure that each Deposit Account or Securities Account of a Credit

Party (other than Excluded Accounts) is subject to a Deposit Account Control Agreement or Securities Account Control Agreement, as applicable.

(b) Borrowers represent and warrant that Schedule 5.14 (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) lists all of the Deposit Accounts and Securities Accounts of each Borrower as of the Closing Date and as of the date on which each Compliance Certificate is delivered. The provisions of this Section requiring Deposit Account Control Agreements shall not apply to Excluded Accounts.

(c) Subject to Section 7.4, at all times that any Obligations or Affiliated Obligations remain outstanding, Borrower shall maintain one or more separate Deposit Accounts to hold any and all amounts to be used for payroll, payroll taxes and other employee wage and benefit payments, and shall not commingle any monies allocated for such purposes with funds in any other Deposit Account; provided, however, that the aggregate balance in such accounts does not exceed the amount necessary to make the immediately succeeding payroll, payroll tax or benefit payment (or such minimum amount as may be required by any requirement of Law with respect to such accounts).

Section 5.15 Compliance with Anti-Terrorism Laws. Agent hereby notifies Borrowers that pursuant to the requirements of Anti-Terrorism Laws, and Agent’s policies and practices, Agent is required to obtain, verify and record certain information and documentation that identifies Borrowers and its principals, which information includes the name and address of each Borrower and its principals and such other information that will allow Agent to identify such party in accordance with Anti-Terrorism Laws. No Borrower will, or will permit any Subsidiary to, directly or indirectly, knowingly enter into any contracts or agreements with any Blocked Person or any Person listed on the OFAC Lists. Each Borrower shall immediately notify Agent if such Borrower has knowledge that any Borrower, any additional Credit Party or any of their respective Affiliates or agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is or becomes a Blocked Person or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. No Borrower will, or will permit any Subsidiary to, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 5.16 Change in Accounting. No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP or required to be GAAP compliant or (b) change the fiscal year or method for determining fiscal quarters of any Credit Party or of any Consolidated Subsidiary of any Credit Party.

Section 5.17 Investment Company Act. No Borrower shall, nor shall it permit any Subsidiary to, directly or indirectly, engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act, by virtue of being an “investment company” or a company “controlled” by an “investment company” not entitled to an exemption within the meaning of the Investment Company Act.

Section 5.18 Agreements Regarding Receivables. No Borrower may backdate, postdate or redate any of its invoices. No Borrower may make any sales on extended dating or credit terms with respect to

Eligible Accounts beyond that customary in such Borrower’s industry and made in the Ordinary Course of Business. In addition to the Borrowing Base Certificate to be delivered in accordance with this Agreement, Borrower Representative shall notify Agent promptly upon any Borrower’s learning thereof, in the event any Eligible Account becomes ineligible for any reason, other than the aging of such Account, and of the reasons for such ineligibility. Borrower Representative shall also notify Agent promptly of all material disputes and claims with respect to the Accounts of any Borrower, and such Borrower will settle or adjust such material disputes and claims at no expense to Agent; provided, however, no Borrower may, without Agent’s consent, grant (a) any discount, credit or allowance in respect of its Accounts (i) which is outside the ordinary course of business or (ii) which discount, credit or allowance exceeds an amount equal to $250,000 in the aggregate with respect to any individual Account of (b) any materially adverse extension, compromise or settlement to any customer or account debtor with respect to any then Eligible Account. Nothing permitted by this Section 5.16, however, may be construed to alter in any the criteria for Eligible Accounts or Eligible Inventory provided in Section 1.1.

Article 6 - FINANCIAL COVENANTS

Section 6.1 Minimum Net Product Sales. If, at any time, Liquidity falls below the applicable Liquidity Threshold, then, at all times thereafter, Borrowers shall not permit their consolidated Net Product Sales for any applicable Defined Period, as tested quarterly on the last day of the applicable Defined Period, to be less than the Minimum Net Product Sales Threshold for such Defined Period. For the avoidance of doubt, in no event shall any Net Product Sales attributable to any entity or assets acquired pursuant to or in connection with a Permitted Acquisition and that was received or accrued prior to the date of such Permitted Acquisition be counted for purposes of determining Borrower’s compliance with the financial covenant set forth in Section 6.1.

Section 6.2 Evidence of Compliance. Borrowers shall furnish to Agent, as required by Section 4.1, a Compliance Certificate as evidence of (a) the monthly cash and Cash Equivalents of Borrowers and Borrowers and their Consolidated Subsidiaries, (b) Borrowers’ compliance with the covenants in this Article, including a calculation of Liquidity during the applicable reporting period, and (c) that no Event of Default specified in this Article has occurred. The Compliance Certificate shall include, without limitation, (x) a statement and report, in form and substance reasonably satisfactory to Agent, detailing Borrowers’ calculations, and (y) if requested by Agent, back-up documentation (including, without limitation, bank statements, invoices, receipts and other evidence of costs incurred during such quarter as Agent shall reasonably require) evidencing the propriety of the calculations.

Article 7 - CONDITIONS

Section 7.1 Conditions to Closing. The obligation of each Lender to make the initial Loans on the Closing Date shall be subject to the receipt by Agent of each agreement, document and instrument set forth on the closing checklist attached hereto as Exhibit F, each in form and substance satisfactory to Agent, and such other closing deliverables reasonably requested by Agent and Lenders, and to the satisfaction of the following conditions precedent, each to the satisfaction of Agent and Lenders in their reasonable discretion:

(a) the receipt by Agent of executed counterparts of this Agreement, the other Financing Documents and the Affiliated Financing Documents;

(b) the payment of all fees, expenses and other amounts due and payable under each Financing Document;

(c) since December 31, 2021, the absence of any material adverse change in any aspect of the business, operations, properties, or condition (financial or otherwise) of any Credit Party, or any event or condition which would reasonably be expected to result in such a material adverse change; and

(d) the receipt of the initial Borrowing Base Certificate, prepared as of the Closing Date.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Financing Document and each other document, agreement and/or instrument required to be approved by Agent, Required Lenders or Lenders, as applicable, on the Closing Date.

Section 7.2 Conditions to Each Loan. The obligation of the Lenders to make a Loan or an advance in respect of any Loan (including the initial Loans), is subject to the satisfaction of the following additional conditions:

(a) (i) receipt by Agent of a Notice of Borrowing and updated Borrowing Base Certificate;

(b) the fact that, immediately after such borrowing and after application of the proceeds thereof, the Revolving Loan Outstandings will not exceed the Revolving Loan Limit;

(c) the fact that, immediately before and after such advance, no Default or Event of Default shall have occurred and be continuing;

(d) the fact that the representations and warranties of each Credit Party contained in the Financing Documents shall be true, correct and complete in all material respects on and as of the date of such borrowing or issuance, except to the extent that any such representation or warranty relates to a specific earlier date in which case such representation or warranty shall be true and correct in all material respects as of such specific earlier date; provided, however, in each case, such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and

(e) the fact that no adverse change in the condition (financial or otherwise), properties, business, or operations of Borrowers or any other Credit Party shall have occurred and be continuing with respect to Borrowers or any Credit Party since the date of this Agreement;

Each giving of a Notice of Borrowing hereunder and each acceptance by any Borrower of the proceeds of any Loan made hereunder shall be deemed to be (y) a representation and warranty by each Borrower on the date of such notice or acceptance as to the facts specified in this Section, and (z) a restatement by each Borrower that each and every one of the representations made by it in any of the Financing Documents is true and correct as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date).

Section 7.3 Searches. Before the Closing Date, and thereafter (as and when determined by Agent in its discretion), Agent shall have the right to perform, all at Borrowers’ expense, the searches described in clauses (a), (b), and (c) below against Borrowers and any other Credit Party, the results of which are to be consistent with Borrowers’ representations and warranties under this Agreement and the satisfactory results of which shall be a condition precedent to all advances of Loan proceeds: (a) UCC searches with the Secretary of State of the jurisdiction in which the applicable Person is organized; (b) judgment, pending litigation, federal tax lien, personal property tax lien, and corporate and partnership tax lien searches, in each jurisdiction searched under clause (a) above; and (c) searches of applicable corporate, limited liability company, partnership and related records to confirm the continued existence, organization and good standing of the applicable Person and the exact legal name under which such Person is organized. Notwithstanding anything to the contrary herein, after the Closing Date, Borrowers shall not be liable for the expenses associated with such searches conducted more than once during each twelve month period unless an Event of Default has occurred and is continuing.

Section 7.4 Post-Closing Requirements. Unless Agent shall otherwise consent, Borrowers shall complete each of the post-closing obligations and/or provide to Agent each of the documents, instruments, agreements and information listed on Schedule 7.4 attached hereto on or before the date set forth for each such item thereon, each of which shall be completed or provided in form and substance reasonably satisfactory to Agent.

Article 8 – [Reserved]

Article 9 - SECURITY AGREEMENT

Section 9.1 Generally. As security for the payment and performance of the Obligations, and without limiting any other grant of a Lien and security interest in any Security Document, each Borrower hereby assigns, grants and pledges to Agent, for the benefit of itself and Lenders a continuing first priority Lien on and security interest in, upon, and to the property set forth on Schedule 9.1 attached hereto and made a part hereof, subject only to the Affiliated Intercreditor Agreement.

Section 9.2 Representations and Warranties and Covenants Relating to Collateral.

(a) The security interest granted pursuant to this Agreement constitutes a valid and, to the extent such security interest is required to be perfected (except in respect of Excluded Perfection Assets) by this Agreement and any other Financing Document, continuing perfected security interest in favor of Agent in all Collateral subject, for the following Collateral, to the occurrence of the following: (i) in the case of all Collateral in which a security interest may be perfected by filing a financing statement under the UCC, the completion of the filings and other actions specified on Schedule 9.2(b) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to Agent in completed and duly authorized form), (ii) with respect to any Deposit Account for which Deposit Account Control Agreements are required pursuant to this Agreement, the execution of Deposit Account Control Agreements, (iii) in the case of letter-of-credit rights that are not supporting obligations of Collateral, the execution of a contractual obligation granting control to Agent over such letter-of-credit rights, (iv) in the case of electronic chattel paper, the completion of all steps necessary to grant control to Agent over such electronic chattel paper, (v) in the case of all certificated stock, debt instruments and investment property, the delivery thereof to Agent of such certificated stock, debt instruments and investment property consisting of instruments and certificates, in each case properly endorsed for transfer to Agent or in blank, (vi) in the case of all investment property not in certificated form, the execution of control agreements with respect to such investment property and (vii) in the case of all other instruments and tangible chattel paper that are not certificated stock, debt instructions or investment property, the delivery thereof to Agent of such instruments and tangible chattel paper. Such security interest shall be prior to all other Liens on the Collateral except for Permitted Liens. Except to the extent not required pursuant to the terms of this Agreement, all actions by each Credit Party necessary or desirable to protect and perfect the Lien granted hereunder on the Collateral have been duly taken.

(b) Schedule 9.2(b) (as updated by the Compliance Certificates delivered to Agent from time to time after the Closing Date) sets forth (i) each chief executive office and principal place of business of each Borrower and each of their respective Subsidiaries, and (ii) all of the addresses (including all warehouses) at which any of the Collateral is located and/or books and records of Borrowers regarding any Collateral or any of Borrower’s assets, liabilities, business operations or financial condition are kept, which such Schedule 9.2(b) indicates in each case which Borrower(s) have Collateral and/or books and records located at such address, and, in the case of any such address not owned by one or more of the Borrowers(s), indicates the nature of such location (e.g., leased business location operated by Borrower(s), third party warehouse, consignment location, processor location, etc.) and the name and address of the third party owning and/or operating such location.

(c) Without limiting the generality of Section 3.2, except as indicated on Schedule 3.19 with respect to any rights of any Borrower as a licensee under any license of Intellectual Property owned by another Person, and except for the filing of financing statements under the UCC, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or consent of any other Person is required for (i) the grant by each Borrower to Agent of the security interests and Liens in the Collateral provided for under this Agreement and the other Security Documents (if any), or (ii) the granting of the security interest or the exercise by Agent of its rights and remedies with respect to the Collateral provided for under this Agreement and the other Security Documents or under any applicable Law, including the UCC and neither any such grant of Liens in favor of Agent or exercise of rights by Agent shall violate or cause a default under any agreement between any Borrower and any other Person relating to any such collateral, including any license to which a Borrower is a party, whether as licensor or licensee, with respect to any Intellectual Property, whether owned by such Borrower or any other Person.

(d) As of the Closing Date, except as set forth on Schedule 9.2(d), no Borrower has any ownership interest in any Chattel Paper (as defined in Article 9 of the UCC), letter of credit rights, commercial tort claims, Instruments (other than Excluded Perfection Assets), documents or investment property (other than Equity Interests in any Subsidiaries of such Borrower disclosed on Schedule 3.4), and Borrowers shall give notice to Agent promptly (but in any event not later than the delivery by Borrowers of the next quarterly Compliance Certificate required pursuant to Section 4.1 above) upon the acquisition by any Borrower of any such Chattel Paper, letter of credit rights, commercial tort claims, Instruments, documents, investment property. Subject to the terms of the Affiliated Intercreditor Agreement, no Person other than Agent or (if applicable) any Lender has “control” (as defined in Article 9 of the UCC) over any Deposit Account, investment property (including Securities Accounts and commodities account), letter of credit rights or electronic chattel paper in which any Borrower has any interest (except for such control arising by operation of law in favor of any bank or securities intermediary or commodities intermediary with whom any Deposit Account, Securities Account or commodities account of Borrowers is maintained).

(e) Borrowers shall not, and shall not permit any Credit Party to, take any of the following actions or make any of the following changes unless Borrowers have given at least thirty (30) days prior written notice to Agent of Borrowers’ intention to take any such action (which such written notice shall include an updated version of any Schedule impacted by such change) and have executed any and all documents, instruments and agreements and taken any other actions which Agent may request after receiving such written notice in order to protect and preserve the Liens, rights and remedies of Agent with respect to the Collateral: (i) change the legal name or organizational identification number of any Borrower as it appears in official filings in the jurisdiction of its organization, (ii) change the jurisdiction of incorporation or formation of any Borrower or Credit Party or allow any Borrower or Credit Party to designate any jurisdiction as an additional jurisdiction of incorporation for such Borrower or Credit Party, or change the type of entity that it is; provided that in no event shall a Borrower organized under the laws of the United States or any state thereof be reorganized under the laws of a jurisdiction other than the United States or any State thereof, or (iii) change its chief executive office, principal place of business, or the location of its books and records or move any Collateral to or place any Collateral on any location that is not then listed on the Schedules (other than Collateral that is in transit or out for repair), as updated from time to time pursuant to the terms of this Agreement, and/or establish any business location at any location that is not then listed on the Schedules.

(f) Borrowers shall not adjust, settle or compromise the amount or payment of any Account, or release wholly or partly any Account Debtor, or allow any credit or discount thereon (other than adjustments, settlements, compromises, credits and discounts in the Ordinary Course of Business, made while no Default exists and in amounts that are otherwise not material with respect to the Account and which, after giving effect thereto, do not cause the Borrowing Base to be less than the Revolving Loan Outstandings) without the prior written consent of Agent. Without limiting the generality of this Agreement or any other provisions of any of the Financing Documents relating to the rights of Agent after the occurrence and during the continuance of an Event of Default, Agent shall have the right at any time after the occurrence and during the continuance of an Event of Default to: (i) exercise the rights of Borrowers with respect to the obligation of any Account Debtor to make payment or otherwise render performance to Borrowers and with respect to any property that secures the obligations of any Account Debtor or any other Person obligated on the Collateral, and (ii) adjust, settle or compromise the amount or payment of such Accounts.

(g) Without limiting the generality of Sections 9.2(c) and 9.2(e):

(i) Subject to the terms and conditions of the Affiliated Intercreditor Agreement, Borrowers shall deliver to Agent all tangible Chattel Paper and all Instruments and documents (other than any Excluded Perfection Assets) owned by any Borrower and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Borrowers shall provide Agent with “control” (as defined in Article 9 of the UCC) of all electronic Chattel Paper (other than Excluded Perfection Assets) owned by any Borrower and constituting part of the Collateral by having Agent identified as the assignee on the records pertaining to the single authoritative copy thereof and otherwise complying with the applicable elements of control set forth in the UCC. Borrowers also shall deliver to Agent all security agreements securing any such Chattel Paper (other than Excluded Perfection Assets. Borrowers will mark conspicuously all such Chattel Paper and all such Instruments and documents (other than Excluded Perfection Assets) with a legend, in form and substance satisfactory to Agent, indicating that such Chattel Paper and such instruments and documents are subject to the security interests and Liens in favor of Agent created pursuant to this Agreement and the Security Documents. Borrowers shall comply with all the provisions of Section 5.14 with respect to the Deposit Accounts and Securities Accounts of Borrowers.

(ii) Borrowers shall deliver to Agent all letters of credit (other than Excluded Perfection Assets) on which any Borrower is the beneficiary and which give rise to letter of credit rights owned by such Borrower which constitute part of the Collateral in each case duly endorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance satisfactory to Agent. Except with respect to Excluded Perfection Assets, Borrowers shall take any and all actions as may be necessary or desirable, or that Agent may request, from time to time, to cause Agent to obtain exclusive “control” (as defined in Article 9 of the UCC) of any such letter of credit rights in a manner acceptable to Agent.

(iii) Borrowers shall promptly advise Agent upon any Borrower becoming aware that it has any interests in any commercial tort claim (other than Excluded Perfection Assets), which such notice shall include descriptions of the events and circumstances giving rise to such commercial tort claim and the dates such events and circumstances occurred, the potential defendants with respect such commercial tort claim and any court proceedings that have been instituted with respect to such commercial tort claims, and Borrowers shall, with respect to any such commercial tort claim, execute and deliver to Agent such documents as Agent shall request to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to any such commercial tort claim.

(iv) Upon the written request of Agent, Borrowers shall use commercially reasonable efforts to obtain a landlord’s agreement, mortgagee agreement, or bailee agreement, as applicable, from the lessor of each leased property, the mortgagee of owned property or the warehouseman, consignee, bailee at any business location, in each case, located in the United States and (a) which is a Borrower’s chief executive office or (b) where (i) any portion of the Collateral included in or proposed to be included in the Borrowing Base, or (ii) any portion of the Collateral with a value in excess of $2,000,000, is located, in each case, which agreement or letter shall be reasonably satisfactory in form and substance to Agent. Borrowers shall timely and fully pay and perform its obligations under all leases and other agreements with respect to each of the locations specified in the preceding sentence. In no event shall Credit Parties maintain tangible Collateral (other than Inventory with contract manufacturers and Inventory in transit in the Ordinary Course of Business) with a value in excess of $1,000,000 outside of the United States without Agent’s prior consent.

(v) Borrowers shall cause all material Equipment and other material tangible personal property other than Inventory to be maintained and preserved in the same condition, repair and in working order as when new, ordinary wear and tear excepted, and shall promptly make or cause to be made all repairs, replacements and other improvements in connection therewith that are reasonably necessary or desirable to such end. Upon request of Agent, Borrowers shall promptly deliver to Agent any and all certificates of title, applications for title or similar evidence of ownership of all such tangible personal property (other than Excluded Perfection Assets) and shall cause Agent to be named as lienholder on any such certificate of title or other evidence of ownership. Borrowers shall not permit any such tangible personal property to become fixtures to real estate unless such real estate is subject to a Lien in favor of Agent.

(vi) Each Borrower hereby authorizes Agent to file without the signature of such Borrower one or more UCC financing statements relating to liens on personal property relating to all or any part of the Collateral, which financing statements may list Agent as the “secured party” and such Borrower as the “debtor” and which describe and indicate the collateral covered thereby as all or any part of the Collateral under the Financing Documents (including an indication of the collateral covered by any such financing statement as “all assets” of such Borrower now owned or hereafter acquired), in such jurisdictions as Agent from time to time determines are appropriate, and to file without the signature of such Borrower any continuations of or corrective amendments to any such financing statements, in any such case in order for Agent to perfect, preserve or protect the Liens, rights and remedies of Agent with respect to the Collateral. Each Borrower also ratifies its authorization for Agent to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(vii) As of the Closing Date, no Borrower holds, and, after the Closing Date, Borrowers shall promptly notify Agent in writing upon creation or acquisition by any Borrower of, any Collateral which constitutes a claim against any Governmental Authority, including, without limitation, the federal government of the United States or any instrumentality or agency thereof, the assignment of which claim is restricted by any applicable Law, including, without limitation, the federal Assignment of Claims Act and any other comparable Law. Upon the request of Agent, Borrowers shall take such steps as may be necessary or desirable, or that Agent may request, to comply with any such applicable Law; provided, however, the requirement to comply with the Federal Assignment of Claims Act or any similar statute, shall be limited to the obligation of the applicable Credit Parties to execute and deliver to Agent such forms as necessary to comply with the Federal Assignment of Claims Act or any similar statute (but for the avoidance of doubt, shall not require that such Credit Parties obtain the signatures from any Governmental Authority).

(viii) Borrowers shall furnish to Agent from time to time any statements and schedules further identifying or describing the Collateral and any other information, reports or evidence concerning the Collateral as Agent may reasonably request from time to time.

(h) Any obligation of any Credit Party in this Agreement that requires (or any representation or warranty hereunder to the extent that it would have the effect of requiring) delivery of Collateral (including any endorsements related thereto) to, or the possession of Collateral with, Agent shall be deemed to have complied with and satisfied (or, in the case of any representation or warranty hereunder, shall be deemed to be true) if such delivery of Collateral is made to, or such possession of Collateral is with, the Affiliated Financing Agent.

Article 10 EVENTS OF DEFAULT

Section 10.1 Events of Default. For purposes of the Financing Documents, the occurrence of any of the following conditions and/or events, whether voluntary or involuntary, by operation of law or otherwise, shall constitute an “Event of Default”:

(a) (i) any Credit Party shall fail to pay when due any principal, interest, premium or fee under any Financing Document or any other amount payable under any Financing Document and, with respect to any such payment other than principal or interest, such failure shall continue for 3 Business Days after the date such amount was due, or (ii) there shall occur any default in the performance of or compliance with any of the following sections or articles of this Agreement: Section 2.11, Section 4.1, Section 4.2(b), Section 4.4(c), Section 4.6, Section 4.9, Section 4.11, Section 4.15, Section 4.16, Section 4.17, Article 5, Article 6 or Section 7.4;

(b) any Credit Party defaults in the performance of or compliance with any term contained in this Agreement or in any other Financing Document (other than occurrences described in other provisions of this Section 10.1 for which a different grace or cure period is specified or for which no grace or cure period is specified and thereby constitute immediate Events of Default) and such default is not remedied by the Credit Party or waived by Agent within thirty (30) days after the earlier of (i) receipt by Borrower Representative of notice from Agent or Required Lenders of such default, or (ii) actual knowledge of any Responsible Officer of the Borrower or any other Credit Party of such default;

(c) any written representation, warranty, certification or statement made by any Credit Party or any other Person in any Financing Document or in any certificate, financial statement or other document delivered pursuant to any Financing Document is incorrect in any respect (or in any material respect if such representation, warranty, certification or statement is not by its terms already qualified as to materiality) when made (or deemed made);

(d) (i) failure of any Credit Party to pay when due or within any applicable grace period any principal, interest or other amount on Debt (other than the Loans), or the occurrence of any breach, default, condition or event with respect to any Debt (other than the Loans), if the effect of such failure or occurrence is to cause or to permit the holder or holders of any such Debt, or to cause, Debt or other liabilities having an individual principal amount in excess of $1,000,000 or having an aggregate principal amount in excess of $2,000,000 (any such Debt, “Material Debt”) to become or be declared due prior to its stated maturity, or (ii) without limiting the foregoing, the occurrence of any breach or default under any terms or provisions of any Subordinated Debt Document or under any agreement subordinating the

Subordinated Debt to all or any portion of the Obligations or the occurrence of any event requiring (or that would allow the holders thereof to require) the prepayment or mandatory redemption of any Subordinated Debt;

(e) any Credit Party or any Subsidiary of a Credit Party shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law or any analogous procedure or step is taken in any other jurisdiction) now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize the foregoing;

(f) an involuntary case or other proceeding shall be commenced against any Credit Party or any Subsidiary of a Credit Party seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of forty-five (45) days; or an order for relief shall be entered against any Credit Party or any Subsidiary of a Credit Party under applicable federal bankruptcy, insolvency or other similar law in respect of (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) composition, rescheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts or obligations, or (iii) possession, foreclosure, seizure or retention, sale or other disposition of, or other proceedings to enforce security over, all or any substantial part of the assets of such Credit Party or Subsidiary;

(g) (i) institution of any steps by any Person to terminate a Pension Plan if as a result of such termination any Credit Party or any member of the Controlled Group could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $1,000,000, (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 303(k) of ERISA or Section 430(k) of the Code or an event occurs that would reasonably be expected to give rise to a Lien under Section 4068 of ERISA, or (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that any Credit Party or any member of the Controlled Group have incurred on the date of such withdrawal) exceeds $2,500,000;

(h) there is entered against any Credit Party or any Subsidiary thereof (i) one or more judgments or orders for the payment of money or fines or penalties issued by any Governmental Authority involving in the aggregate a liability (not fully covered or paid by insurance as to which the relevant insurance company has acknowledged coverage) of $2,000,000 or more, or (ii) one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case (i) or (ii), (A) enforcement proceedings are commenced by any creditor or any such Governmental Authority, as applicable, upon such judgment, order, penalty or fine, as applicable, or (B) such judgment, order, penalty or fine, as applicable, shall not have been vacated, discharged, stayed or bonded, as applicable, pending appeal within 20 days from the entry or issuance thereof;

(i) except solely as a result of any action or inaction of Agent or any Lenders (provided that such action or inaction is not caused by a Credit Party’s failure to comply with the terms of the

Financing Documents), any Lien created by any of the Security Documents shall at any time fail to constitute a valid and perfected Lien on all of the Collateral purported to be encumbered thereby, subject to no prior or equal Lien except Permitted Liens, or any Credit Party shall so assert;

(j) the institution by any Governmental Authority of material criminal proceedings against any Credit Party;

(k) a default or event of default occurs under any other Financing Document and any applicable grace period under such Financing Document has expired;

(l) the occurrence of a Change in Control;

(m) if any Borrower is or becomes an entity whose equity is registered with the SEC, and/or is publicly traded on and/or registered with a public securities exchange, such Borrower’s equity fails to remain registered with the SEC in good standing, and/or such equity fails to remain publicly traded on and registered with a public securities exchange;

(n) the occurrence of any fact, event or circumstance that could reasonably be expected to result in a Material Adverse Effect;

(o) (i) the voluntary withdrawal or cessation of production of any material Product or Product category (other than any voluntary withdrawal or cessation of production in the Ordinary Course of Business that is temporary in nature), or institution of any action or proceeding by the FDA or similar Governmental Authority to order the withdrawal of, any material Product or Product category, (ii) any injunction, whether temporary or permanent, shall be rendered against Borrower or any Subsidiary that prevents Borrower or any Subsidiary from selling, manufacturing or providing any material Product or performing the Procedure or its commercially available successors, or any of their other material and commercially available products, services or procedures in the United States for more than sixty (60) consecutive calendar days, or (iii) the commencement of any enforcement action against any Credit Party, its Subsidiaries or any representative of any Credit Party or its Subsidiaries (with respect to the business of any Credit Party or its Subsidiaries) by FDA or any other Governmental Authority which has or could reasonably be expected to result in a Material Adverse Effect;

(p) there shall occur any event of default under the Affiliated Financing Documents;

(q) any of the Financing Documents shall for any reason fail to constitute the valid and binding agreement of any party thereto, or any Credit Party shall so assert, in each case, unless such Financing Document terminates pursuant to the terms and conditions thereof without any breach or default thereunder by any Credit Party thereto.

All cure periods provided for in this Section 10.1 shall run concurrently with any cure period provided for in any applicable Financing Documents under which the default occurred.

Section 10.2 Acceleration and Suspension or Termination of Revolving Loan Commitments. Upon the occurrence and during the continuance of an Event of Default, Agent may, and shall if requested by Required Lenders, (a) by notice to Borrower Representative suspend or terminate the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto, in whole or in part (and, if in part, each Lender’s Revolving Loan Commitment shall be reduced in accordance with its Pro Rata Share), and/or (b) by notice to Borrower Representative declare all or any portion of the Obligations to be, and the Obligations shall thereupon become, immediately due and payable, with accrued interest thereon, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same; provided, however, that in the case of any of the Events of Default specified in Section 10.1(e) or 10.1(f) above, without any notice to any Borrower or any other act by Agent or the Lenders, the Revolving Loan Commitment and the obligations of Agent and the Lenders with respect thereto shall thereupon immediately and automatically terminate and all of the Obligations shall become immediately and automatically due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower and Borrowers will pay the same.

Section 10.3 UCC Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default under this Agreement or the other Financing Documents, Agent, in addition to all other rights, options, and remedies granted to Agent under this Agreement or at law or in equity, may exercise, either directly or through one or more assignees or designees, all rights and remedies granted to it under all Financing Documents and under the UCC in effect in the applicable jurisdiction(s) and under any other applicable law, including, without limitation:

(i) the right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(ii) the right to (by its own means or with judicial assistance) enter any of Borrowers’ premises and take possession of the Collateral, or render it unusable, or to render it usable or saleable, or dispose of the Collateral on such premises in compliance with subsection (iii) below and to take possession of Borrowers’ original books and records, to obtain access to Borrowers’ data processing equipment, computer hardware and software relating to the Collateral and to use all of the foregoing and the information contained therein in any manner Agent deems appropriate, without any liability for rent, storage, utilities, or other sums, and Borrowers shall not resist or interfere with such action (if Borrowers’ books and records are prepared or maintained by an accounting service, contractor or other third party agent, Borrowers hereby irrevocably authorize such service, contractor or other agent, upon notice by Agent to such Person that an Event of Default has occurred and is continuing, to deliver to Agent or its designees such books and records, and to follow Agent’s instructions with respect to further services to be rendered);

(iii) the right to require Borrowers at Borrowers’ expense to assemble all or any part of the Collateral and make it available to Agent at any place designated by Lender;

(iv) the right to notify postal authorities to change the address for delivery of Borrowers’ mail to an address designated by Agent and to receive, open and dispose of all mail addressed to any Borrower; and/or

(v) the right to enforce Borrowers’ rights against Account Debtors and other obligors, including, without limitation, (i) the right to collect Accounts directly in Agent’s own name (as agent for Lenders) and to charge the collection costs and expenses, including documented out-of-pocket attorneys’ fees, to Borrowers, and (ii) the right, in the name of Agent or any designee of Agent or Borrowers, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise, including, without limitation, verification of Borrowers’ compliance with applicable Laws. Borrowers shall cooperate fully with Agent in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Agent and applicable federal, state and local regulatory authorities having jurisdiction over the Borrowers’ affairs, all of which contacts Borrowers hereby irrevocably authorize.

(b) Each Borrower agrees that a notice received by it at least ten (10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized market may be sold immediately by Agent without prior notice to Borrowers. At any sale or disposition of Collateral, Agent may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrowers, which right is hereby waived and released. Each Borrower covenants and agrees not to interfere with or impose any obstacle to Agent’s exercise of its rights and remedies with respect to the Collateral. Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. Agent may comply with any applicable state or federal law requirements in connection with a disposition of the Collateral and compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. Agent may sell the Collateral without giving any warranties as to the Collateral. Agent may specifically disclaim any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral. If Agent sells any of the Collateral upon credit, Borrowers will be credited only with payments actually made by the purchaser, received by Agent and applied to the indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Agent may resell the Collateral and Borrowers shall be credited with the proceeds of the sale. Borrowers shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations.

(c) Without restricting the generality of the foregoing and for the purposes aforesaid, each Borrower hereby appoints and constitutes Agent its lawful attorney-in-fact with full power of substitution in the Collateral, upon the occurrence and during the continuance of an Event of Default, to (i) use unadvanced funds remaining under this Agreement or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the face amount of the Notes, (ii) pay, settle or compromise all existing bills and claims, which may be Liens or security interests, or to avoid such bills and claims becoming Liens against the Collateral, (iii) execute all applications and certificates in the name of such Borrower and to prosecute and defend all actions or proceedings in connection with the Collateral, and (iv) do any and every act which such Borrower might do in its own behalf; it being understood and agreed that this power of attorney in this subsection (c) shall be a power coupled with an interest and cannot be revoked.

(d) Upon the occurrence and during the continuance of an Event of Default, subject to any right of any third parties and/or any agreement between any Borrower and any third party to the extent not granted or entered into in contravention of the terms of this Agreement, Agent and each Lender is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, mask works, rights of use of any name, any other Intellectual Property and advertising matter, and any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Agent’s exercise of its rights under this Article, Borrowers’ rights under all licenses (whether as licensor or licensee) and all franchise agreements inure to Agent’s and each Lender’s benefit.

Section 10.4 Protective Payments. If any Credit Party fails to pay or perform any covenant or obligation under this Agreement or any other Financing Document, Agent may pay or perform such covenant or obligation, and all amounts so paid by Agent are Protective Advances and immediately due and payable, constituting principal and bearing interest at the then highest applicable rate for the Loans hereunder, and secured by the Collateral. No such payments or performance by Agent shall be construed as an agreement to make similar payments or performance in the future or constitute Agent’s waiver of any Event of Default. Without limiting the foregoing, each Lender and Borrower hereby authorizes Agent, without the necessity of any notice or further consent from any Lender, from time to time prior to a Default, to make any Protective Advance with respect to any Collateral or the Financing Documents which may be necessary to protect the priority, validity or enforceability of any lien on, and security interest in, any Collateral and the instruments evidencing or securing the obligations of Borrower under the Financing Documents. Credit Parties agree to pay on demand all Protective Advances. The Lenders must reimburse Agent for any Protective Advances (in accordance with their Pro Rata Shares) to the extent not reimbursed by Credit Parties.

Section 10.5 Default Rate of Interest. At the election of Agent or Required Lenders, after the occurrence of an Event of Default and for so long as it continues, the Loans and other Obligations shall bear interest at rates that are three percent (3.0%) per annum in excess of the rates otherwise payable under this Agreement; provided, however, that in the case of any Event of Default specified in Section 10.1(e) or 10.1(f) above, such default rates shall apply immediately and automatically without the need for any election or action of any kind on the part of Agent or any Lender.

Section 10.6 Setoff Rights. During the continuance of any Event of Default, each Lender is hereby authorized by each Borrower at any time or from time to time, with reasonably prompt subsequent notice to such Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (a) balances held by such Lender or any of such Lender’s Affiliates at any of its offices for the account of such Borrower or any of its Subsidiaries (regardless of whether such balances are then due to such Borrower or its Subsidiaries), and (b) other property at any time held or owing by such Lender to or for the credit or for the account of such Borrower or any of its Subsidiaries, against and on account of any of the Obligations (other than contingent obligations for which no claim has been made); except that no Lender shall exercise any such right without the prior written consent of Agent. Any Lender exercising a right to set off shall purchase for cash (and the other Lenders shall sell) interests in each of such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause all Lenders to share the amount so set off with each other Lender in accordance with their respective Pro Rata Share of the Obligations. Each Borrower agrees, to the fullest extent permitted by law, that any Lender and any of such Lender’s Affiliates may exercise its right to set off with respect to the Obligations as provided in this Section 10.6.

Section 10.7 Application of Proceeds.

(a) Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Agent from or on behalf of such Borrower or any Guarantor of all or any part of the Obligations, and, as between Borrowers on the one hand and Agent and Lenders on the other, Agent shall have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as Agent may deem advisable notwithstanding any previous application by Agent.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in such order as Agent may from time to time elect.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Agent shall apply any and all payments received by Agent in respect of the Obligations, and any and all proceeds of Collateral received by Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Agent with respect to this Agreement, the other Financing Documents or the Collateral; second, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any

Lender with respect to this Agreement, the other Financing Documents or the Collateral; third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); fourth, to the principal amount of the Obligations outstanding; and fifth, to any other indebtedness or obligations of Borrowers owing to Agent or any Lender under the Financing Documents. Any balance remaining shall be delivered to Borrowers or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out the foregoing, (y) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category, and (z) each of the Persons entitled to receive a payment in any particular category shall receive an amount equal to its Pro Rata Share of amounts available to be applied pursuant thereto for such category.

Section 10.8 Waivers.

(a) Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, each Borrower waives: (i) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Financing Documents, the Notes or any other notes, commercial paper, accounts, contracts, documents, Instruments, Chattel Paper and Guarantees at any time held by Lenders on which any Borrower may in any way be liable, and hereby ratifies and confirms whatever Lenders may do in this regard; (ii) all rights to notice and a hearing prior to Agent’s or any Lender’s taking possession or control of, or to Agent’s or any Lender’s replevy, attachment or levy upon, any Collateral or any bond or security which might be required by any court prior to allowing Agent or any Lender to exercise any of its remedies; and (iii) the benefit of all valuation, appraisal and exemption Laws. Each Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Financing Documents and the transactions evidenced hereby and thereby.

(b) Each Borrower for itself and all its successors and assigns, (i) agrees that its liability shall not be in any manner affected by any indulgence, extension of time, renewal, waiver, or modification granted or consented to by Lender, except to the extent expressly set forth in a written amendment or written waiver to this Agreement, executed by Agent and Lenders in accordance with the terms of this Agreement; (ii) consents to any indulgences and all extensions of time, renewals, waivers, or modifications that may be granted by Agent or any Lender with respect to the payment or other provisions of the Financing Documents, and to any substitution, exchange or release of the Collateral, or any part thereof, with or without substitution, and agrees to the addition or release of any Borrower, endorsers, guarantors, or sureties, or whether primarily or secondarily liable, without notice to any other Borrower and without affecting its liability hereunder; (iii) agrees that its liability shall be unconditional and without regard to the liability of any other Borrower, Agent or any Lender for any tax on the indebtedness; and (iv) to the fullest extent permitted by law, expressly waives the benefit of any statute or rule of law or equity now provided, or which may hereafter be provided, which would produce a result contrary to or in conflict with the foregoing.

(c) To the extent that Agent or any Lender may have acquiesced in any noncompliance with any requirements or conditions precedent to the closing of the Loans or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Agent or any Lender of such requirements with respect to any future disbursements of Loan proceeds and Agent may at any time after such acquiescence require Borrowers to comply with all such requirements. Any forbearance by Agent or Lender in exercising any right or remedy under any of the Financing Documents, or otherwise afforded by applicable law, including any failure to accelerate the maturity date of the Loans, shall not be a waiver of or preclude the exercise of any right or remedy nor shall it serve as a novation of the Notes or as a reinstatement of the Loans or a waiver of such right of acceleration or the right to insist upon strict compliance of the terms of the Financing Documents. Agent’s or any Lender’s acceptance of payment of any sum secured by any of the Financing Documents after the due date of such payment shall not be a waiver of Agent’s and such Lender’s right to either require prompt payment when due of all other sums so secured or to declare a default for failure to make prompt payment. The procurement of insurance or the payment of taxes or other Liens or charges by Agent as the result of an Event of Default shall not be a waiver of Agent’s right to accelerate the maturity of the Loans, nor shall Agent’s receipt of any condemnation awards, insurance proceeds, or damages under this Agreement operate to cure or waive any Credit Party’s default in payment of sums secured by any of the Financing Documents.

(d) Without limiting the generality of anything contained in this Agreement or the other Financing Documents, each Borrower agrees that if an Event of Default is continuing (i) Agent and Lenders shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Agent or Lenders shall remain in full force and effect until Agent or Lenders have exhausted all remedies against the Collateral and any other properties owned by Borrowers and the Financing Documents and other security instruments or agreements securing the Loans have been foreclosed, sold and/or otherwise realized upon in satisfaction of Borrowers’ obligations under the Financing Documents.

(e) Nothing contained herein or in any other Financing Document shall be construed as requiring Agent or any Lender to resort to any part of the Collateral for the satisfaction of any of Borrowers’ obligations under the Financing Documents in preference or priority to any other Collateral, and Agent may seek satisfaction out of all of the Collateral or any part thereof, in its absolute discretion in respect of Borrowers’ obligations under the Financing Documents. In addition, Agent shall have the right from time to time to partially foreclose upon any Collateral in any manner and for any amounts secured by the Financing Documents then due and payable as determined by Agent in its sole discretion, including, without limitation, the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and/or interest, Agent may foreclose upon all or any part of the Collateral to recover such delinquent payments, or (ii) in the event Agent elects to accelerate less than the entire outstanding principal balance of the Loans, Agent may foreclose all or any part of the Collateral to recover so much of the principal balance of the Loans as Lender may accelerate and such other sums secured by one or more of the Financing Documents as Agent may elect. Notwithstanding one or more partial foreclosures, any unforeclosed Collateral shall remain subject to the Financing Documents to secure payment of sums secured by the Financing Documents and not previously recovered.

(f) To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Collateral any equitable right otherwise available to any Credit Party which would require the separate sale of any of the Collateral or require Agent or Lenders to exhaust their remedies against any part of the Collateral before proceeding against any other part of the Collateral; and further in the event of such foreclosure each Borrower does hereby expressly consent to and authorize, at the option of Agent, the foreclosure and sale either separately or together of each part of the Collateral.

Section 10.9 Injunctive Relief. The parties acknowledge and agree that, in the event of a breach or threatened breach of any Credit Party’s obligations under any Financing Documents, Agent and Lenders may have no adequate remedy in money damages and, accordingly, shall be entitled to an injunction (including, without limitation, a temporary restraining order, preliminary injunction, writ of attachment, or order compelling an audit) against such breach or threatened breach, including, without limitation, maintaining any cash management and collection procedure described herein. However, no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against any other legal or equitable remedies in the event of a breach or threatened breach of any provision of this Agreement. Each Credit Party waives, to the fullest extent permitted by law, the requirement of the posting of any bond in connection with such injunctive relief. By joining in the Financing Documents as a Credit Party, each Credit Party specifically joins in this Section as if this Section were a part of each Financing Document executed by such Credit Party.

Section 10.10 Marshalling; Payments Set Aside. Neither Agent nor any Lender shall be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes any payment or Agent enforces its Liens or Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such enforcement or set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

Article 11 - AGENT

Section 11.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes Agent to enter into each of the Financing Documents to which it is a party (other than this Agreement) on its behalf and to take such actions as Agent on its behalf and to exercise such powers under the Financing Documents as are delegated to Agent by the terms thereof, together with all such powers as are reasonably incidental thereto. Subject to the terms of Section 11.16 and to the terms of the other Financing Documents, Agent is authorized and empowered to amend, modify, or waive any provisions of this Agreement or the other Financing Documents on behalf of Lenders. The provisions of this Article 11 are solely for the benefit of Agent and Lenders and neither any Borrower nor any other Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Credit Party. Agent may perform any of its duties hereunder, or under the Financing Documents, by or through its agents, servicers, trustees, investment managers or employees.

Section 11.2 Agent and Affiliates. Agent shall have the same rights and powers under the Financing Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Credit Party or Affiliate of any Credit Party as if it were not Agent hereunder.

Section 11.3 Action by Agent. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the Financing Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the Financing Documents except as expressly set forth herein or therein.

Section 11.4 Consultation with Experts. Agent may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 11.5 Liability of Agent. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be liable to any Lender for any action taken or not taken by it in connection with the Financing Documents, except that Agent shall be liable with respect to its specific duties set forth hereunder but only to the extent of its own gross negligence or willful misconduct in the discharge thereof as determined by a final non-appealable judgment of a court of competent jurisdiction. Neither Agent nor any of its directors, officers, agents, trustees, investment managers, servicers or employees shall be responsible for or have any duty to ascertain, inquire into or verify (a) any statement, warranty or representation made in connection with any Financing Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements specified in any Financing Document; (c) the satisfaction of any condition specified in any Financing Document; (d) the validity, effectiveness, sufficiency or genuineness of any Financing Document, any Lien purported to be created or perfected thereby or any other instrument or writing furnished in connection therewith; (e) the existence or non-existence of any Default or Event of Default; or (f) the financial condition of any Credit Party. Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile or electronic transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

Section 11.6 Indemnification. Each Lender shall, in accordance with its Pro Rata Share, indemnify Agent (to the extent not reimbursed by Borrowers) upon demand against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction) that Agent may suffer or incur in connection with the Financing Documents or any action taken or omitted by Agent hereunder or thereunder. If any indemnity furnished to Agent for any purpose shall, in the opinion of Agent, be insufficient or become impaired, Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against even if so directed by Required Lenders until such additional indemnity is furnished.

Section 11.7 Right to Request and Act on Instructions. Agent may at any time request instructions from Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the Financing Documents Agent is permitted or desires to take or to grant, and if such instructions are promptly requested, Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Financing Documents until it shall have received such instructions from Required Lenders or all or such other portion of the Lenders as shall be prescribed by this Agreement. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting under this Agreement or any of the other Financing Documents in accordance with the instructions of Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) and, notwithstanding the instructions of Required Lenders (or such other applicable portion of the Lenders), Agent shall have no obligation to take any action if it believes, in good faith, that such action would violate applicable Law or exposes Agent to any liability for which it has not received satisfactory indemnification in accordance with the provisions of Section 11.6.

Section 11.8 Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Financing Documents.

Section 11.9 Collateral Matters. Lenders irrevocably authorize Agent, at its option and in its discretion, to (a) release any Lien granted to or held by Agent under any Security Document (i) upon termination of the Revolving Loan Commitment and payment in full of all Obligations; or (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under any Financing Document (it being understood and agreed that Agent may conclusively rely without further inquiry on a certificate of a Responsible Officer as to the sale or other disposition of property being made in full compliance with the provisions of the Financing Documents); and (b) subordinate any Lien granted to or held by Agent under any Security Document to a Permitted Lien that is allowed to have priority over the Liens granted to or held by Agent pursuant to the definition of “Permitted Liens”. Upon request by Agent at any time, Lenders will confirm Agent’s authority to release and/or subordinate particular types or items of Collateral pursuant to this Section 11.9.

Section 11.10 Agency for Perfection. Agent and each Lender hereby appoint each other Lender as agent for the purpose of perfecting Agent’s security interest in assets which, in accordance with the Uniform Commercial Code in any applicable jurisdiction, can be perfected by possession or control. Should any Lender (other than Agent) obtain possession or control of any such assets, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor, shall deliver such assets to Agent or in accordance with Agent’s instructions or transfer control to Agent in accordance with Agent’s instructions. Each Lender agrees that it will not have any right individually to enforce or seek to enforce any Security Document or to realize upon any Collateral for the Loan unless instructed to do so by Agent (or consented to by Agent), it being understood and agreed that such rights and remedies may be exercised only by Agent.

Section 11.11 Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default except with respect to defaults in the payment of principal, interest and fees required to be paid to Agent for the account of Lenders, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. Agent will notify each Lender of its receipt of any such notice. Agent shall take such action with respect to such Default or Event of Default as may be requested by Required Lenders (or all or such other portion of the Lenders as shall be prescribed by this Agreement) in accordance with the terms hereof. Unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interests of Lenders.

Section 11.12 Assignment by Agent; Resignation of Agent; Successor Agent.

(a) Agent may at any time assign its rights, powers, privileges and duties hereunder to (i) another Lender or an Affiliate of Agent or any Lender or any Approved Fund, or (ii) any Eligible Assignee to whom Agent, in its capacity as a Lender, has assigned (or will assign, in conjunction with such assignment of agency rights hereunder) 50% or more of its Loan, in each case with notice to Borrower following such assignment (provided that a lack of notice shall not affect the validity or enforceability of such assignment), but without the consent of the Lenders or Borrowers. Following any such assignment, Agent shall endeavor to give notice to the Lenders and Borrowers. Failure to give such notice shall not affect such assignment in any way or cause the assignment to be ineffective. An assignment by Agent pursuant to this subsection (a) shall not be deemed a resignation by Agent for purposes of subsection (b) below.

(b) Without limiting the rights of Agent to designate an assignee pursuant to subsection (a) above, Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall be an Eligible Assignee. If no such successor shall have been so appointed by Required Lenders and shall have accepted such appointment within ten (10) Business Days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent which successor Agent shall be an Eligible Assignee; provided, however, that if Agent shall notify Borrowers and the Lenders that no Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice from Agent that no Person has accepted such appointment and, from and following delivery of such notice, (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Financing Documents, and (ii) all payments, communications and determinations provided to be made by, to or through Agent shall instead be made by or to each Lender directly, until such time as Required Lenders appoint a successor Agent as provided for above in this paragraph.

(c) Upon (i) an assignment permitted by subsection (a) above, or (ii) the acceptance of a successor’s appointment as Agent pursuant to subsection (b) above, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder and under the other Financing Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Financing Documents, the provisions of this Article and Section 11.12 shall continue in effect for the benefit of such retiring Agent and its sub-agents in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting or was continuing to act as Agent.

Section 11.13 Payment and Sharing of Payment.

(a) Revolving Loan Advances, Payments and Settlements; Interest and Fee Payments.

(i) Agent shall have the right, on behalf of Revolving Lenders to disburse funds to Borrowers for all Revolving Loans requested or deemed requested by Borrowers pursuant to the terms of this Agreement. Agent shall be conclusively entitled to assume, for purposes of the preceding sentence, that each Revolving Lender, other than any Non-Funding Lenders, will fund its Pro Rata Share of all Revolving Loans requested by Borrowers. Each Revolving Lender shall reimburse Agent on demand, in accordance with the provisions of the immediately following paragraph, for all funds disbursed on its behalf by Agent pursuant to the first sentence of this clause (i), or if Agent so requests, each Revolving Lender will remit to Agent its Pro Rata Share of any Revolving Loan before Agent disburses the same to a Borrower. If Agent elects to require that each Revolving Lender make funds available to Agent, prior to a disbursement by Agent to a Borrower, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s Pro Rata Share of the Revolving Loan requested by such Borrower no later than noon (Eastern time) on the date of funding of such Revolving Loan, and each such Revolving Lender shall pay Agent on such date such Revolving Lender’s Pro Rata Share of such requested Revolving Loan, in same day funds, by wire transfer to the Payment Account, or such other account as may be identified by Agent to Revolving Lenders from time to time. If any Lender fails to pay the amount of its Pro Rata Share of any funds advanced by Agent pursuant to the first sentence of this clause (i) within one (1) Business Day after Agent’s demand, Agent shall promptly notify Borrower Representative, and Borrowers shall immediately repay such amount to Agent. Any repayment required by Borrowers pursuant to this Section 11.13 shall be accompanied by accrued interest thereon from and including the date such amount is made available to a Borrower to but excluding the date of payment at the rate of interest then applicable to Revolving Loans. Nothing in this Section 11.13 or elsewhere in this Agreement or the other Financing Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that Agent or any Borrower may have against any Lender as a result of any default by such Lender hereunder.

(ii) On a Business Day of each week as selected from time to time by Agent, or more frequently (including daily), if Agent so elects (each such day being a “Settlement Date”), Agent will advise each Revolving Lender by telephone, facsimile or e-mail of the amount of each such Revolving Lender’s percentage interest of the Revolving Loan balance as of the close of business of the Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Revolving Lender’s actual percentage interest of the Revolving Loans to such Lender’s required percentage interest of the Revolving Loan balance as of any Settlement Date, the Revolving Lender from which such payment is due shall pay Agent, without setoff or discount, to the Payment Account before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date the full amount necessary to make such adjustment. Any obligation arising pursuant to the immediately preceding sentence shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. In the event settlement shall not have occurred by the date and time specified in the second preceding sentence, interest shall accrue on the unsettled amount at the rate of interest then applicable to Revolving Loans.

(iii) On each Settlement Date, Agent shall advise each Revolving Lender by telephone, facsimile or e-mail of the amount of such Revolving Lender’s percentage interest of principal, interest and fees paid for the benefit of Revolving Lenders with respect to each applicable Revolving Loan, to the extent of such Revolving Lender’s Revolving Loan Exposure with respect thereto, and shall make payment to such Revolving Lender before 1:00 p.m. (Eastern time) on the Business Day following the Settlement Date of such amounts in accordance with wire instructions delivered by such Revolving Lender to Agent, as the same may be modified from time to time by written notice to Agent; provided, however, that, in the case such Revolving Lender is a Defaulted Lender, Agent shall be entitled to set off the funding short-fall against that Defaulted Lender’s respective share of all payments received from any Borrower.

(iv) On the Closing Date, Agent, on behalf of Lenders, may elect to advance to Borrowers the full amount of the initial Loans to be made on the Closing Date prior to receiving funds from Lenders, in reliance upon each Lender’s commitment to make its Pro Rata Share of such Loans to Borrowers in a timely manner on such date. If Agent elects to advance the initial Loans to Borrower in such manner, Agent shall be entitled to receive all interest that accrues on the Closing Date on each Lender’s Pro Rata Share of such Loans unless Agent receives such Lender’s Pro Rata Share of such Loans before 3:00 p.m. (Eastern time) on the Closing Date.

(v) It is understood that for purposes of advances to Borrowers made pursuant to this Section 11.13, Agent will be using the funds of Agent, and pending settlement, (A) all funds transferred from the Payment Account to the outstanding Revolving Loans shall be applied first to advances made by Agent to Borrowers pursuant to this Section 11.13, and (B) all interest accruing on such advances shall be payable to Agent.

(vi) The provisions of this Section 11.13(a) shall be deemed to be binding upon Agent and Lenders notwithstanding the occurrence of any Default or Event of Default, or any insolvency or bankruptcy proceeding pertaining to any Borrower or any other Credit Party.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind, together with interest accruing on a daily basis at the Federal Funds Rate.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Financing Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(c) Defaulted Lenders. The failure of any Defaulted Lender to make any payment required by it hereunder shall not relieve any other Lender of its obligations to make payment, but neither any other Lender nor Agent shall be responsible for the failure of any Defaulted Lender to make any payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Defaulted Lender shall not have any voting or consent rights under or with respect to any Financing Document or constitute a “Lender” (or be included in the calculation of “Required Lenders” hereunder) for any voting or consent rights under or with respect to any Financing Document.

(d) Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan (other than pursuant to the terms of Section 2.8(d)) in excess of its Pro Rata Share of payments entitled pursuant to the other provisions of this Section 11.13, such Lender shall purchase from the other Lenders such participations in extensions of credit made by such other Lenders (without recourse, representation or warranty) as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter required to be returned or otherwise recovered from such purchasing Lender, such portion of such purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such return or recovery, without interest. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this clause (e) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 10.6) with respect to such participation as fully as if such Lender were the direct creditor of Borrowers in the amount of such participation). If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this clause (e) applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this clause (e) to share in the benefits of any recovery on such secured claim.

Section 11.14 Right to Perform, Preserve and Protect. If any Credit Party fails to perform any obligation hereunder or under any other Financing Document, Agent itself may, but shall not be obligated to, cause such obligation to be performed at Borrowers’ expense. Agent is further authorized by Borrowers and the Lenders to make expenditures from time to time which Agent, in its reasonable business judgment, deems necessary or desirable to (a) preserve or protect the business conducted by Borrowers, the Collateral, or any portion thereof, and/or (b) enhance the likelihood of, or maximize the amount of, repayment of the Loan and other Obligations. Each Borrower hereby agrees to reimburse Agent on demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14. Each Lender hereby agrees to indemnify Agent upon demand for any and all costs, liabilities and obligations incurred by Agent pursuant to this Section 11.14, in accordance with the provisions of Section 11.6.

Section 11.15 Additional Titled Agents. Except for rights and powers, if any, expressly reserved under this Agreement to any bookrunner, arranger or to any titled agent named on the cover page of this Agreement, other than Agent (collectively, the “Additional Titled Agents”), and except for obligations, liabilities, duties and responsibilities, if any, expressly assumed under this Agreement by any Additional Titled Agent, no Additional Titled Agent, in such capacity, has any rights, powers, liabilities, duties or responsibilities hereunder or under any of the other Financing Documents. Without limiting the foregoing, no Additional Titled Agent shall have nor be deemed to have a fiduciary relationship with any Lender. At any time that any Lender serving as an Additional Titled Agent shall have transferred to any other Person (other than any Affiliates) all of its interests in the Loan, such Lender shall be deemed to have concurrently resigned as such Additional Titled Agent.

Section 11.16 Amendments and Waivers.

(a) No provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by Borrowers, the Required Lenders and any other Lender to the extent required under Section 11.16(b); provided, however, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(b) In addition to the required signatures under Section 11.16(a), no provision of this Agreement or any other Financing Document may be amended, waived or otherwise modified unless such amendment, waiver or other modification is in writing and is signed or otherwise approved by the following Persons:

(i) if any amendment, waiver or other modification would increase a Lender’s funding obligations in respect of any Loan, by such Lender; and/or

(ii) if the rights or duties of Agent are affected thereby, by Agent;

provided, however, that, in each of (i) and (ii) above, no such amendment, waiver or other modification shall, unless signed or otherwise approved in writing by all the Lenders directly affected thereby, (A) reduce the principal of, rate of interest on or any fees with respect to any Loan or forgive any principal, interest (other than default interest) or fees (other than late charges) with respect to any Loan; (B) postpone the date fixed for, or waive, any payment of principal of any Loan, or of interest on any Loan (other than default interest) or any fees provided for hereunder (other than late charges) or postpone the date of termination of any commitment of any Lender hereunder; (C) change the definition of the term Required Lenders or the percentage of Lenders which shall be required for Lenders to take any action hereunder; (D) release all or substantially all of the Collateral, authorize any Borrower to sell or otherwise dispose of all or substantially all of the Collateral, release any Guarantor of all or any portion of the Obligations or its Guarantee obligations with respect thereto, or consent to a transfer of any of the Intellectual Property, except, in each case with respect to this clause (D), as otherwise may be provided in this Agreement or the other Financing Documents (including in connection with any disposition permitted hereunder); (E) amend, waive or otherwise modify this Section 11.16(b) or the definitions of the terms used in this Section 11.16(b) insofar as the definitions affect the substance of this Section 11.16(b); (F) consent to the assignment, delegation or other transfer by any Credit Party of any of its rights and obligations under any Financing Document or release any Borrower of its payment obligations under any Financing Document, except, in each case with respect to this clause (F), pursuant to a merger or consolidation permitted pursuant to this Agreement; or (G) amend any of the provisions of Section 10.7 or amend any of the definitions Pro Rata Share, Revolving Loan Commitment, Revolving Loan Commitment Amount, or Revolving Loan Commitment Percentage or that provide for the Lenders to receive their Pro Rata Shares of any fees, payments, setoffs or proceeds of Collateral hereunder. It is hereby understood and agreed that all Lenders shall be deemed directly affected by an amendment, waiver or other modification of the type described in the preceding clauses (C), (D), (E), (F) and (G) of the preceding sentence.

Section 11.17 Assignments and Participations.

(a) Assignments.

(i) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of such Lender’s Loan together with all related obligations of such Lender hereunder. Except as Agent may otherwise agree, the amount of any such assignment (determined as of the date of the applicable Assignment Agreement or, if a “Trade Date” is specified in such Assignment Agreement, as of such Trade Date) shall be in a minimum aggregate amount equal to $1,000,000 or, if less, the assignor’s entire interests in the outstanding Loan; provided, however, that, in connection with simultaneous assignments to two or more related Approved Funds, such Approved Funds shall be treated as one assignee for purposes of determining compliance with the minimum assignment size referred to above. Borrowers and Agent shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned to an Eligible Assignee until Agent shall have received and accepted an effective Assignment Agreement executed, delivered and fully completed by the applicable parties thereto and a processing fee of $3,500 to be paid by the assigning Lender; provided, however, that only one processing fee shall be payable in connection with simultaneous assignments to two or more related Approved Funds.

(ii) From and after the date on which the conditions described above have been met, (A) such Eligible Assignee shall be deemed automatically to have become a party hereto and, to the extent of the interests assigned to such Eligible Assignee pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder, and (B) the assigning Lender, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, shall be released from its rights and obligations hereunder (other than those that survive termination pursuant to Section 12.1). Upon the request of the Eligible Assignee (and, as applicable, the assigning Lender) pursuant to an effective Assignment Agreement, each Borrower shall execute and deliver to Agent for delivery to the Eligible Assignee (and, as applicable, the assigning Lender) Notes in the aggregate principal amount of the Eligible Assignee’s Loan (and, as applicable, Notes in the principal amount of that portion of the principal amount of the Loan retained by the assigning Lender). Upon receipt by the assigning Lender of such Note, the assigning Lender shall return to Borrower Representative any prior Note held by it.

(iii) Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the office of its servicer located in Bethesda, Maryland a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount of the Loan owing to, such Lender pursuant to the terms hereof (the “Register”). The entries in such Register shall be conclusive, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Register shall be available for inspection by Borrower and any Lender, at any reasonable time upon reasonable prior notice to Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Borrower and Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Financing Document) to any Person (including Borrower) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(iv) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(v) Notwithstanding the foregoing provisions of this Section 11.17(a) or any other provision of this Agreement, Agent has the right, but not the obligation, to effectuate assignments of Loan via an electronic settlement system acceptable to Agent as designated in writing from time to time to the Lenders by Agent (the “Settlement Service”). At any time when Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 11.17(a). Each assigning Lender and proposed Eligible Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loan pursuant to the Settlement Service. With the prior written approval of Agent, Agent’s approval of such Eligible Assignee shall be deemed to have been automatically granted with respect to any transfer effected through the Settlement Service. Assignments and assumptions of the Loan shall be effected by the provisions otherwise set forth herein until Agent notifies Lenders of the Settlement Service as set forth herein.

(b) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or Agent, sell to one or more Persons (other than any Borrower or any Borrower’s Affiliates) participating interests in its Loan, commitments or other interests hereunder (any such Person, a “Participant”). In the event of a sale by a Lender of a participating interest to a Participant, (i) such Lender’s obligations hereunder shall remain unchanged for all purposes, (ii) Borrowers and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder, and (iii) all amounts payable by each Borrower shall be determined as if such Lender had not sold such participation and shall be paid directly to such Lender. Each Borrower agrees that if amounts outstanding under this Agreement are due and payable (as a result of acceleration or otherwise), each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that such right of set-off shall be subject to the obligation of each Participant to share with Lenders, and Lenders agree to share with each Participant, as provided in Section 11.5.

(c) Replacement of Lenders. Within thirty (30) days after: (i) receipt by Agent of notice and demand from any Lender for payment of additional costs as provided in Section 2.8(d), which demand shall not have been revoked, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.8(a) through (h), (iii) any Lender is a Defaulted Lender, and the circumstances causing such status shall not have been cured or waived; or (iv) any failure by any Lender to consent to a requested amendment, waiver or modification to any Financing Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender, or each Lender affected thereby, is required with respect thereto (each relevant Lender in the foregoing clauses (i) through (iv) being an “Affected Lender”) each of Borrower Representative and Agent may, at its option, notify such Affected Lender and, in the case of Borrowers’ election, Agent, of such Person’s intention to obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for such Lender, which Replacement Lender shall be an Eligible Assignee and, in the event the Replacement Lender is to replace an Affected Lender described in the preceding clause (iv), such Replacement Lender consents to the requested amendment, waiver or modification making the replaced Lender an Affected Lender. In the event Borrowers or Agent, as applicable, obtains a Replacement Lender within ninety (90) days following notice of its intention to do so, the Affected Lender shall sell, at par, and assign all of its Loan and funding commitments hereunder to such Replacement Lender in accordance with the procedures set forth in Section 11.17(a); provided, however, that (A) Borrowers shall have reimbursed such Lender for its increased costs and additional payments for which it is entitled to reimbursement under Section 2.8(a) through (h), as applicable, of this Agreement through the date of such sale and assignment, and (B) Borrowers shall pay to Agent the $3,500 processing fee in respect of such assignment. In the event that a replaced Lender does not execute an Assignment Agreement pursuant to Section 11.17(a) within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 11.17(c) and presentation to such replaced Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 11.17(c), such replaced Lender shall be deemed to have consented to the terms of such Assignment Agreement, and any such Assignment Agreement executed by Agent, the Replacement Lender and, to the extent required pursuant to Section 11.17(a), Borrowers, shall be effective for purposes of this Section 11.17(c) and Section 11.17(a). Upon any such assignment and payment, such replaced Lender shall no longer constitute a “Lender” for purposes hereof, other than with respect to such rights and obligations that survive termination as set forth in Section 12.1.

(d) Credit Party Assignments. No Credit Party may assign, delegate or otherwise transfer any of its rights or other obligations hereunder or under any other Financing Document without the prior written consent of Agent and each Lender.

Section 11.18 Funding and Settlement Provisions Applicable When Non-Funding Lenders Exist. So long as Agent has not waived the conditions to the funding of Loans set forth in Section 7.2 or Section 2.1, any Lender may deliver a notice to Agent stating that such Lender shall cease making Revolving Loans due to the non-satisfaction of one or more conditions to funding Loans set forth in Section 7.2 or Section 2.1, and specifying any such non-satisfied conditions. Any Lender delivering any such notice shall become a non-funding Lender (a “Non-Funding Lender”) for purposes of this Agreement commencing on the Business Day following receipt by Agent of such notice, and shall cease to be a Non-Funding Lender on the date on which such Lender has either revoked the effectiveness of such notice or acknowledged in writing to each of Agent the satisfaction of the condition(s) specified in such notice, or Required Lenders waive the conditions to the funding of such Loans giving rise to such notice by Non-Funding Lender. Each Non-Funding Lender shall remain a Lender for purposes of this Agreement to the extent that such Non-Funding Lender has Revolving Loan Outstanding in excess of Zero Dollars ($0); provided, however, that during any period of time that any Non-Funding Lender exists, and notwithstanding any provision to the contrary set forth herein, the following provisions shall apply:

(a) For purposes of determining the Pro Rata Share of each Lender under clause (b) of the definition of such term, each Non-Funding Lender shall be deemed to have a Revolving Loan Commitment Amount as in effect immediately before such Lender became a Non-Funding Lender.

(b) Except as provided in clause (a) above, the Revolving Loan Commitment Amount of each Non-Funding Lender shall be deemed to be Zero Dollars ($0).

(c) The Revolving Loan Commitment at any date of determination during such period shall be deemed to be equal to the sum of (i) the aggregate Revolving Loan Commitment Amounts of all

Lenders, other than the Non-Funding Lenders as of such date plus (ii) the aggregate Revolving Loan Outstandings of all Non-Funding Lenders as of such date.

(d) Agent shall have no right to make or disburse Revolving Loans for the account of any Non-Funding Lender pursuant to Section 2.1(b)(i) to pay interest, fees, expenses and other charges of any Credit Party.

(e) To the extent that Agent applies proceeds of Collateral or other payments received by Agent to repayment of Revolving Loans pursuant to Section 10.7, such payments and proceeds shall be applied first in respect of Revolving Loans made at the time any Non-Funding Lenders exist, and second in respect of all other outstanding Revolving Loans.

Article 12 - MISCELLANEOUS

Section 12.1 Survival. All agreements, representations and warranties made herein and in every other Financing Document shall survive the execution and delivery of this Agreement and the other Financing Documents. The provisions of Section 2.10 and Articles 11 and 12 shall survive the payment of the Obligations (both with respect to any Lender and all Lenders collectively) and any termination of this Agreement and any judgment with respect to any Obligations, including any final foreclosure judgment with respect to any Security Document, and no unpaid or unperformed, current or future, Obligations will merge into any such judgment.

Section 12.2 No Waivers. No failure or delay by Agent or any Lender in exercising any right, power or privilege under any Financing Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein and therein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Any reference in any Financing Document to the “continuing” nature of any Event of Default shall not be construed as establishing or otherwise indicating that any Borrower or any other Credit Party has the independent right to cure any such Event of Default, but is rather presented merely for convenience should such Event of Default be waived in accordance with the terms of the applicable Financing Documents.

Section 12.3 Notices.

(a) All notices, requests and other communications to any party hereunder shall be in writing (including prepaid overnight courier, email or similar writing) and shall be given to such party at its address or e-mail address set forth below or on the signature pages hereof (or, in the case of any such Lender who becomes a Lender after the date hereof, in an Assignment Agreement or in a notice delivered to Borrower Representative and Agent by the assignee Lender forthwith upon such assignment) or at such other address or e-mail address as such party may hereafter specify for the purpose by notice to Agent and Borrower Representative; provided, however, that notices, requests or other communications shall be permitted by electronic means only in accordance with the provisions of Section 12.3(b) and (c). Each such notice, request or other communication shall be effective (i) if given by electronic means, in accordance with the provisions of Section 12.3(b) and (c), or (ii) if given by mail, prepaid overnight courier or any other means, when received or when receipt is refused at the applicable address specified by this Section 12.3(a).

If to any Credit Party:

Treace Medical Concepts, Inc., as Borrower Representative

203 Fort Wade Road, Suite 150

Ponte Vedra, FL 32081

Attention: Chief Financial Officer and Chief Legal Officer

Email: ###

If to Agent or to MCF (or any of its Affiliates or Approved Funds) as a Lender:

MidCap Funding IV Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: ###

Email: ###

With a copy to:

MidCap Funding IV Trust

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Ave, Suite 300

Bethesda, MD 20814

Attn: Legal

Email: ###

(b) Notices and other communications to the parties hereto may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved from time to time by Agent, provided, however, that the foregoing shall not apply to notices sent directly to any Lender if such Lender has notified Agent that it is incapable of receiving notices by electronic communication. Agent or Borrower Representative may, in their discretion, agree to accept notices and other communications to them hereunder by electronic communications pursuant to procedures approved by it, provided, however, that approval of such procedures may be limited to particular notices or communications.

(c) Unless Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided, however, that if any such notice or other communication is not sent or posted during normal business hours, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day.

Section 12.4 Severability. In case any provision of or obligation under this Agreement or any other Financing Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 12.5 Headings. Headings and captions used in the Financing Documents (including the Exhibits, Schedules and Annexes hereto and thereto) are included for convenience of reference only and shall not be given any substantive effect.

Section 12.6 Confidentiality. Agent and each Lender shall hold all non-public information regarding the Credit Parties and their respective businesses identified as such by Credit Parties and obtained by Agent or any Lender pursuant to the requirements hereof in accordance with such Person’s customary procedures for handling information of such nature, except that disclosure of such information may be made (i) to their respective agents, employees, Subsidiaries, Affiliates, attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services, (ii) to prospective transferees or purchasers of any interest in the Loans, Agent or a Lender, provided, however, that any such Persons are bound by obligations of confidentiality, (iii) as required by applicable Law, subpoena, judicial order or similar order and in connection with any litigation, (iv) as may be required in connection with the examination, audit or similar investigation of such Person, (v) as Agent or any Lender considers appropriate in exercising remedies under the Financing Documents or at any time an Event of Default exists hereunder, and (vi) to a Person that is a trustee, investment advisor or investment manager, collateral manager, servicer, noteholder or secured party in a Securitization (as hereinafter defined) in connection with the administration, servicing and reporting on the assets serving as collateral for such Securitization. For the purposes of this Section, “Securitization” means (A) the pledge of the Loans as collateral security for loans to a Lender, or (B) a public or private offering by a Lender or any of its Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Confidential information shall include only such information identified as such at the time provided to Agent and shall not include information that either: (y) is in the public domain, or becomes part of the public domain after disclosure to such Person through no fault of such Person, or (z) is disclosed to such Person by a Person other than a Credit Party, provided, however, Agent does not have actual knowledge that such Person is prohibited from disclosing such information. The obligations of Agent and Lenders under this Section 12.6 shall supersede and replace the obligations of Agent and Lenders under any confidentiality agreement in respect of this financing executed and delivered by Agent or any Lender prior to the date hereof.

Section 12.7 Waiver of Consequential and Other Damages. To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee (as defined below), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of this Agreement, any other Financing Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Financing Documents or the transactions contemplated hereby or thereby.

Section 12.8 GOVERNING LAW; SUBMISSION TO JURISDICTION.

(a) THIS AGREEMENT, EACH NOTE AND EACH OTHER FINANCING DOCUMENT, AND ALL DISPUTES AND OTHER MATTERS RELATING HERETO OR THERETO OR ARISING THEREFROM (WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE), SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

(b) EACH PARTY HERETO HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED in the State of New York in the City of New York, Borough of Manhattan, AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER FINANCING DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID

COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON SUCH PARTY BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

Section 12.9 WAIVER OF JURY TRIAL.

(a) EACH BORROWER, AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE FINANCING DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH BORROWER, AGENT AND EACH LENDER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER FINANCING DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH BORROWER, AGENT AND EACH LENDER WARRANTS AND REPRESENTS THAT IT HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

Section 12.10 Publication; Advertisement.

(a) Publication. No Credit Party will directly or indirectly publish, disclose or otherwise use in any public disclosure, advertising material, promotional material, press release or interview, any reference to the name, logo or any trademark of MCF or any of its Affiliates or any reference to this Agreement or the financing evidenced hereby, in any case except (i) as required by Law, subpoena or judicial or similar order, in which case the applicable Credit Party shall give Agent prior written notice of such publication or other disclosure, or (ii) with MCF’s prior written consent.

(b) Advertisement. Each Lender and each Credit Party hereby authorizes MCF to publish the name of such Lender and Credit Party, the existence of the financing arrangements referenced under this Agreement, the primary purpose and/or structure of those arrangements, the amount of credit extended under each facility, the title and role of each party to this Agreement, and the total amount of the financing evidenced hereby in any “tombstone”, comparable advertisement or press release which MCF elects to submit for publication. In addition, each Lender and each Credit Party agrees that MCF may provide lending industry trade organizations with information necessary and customary for inclusion in league table measurements after the Closing Date. With respect to any of the foregoing, MCF shall provide Borrowers with an opportunity to review and confer with MCF regarding the contents of any such tombstone, advertisement or information, as applicable, prior to its submission for publication and, following such review period, MCF may, from time to time, publish such information in any media form desired by MCF, until such time that Borrowers shall have requested MCF cease any such further publication.

Section 12.11 Counterparts; Integration. This Agreement and the other Financing Documents may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures by facsimile or by electronic mail delivery of an electronic version of any executed signature page shall bind the parties hereto. In furtherance of the foregoing, the words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. As used herein, “Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or other record. This Agreement and the other Financing Documents constitute the entire agreement and understanding among the parties hereto and supersede any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 12.12 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.13 Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Agent or Lenders with respect to any matter that is the subject of this Agreement, the other Financing Documents may be granted or withheld by Agent and Lenders in their sole and absolute discretion and credit judgment.

Section 12.14 Expenses; Indemnity

(a) Except with respect to Indemnified Taxes, Other Taxes and Excluded Taxes, which shall be governed exclusively by Section 2.8, Borrowers hereby agree to promptly pay (i) all reasonable costs and expenses of Agent (including, without limitation, the fees, costs and expenses of counsel to, and independent appraisers and consultants retained by Agent subject to the limitations set forth herein) in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated by the Financing Documents, in connection with the performance by Agent of its rights and remedies under the Financing Documents and in connection with the continued administration of the Financing Documents including (A) any amendments, modifications, consents and waivers to and/or under any and all Financing Documents, and (B) any periodic public record searches conducted by or at the request of Agent (including, without limitation, title investigations, UCC searches, fixture filing searches, judgment, pending litigation and tax lien searches and searches of applicable corporate, limited liability, partnership and related records concerning the continued existence, organization and good standing of certain Persons); (ii) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with the creation, perfection and maintenance of Liens pursuant to the Financing Documents; (iii) without limitation of the preceding clause (i), all costs and expenses of Agent in connection with (A) protecting, storing, insuring, handling, maintaining or selling any Collateral, (B) any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and (C) any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all of the Financing Documents; (iv) without limitation of the preceding clause (i), all reasonable costs and expenses of Agent in connection with Agent’s reservation of funds in anticipation of the funding of the initial Loans to be made hereunder; and (v) all costs and expenses incurred by Lenders in connection with any litigation, dispute, suit or proceeding relating to any Financing Document, other than disputes solely among Lenders and/or Agent (other than any claims against such person in its capacity or in fulfilling its role as Agent, arranger or any similar role hereunder) to the extent such disputes do not arise from any act or omission of any Credit Party or of any Affiliate of a Credit Party, and in connection with any workout, collection, bankruptcy, insolvency and other enforcement proceedings under any and all Financing Documents, whether or not Agent or Lenders are a party thereto.

(b) Each Borrower hereby agrees to indemnify, pay and hold harmless Agent and Lenders and the officers, directors, employees, trustees, agents, investment advisors and investment managers, collateral managers, servicers, and counsel of Agent and Lenders (collectively called the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the documented out-of-pocket fees and disbursements of counsel for such Indemnitee) in connection with any investigative, response, remedial, administrative or judicial matter or proceeding, whether or not such Indemnitee shall be designated a party thereto and including any such proceeding initiated by or on behalf of a Credit Party, and the reasonable expenses of investigation by engineers, environmental consultants and similar technical personnel and any commission, fee or compensation claimed by any broker (other than any broker retained by Agent or Lenders) asserting any right to payment for the transactions contemplated hereby, which may be imposed on, incurred by or asserted against such Indemnitee as a result of or in connection with the transactions contemplated hereby or by the other Financing Documents (including (i)(A) as a direct or indirect result of the presence on or under, or escape, seepage, leakage, spillage, discharge, emission or release from, any property now or previously owned, leased or operated by Borrower, any Subsidiary or any other Person of any Hazardous Materials, (B) arising out of or relating to the offsite disposal of any materials generated or present on any such property, or (C) arising out of or resulting from the environmental condition of any such property or the applicability of any governmental requirements relating to Hazardous Materials, whether or not occasioned wholly or in part by any condition, accident or event caused by any act or omission of Borrower or any Subsidiary, and (ii) proposed and actual extensions of credit under this Agreement) and the use or intended use of the proceeds of the Loans, except that Borrower shall have no obligation hereunder to an Indemnitee with respect to any liability resulting from the gross negligence or willful misconduct of such Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent that the undertaking set forth in the immediately preceding sentence may be unenforceable, Borrower shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all such indemnified liabilities incurred by the Indemnitees or any of them. This Section 12.14(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim

(c) Notwithstanding any contrary provision in this Agreement, the obligations of Borrowers under this Section 12.14 shall survive the payment in full of the Obligations and the termination of this Agreement. NO INDEMNITEE SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWERS OR TO ANY OTHER PARTY TO ANY FINANCING DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition or other proceeding be filed by or against any Credit Party for liquidation or reorganization, should any Credit Party become insolvent or make an assignment for the benefit of any creditor or creditors or should an interim receiver, receiver, receiver and manager or trustee be appointed for all or any significant part of any Credit Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a fraudulent preference reviewable transaction or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.16 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Borrowers and Agent and each Lender and their respective successors and permitted assigns.

Section 12.17 USA PATRIOT Act Notification. Agent (for itself and not on behalf of any Lender) and each Lender hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record certain information and documentation that identifies Borrowers, which information includes the name and address of Borrower and such other information that will allow Agent or such Lender, as applicable, to identify Borrowers in accordance with the USA PATRIOT Act.

Section 12.18 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Financing Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Financing Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 12.19 Erroneous Payments.

(a) Each Lender and any other party hereto hereby severally agrees that if (i) the Agent notifies (which such notice shall be conclusive absent manifest error) such Lender (or the Lender which is an Affiliate of a Lender) or any other Person that has received funds from the Agent or any of its Affiliates, either for its own account or on behalf of a Lender (each such recipient, a “Payment Recipient”) that the Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates)

with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 12.19(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Agent, and upon demand from the Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Agent at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Agent for any reason, after demand therefor by the Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Agent and upon the Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Revolving Loan Commitment Amount) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to the Agent or, at the option of the Agent, the Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Agent may specify) (such assignment of the Loans (but not its Revolving Loan Commitment Amount) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, the Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Loans assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 11.17 and (3) the Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Agent (1) shall be subrogated to all the rights of such Payment Recipient and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Financing Document, or otherwise payable or distributable by the Agent to such Payment Recipient from any source, against any amount due to the Agent under this Section 12.19 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Credit Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Agent from the Borrower or any other Credit Party for the purpose of making for a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 12.19 shall survive the resignation or replacement of the Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Revolving Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Financing Document.

(g) The provisions of this Section 12.19 to the contrary notwithstanding, (i) nothing in this Section 12.19 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment and (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment from the Payment Recipient in immediately available funds the Erroneous Payment Return Deficiency, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or set off as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Loans assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of the Agent Assignee and shall not constitute a recovery of the Erroneous Payment).

Section 12.20 Cross Default and Cross Collateralization.

(a) Cross-Default. As stated under Section 10.1 hereof, an Event of Default under any of the Affiliated Financing Documents shall be an Event of Default under this Agreement. In addition, a Default or Event of Default under any of the Financing Documents shall be a Default under the Affiliated Financing Documents.

(b) Cross Collateralization. Borrowers acknowledge and agree that the Collateral securing this Loan, also secures the Affiliated Obligations.

(c) Consent. Each Borrower authorizes Agent, without giving notice to any Borrower or obtaining the consent of any Borrower and without affecting the liability of any Borrower for the Affiliated Obligations directly incurred by the Borrowers, from time to time to:

(i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Affiliated Obligations; grant other indulgences to any Borrowers in respect thereof; or modify in any manner any documents relating to the Affiliated Obligations;

(ii) declare all Affiliated Obligations due and payable upon the occurrence and during the continuance of an Event of Default;

(iii) take and hold security for the performance of the Affiliated Obligations of any Borrowers and exchange, enforce, waive and release any such security;

(iv) apply and reapply such security and direct the order or manner of sale thereof as Agent, in its sole discretion, may determine;

(v) release, surrender or exchange any deposits or other property securing the Affiliated Obligations or on which Agent at any time may have a Lien; release, substitute or add any one or more endorsers or guarantors of the Affiliated Obligations of any Borrowers; or compromise, settle, renew, extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any such endorser or guarantor or other Person who is now or may hereafter be liable on any Affiliated Obligations or release, surrender or exchange any deposits or other property of any such Person;

(vi) apply payments received by Lender from Borrower to any Obligations or Affiliated Obligations, as permitted in accordance with the terms of this Agreement and in such order as Lender shall determine, in its sole discretion; and

(vii) assign the Affiliated Financing Documents in whole or in part in accordance with the terms thereof.

Section 12.21 Benchmark Replacement Setting; Conforming Changes.

(a) The following terms used in this Section 12.21 shall have the following meanings:

“Available Tenor” means, as of any date of determination with respect to the then-current Benchmark, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” or similar term pursuant to Section 12.21.

“Benchmark” means, initially, Term SOFR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 12.21.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Financing Documents; provided further that, if such Benchmark Replacement as so determined would be greater than the Cap, such Benchmark Replacement will be deemed to be the Cap for purpose of this Agreement and the other Financing Document.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent giving due consideration to any selection or recommendation by the Relevant Governmental Body, or any evolving or then-prevailing market convention at such time, for determining a spread adjustment, or method for calculating or determining such spread adjustment, for such type of replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark: (a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or (b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date. For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark: (a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); (b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal

Reserve Board, the Federal Reserve Bank of New York, an insolvency official or resolution authority with jurisdiction over the administrator for such Benchmark (or such component), or a court or an entity with similar insolvency or resolution authority, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or (c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative. For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 12.21 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Financing Document in accordance with Section 12.21.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

(b) Upon the occurrence of a Benchmark Transition Event, Agent and Borrowers may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after Agent has posted such proposed amendment to all Lenders and Borrower so long as Agent has not received, by such time, written notice of objection thereto from Lenders comprising the Required Lenders. No such replacement will occur prior to the applicable Benchmark Transition Start Date. In connection with the implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Financing Document. Agent will promptly notify Borrower Representative and the Lenders of the implementation of any Benchmark Replacement and the effectiveness of any Conforming Changes.

(c) Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Financing Document, except, in each case, as expressly required pursuant to this Section. Notwithstanding anything to the contrary herein or in any other

Financing Document, at any time, (a) if the then-current Benchmark is a term rate (including Term SOFR) and either (i) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (ii) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor, and (b) if a tenor that was removed pursuant to clause (a) above either (i) is subsequently displayed on a screen or information service for a Benchmark or (ii) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor. Agent will promptly notify Borrower Representative of the removal or reinstatement of any tenor of a Benchmark pursuant to this Section.

(d) Upon Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any outstanding affected Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period.

[SIGNATURES APPEAR ON FOLLOWING PAGE(S)]

IN WITNESS WHEREOF, intending to be legally bound, each of the parties have caused this Agreement to be executed on the day and year first above mentioned.

BORROWERS:	TREACE MEDICAL CONCEPTS, INC. By: /s/ Mark L. Hair Name: Mark L. Hair Title: Chief Financial Officer
Address: Treace Medical Concepts, Inc. 203 Fort Wade Road, Suite 150 Ponte Vedra, FL 32081 Attention: Chief Financial Officer Email: ###

AGENT:

MIDCAP FUNDING IV TRUST

By: Apollo Capital Management, L.P.,

its investment manager

By: Apollo Capital Management GP, LLC,

its general partner

By: __/s/ Maurice Amsellem_____

 Name: Maurice Amsellem

 Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: Account Manager for Treace Medical transaction
Facsimile: ###

E-mail: ###

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: General Counsel
Facsimile: ###

E-mail: ###

Payment Account Designation: [***]

LENDER:

MIDCAP FINANCIAL TRUST

By: Apollo Capital Management, L.P.,

its investment manager

By: Apollo Capital Management GP, LLC,

its general partner

By: __/s/ Maurice Amsellem_________

 Name: Maurice Amsellem

 Title: Authorized Signatory

Address:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: ###

E-mail: ###

with a copy to:

c/o MidCap Financial Services, LLC, as servicer

7255 Woodmont Avenue, Suite 300
Bethesda, Maryland 20814
Attn: ###

E-mail: ###

LENDER:	APOLLO INVESTMENT CORPORATION By: Apollo Investment Management, L.P., as Advisor By: ACC Management, LLC, as its General Partner By: /s /Joseph D. Glatt Name: Joseph D. Glat Title: Vice President

LENDER:	APOLLO DEBT SOLUTIONS BDC By: /s /Joseph D. Glatt Name: Joseph D. Glatt Title: Chief Legal Officer and Secretary

ANNEXES, EXHIBITS AND SCHEDULES

ANNEXES

Annex A Commitment Annex

EXHIBITS

Exhibit A [Reserved]

Exhibit B Form of Compliance Certificate

Exhibit C Borrowing Base Certificate

Exhibit D Form of Notice of Borrowing

Exhibit E-1 Form of U.S. Tax Compliance Certificate

Exhibit E-2 Form of U.S. Tax Compliance Certificate

Exhibit E-3 Form of U.S. Tax Compliance Certificate

Exhibit E-4 Form of U.S. Tax Compliance Certificate

Exhibit F Closing Checklist

Exhibit G Form of Assignment Agreement

SCHEDULES

Schedule 2.1 [Reserved]

Schedule 3.1 Existence, Organizational ID Numbers, Foreign Qualification, Prior Names

Schedule 3.4 Capitalization

Schedule 3.6 Litigation

Schedule 3.17 Material Contracts

Schedule 3.18 Environmental Compliance

Schedule 3.19 Intellectual Property

Schedule 4.9 Litigation, Governmental Proceedings and Other Notice Events

Schedule 4.17 Products

Schedule 5.1 Debt; Contingent Obligations

Schedule 5.2 Liens

Schedule 5.7 Permitted Investments

Schedule 5.8 Affiliate Transactions

Schedule 5.14 Deposit Accounts and Securities Accounts

Schedule 6.1 Minimum Net Product Sales

Schedule 7.4 Post-Closing Obligations

Schedule 9.1 Collateral

Schedule 9.2(b) Location of Collateral

Schedule 9.2(d) Chattel Paper, Letter of Credit Rights, Commercial Tort Claims, Instruments, Documents, Investment Property

Annex A to Credit Agreement (Commitment Annex)

Lender	Revolving Loan Commitment Amount	Revolving Loan Commitment Percentage
MidCap Financial Trust	$25,500,000	85.00%
Apollo Investment Corporation	$3,000,000	10.00%
Apollo Debt Solutions BDC	$1,500,000	5.00%
TOTALS	$30,000,000.00	100%

Exhibit A to Credit Agreement (Reserved)

Exhibit B to Credit Agreement (Form of Compliance Certificate)

[***]

Exhibit C to Credit Agreement (Borrowing Base Certificate)

[***]

Exhibit D to Credit Agreement (Form of Notice of Borrowing)

[***]

Exhibit E-1 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

[***]

Exhibit E-2 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

[***]

Exhibit E-3 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

[***]

Exhibit E-4 to Credit Agreement (Form of U.S. Tax Compliance Certificate)

[***]

Exhibit F – Form of Closing Checklist

[***]

Exhibit G to Credit Agreement (Form of Assignment Agreement)

[***]

Schedule 2.1 through Schedule 9.2(d)

[***]